As filed with the Securities and Exchange Commission on December 4, 1998
                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            CAPITOL FEDERAL FINANCIAL
             (Exact name of registrant as specified in its charter)

           United States                                         6035                                   To Be Requested
(State or other jurisdiction of incorporation        (Primary Standard Industrial            (I.R.S. Employer Identification No.)
           or organization)                          Classification Code Number)

             700 Kansas Avenue, Topeka, Kansas 66603 (785) 235-1341 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               John C. Dicus, Chairman and Chief Executive Officer
                            Capitol Federal Financial
                                700 Kansas Avenue
                              Topeka, Kansas 66603
                                 (785) 235-1341
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all communications to:
                            James S. Fleischer, P.C.
                            Martin L. Meyrowitz, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (A limited liability partnership including professional corporations)
                           1100 New York Avenue, N.W.
                            Seventh Floor, East Tower
                              Washington, DC 20005
                                 (202) 414-6100

                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.


     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


CALCULATION OF REGISTRATION FEE
====================================================================================================================================
           Title of Each                     Amount
         Class of Securities                  to be              Purchase Price        Aggregate Offering
         to be Registered(1)              Registered(1)             Per Share                Price(2)            Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $.01 par value,      52,000,000 shares             $10.00               $520,000,000              $144,560
              per share
====================================================================================================================================

------------------------------
(1) Includes shares of Common Stock to be issued to the Capitol Federal Foundation.
(2)  Estimated solely for the purpose of calculating the registration fee.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


                            CAPITOL FEDERAL FINANCIAL
           (Proposed Holding Company for Capitol Federal Savings Bank)

       50,000,000 Shares of Common Stock Anticipated Maximum, As Adjusted

         Capitol Federal Savings and Loan Association is reorganizing into a federally chartered, three-tier mutual holding company structure. As part of the reorganization, Capitol Federal Savings and Loan Association is converting into a federally chartered stock savings bank, and will change its name to Capitol Federal Savings Bank. Capitol Federal Savings Bank will become a wholly owned subsidiary of Capitol Federal Financial, which will be formed as part of the reorganization. Capitol Federal Financial will become a majority-owned subsidiary of Capitol Federal Savings Bank MHC, a federally chartered mutual holding company, by issuing shares of its common stock to Capitol Federal Savings Bank MHC. In addition to the reorganization, Capitol Federal Financial is offering shares of its common stock for sale to the public. The reorganization and the offering of shares to the public are being made in accordance with a plan of reorganization and stock issuance. The plan of reorganization and stock issuance must be approved by the Office of Thrift
Supervision and by a majority of the votes eligible to be cast by members of Capitol Federal Savings and Loan Association.

                              Terms of the Offering

         The number of shares to be offered to the public was determined based on an independent appraisal of the estimated market value of the converted Capitol Federal Savings Bank. Using this estimate, Capitol Federal Financial will offer between 32,136,106 shares and 43,478,261 shares to members, directors and officers of Capitol Federal Savings and Loan Association, the employee stock ownership plan of Capitol Federal Financial and the public. In addition, Capitol Federal Financial intends to contribute cash with a value equal to 4.0% of the shares sold in this offering and to issue a number of shares equal to 4.0% of the shares sold in this offering to a charitable foundation. Capitol Federal Financial may increase the number of shares offered up to 50,000,000 shares, subject to regulatory approval. Based on these estimates, we are making the following offering of shares of common stock:


                                                                                                                  Adjusted
                                                           Minimum           Midpoint           Maximum           Maximum
                                                           -------           --------           -------           -------
Per Share Price......................................    $      10.00      $      10.00      $      10.00       $      10.00
Number of Shares.....................................      32,136,106        37,807,183        43,478,261         50,000,000
Underwriting Commission and other Expenses...........    $  5,445,652      $  6,097,826      $  6,750,000       $  7,500,000
Net Proceeds to Capitol Federal Financial............    $315,915,408      $371,974,004      $428,032,610       $492,500,000
Net Proceeds Per Share...............................

         Please refer to Risk Factors beginning on page 16 of this document.

         The shares of common stock being offered by this prospectus will represent a minority ownership interest in Capitol Federal Financial. The remaining issued and outstanding shares, representing a majority of the outstanding shares of common stock, will be owned by Capitol Federal Savings Bank MHC. These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         For information on how to subscribe for common stock, call the Stock Information Center at (___) __________.


                             CHARLES WEBB & COMPANY,
                   a Division of Keefe, Bruyette & Woods, Inc.
                              --------------------

               The date of this Prospectus is ____________, 1999.

             [MAP of Registrant's market area to be produced here.]

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements. References in this document to "Capitol Federal Savings", the "Bank", "we", "us", and "our" refer to Capitol Federal Savings and Loan Association either in its present form or as a stock savings bank following the reorganization and stock issuance, after which our name will change to Capitol Federal Savings Bank. In certain circumstances where appropriate, "we", "us", or "our" refer collectively to the Bank and Capitol Federal Financial and may also include Capitol Federal Savings Bank MHC. References in this document to the "Stock Holding Company" refer to Capitol Federal Financial. References to the "MHC" refer to Capitol Federal Savings Bank MHC. This document contains certain forward-looking statements consisting of estimates with respect to our financial condition, results of operations and business. You are cautioned that these statements are not guarantees of future performance and are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general economic and market conditions, and the development of an interest rate environment that adversely affects the interest rate spread or other income anticipated from our operations and investments. See "Risk Factors" beginning at page 16 for a discussion of other factors that might cause actual results to differ from such estimates.

The Stock Holding Company:

                            Capitol Federal Financial
                                700 Kansas Avenue
                              Topeka, Kansas 66603

         Capitol Federal Financial is not currently an operating company and has not engaged in any business to date. It will be formed as a federally chartered corporation to be the mid-tier holding company for the Bank. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See "Capitol Federal Financial" on pages 26 to 27.

The Bank:

                  Capitol Federal Savings and Loan Association
                                700 Kansas Avenue
                              Topeka, Kansas 66603

         Capitol Federal Savings and Loan Association was originally chartered in 1893. In 1938, we became a member of the Federal Home Loan Bank System and obtained a federal charter. We are a community-oriented federal mutual savings institution serving primarily the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City through 24 full service and five limited service banking offices. Generally, we provide financial services to individuals and families. We emphasize residential mortgage lending, primarily originating one- to four-family mortgage loans. Our deposits are insured up to the limits set by the Federal Deposit Insurance Corporation. At September 30,

1998, we had total assets of $5.31 billion, deposits of $3.89 billion, and total equity of $662.3 million. See pages 27 to 28.

         Financial and operational highlights of the Bank include the following:

         Our strategy is to operate as an independent, retail oriented financial institution dedicated to serving the needs of customers in our market areas. Our commitment is to provide the broadest possible access to home ownership through our residential lending programs. We also offer a variety of personal financial products and services through our branch office network and have recently emphasized the wholesale component of our operations.

         Financial highlights of our strategy include:

          o Single Family Portfolio Lending. The Bank is the largest originator of one- to four-family residential mortgage loans in the State of Kansas. Generally, we originate these loans for our own portfolio, rather than for sale, and we service the loans we originate. During fiscal year 1998, we originated $1.08 billion of one- to four-family loans. At September 30, 1998, we had $3.50 billion of these loans, representing 93.5% of our total loan portfolio.

          o Commitment to Cost Control. We are very effective at controlling our costs of operations. Lending and deposit support functions are centralized for efficient processing, using technology to increase productivity. Our average deposits per full service branch at September 30, 1998 were over $150 million. As a result of these efforts, our ratio of operating expenses to average total assets was .97% for the year ended September 30, 1998 and our efficiency ratio, a commonly used industry ratio measuring the cost of producing each dollar of revenue, was 35.8%. These ratios are both significantly better than peer group and national averages.

          o Strong Capital Position. Our policy has always been to protect the safety and soundness of the Bank through conservative risk management, balance sheet strength, consistent earnings and sound operations. At September 30, 1998, our ratio of equity to total assets was 12.5% and our return on average assets for the fiscal year was 1.05%.

          o Excellent Asset Quality. Through our commitment to single family lending, we have very little credit risk and minimal delinquencies. At September 30, 1998, our ratio of non-performing assets to total assets was 0.15%.

          o Wholesale Borrowings and Investments. In order to reduce our interest rate risk we have borrowed money and invested in adjustable rate mortgage-related securities. At September 30, 1998, we had $675.0 million in borrowings. See pages 45 to 49 for a discussion of how these borrowings have reduced our interest rate risk. We intend to extend this borrowing strategy to leverage the capital we raise in the reorganization. See pages 17 to 18.

The MHC:

                        Capitol Federal Savings Bank MHC
                                700 Kansas Avenue
                              Topeka, Kansas 66603

         As part of the reorganization, we will organize the MHC as a federal mutual holding company. Upon completion of the reorganization and the stock issuance, including the proposed contribution of shares of common stock to the charitable foundation, the MHC will own at least a majority (50.1 %) of the issued and outstanding shares of Stock Holding Company common stock. As long as they remain depositors of the Bank, persons who had membership or liquidation rights with respect to the Bank as of the date of the reorganization will continue to have these rights solely with respect to the MHC after the reorganization.

         The MHC's principal assets will be the shares of Stock Holding Company common stock received in the reorganization. Immediately after completion of the reorganization, it is expected that the MHC will not engage in any business activity other than its investment in, and control of, more than a majority of the issued and outstanding shares of common stock of the Stock Holding Company and investing the funds retained by it. The MHC will be a mutual corporation chartered under federal law and regulated by the OTS.

The Reorganization

         On August 25, 1998, we adopted a Plan of Reorganization and Stock Issuance Plan, which was subsequently amended, pursuant to which the Bank will reorganize into the federal mutual holding company form of organization as a wholly owned subsidiary of the Stock Holding Company, which in turn will be a majority-owned subsidiary of the MHC. The Plan must be approved by members of the Bank as of the voting record date established for a special meeting of members to be called in order to consider the Plan. Following completion of the reorganization, the Bank in its stock form will continue to conduct its business and operations from the same offices and with the same personnel used prior to the reorganization. The reorganization will not affect the balances, interest rates or other terms of the Bank's loans or deposit accounts, and the deposit accounts will continue to be insured by the FDIC to the same extent as they were prior to the reorganization.

The Stock Issuance

         The Stock Holding Company is offering between 32,136,106 and 43,478,261 shares of its common stock at $10.00 per share, subject to adjustment up to 50,000,000 shares of common stock, which will represent approximately 41.31% of the Stock Holding Company's common stock to be outstanding upon completion of the reorganization and stock issuance and the establishment of, and contribution of shares to, the Capitol Federal Foundation. Any increase over 50,000,000 shares would require the approval of the OTS. You may not change or cancel any stock order previously delivered to us as a result of an increase in the offering within these limits.

         The corporate structure of the Bank, upon consummation of the reorganization, the stock issuance and the proposed contribution of shares of the Stock Holding Company's common stock to the Capitol Federal Foundation, is diagramed below:

                                                 Total Public Shares
                                   ---------------------------------------------
CAPITOL FEDERAL SAVINGS            MINORITY STOCKHOLDERS        CAPITOL FEDERAL
        BANK MHC                                                  FOUNDATION
--------------------------------------------------------------------------------
     57.03% of the                        41.31% of the           1.65% of the
     Common Stock                         Common Stock              Common
                                                                    Stock
--------------------------------------------------------------------------------
                           CAPITOL FEDERAL FINANCIAL
--------------------------------------------------------------------------------
                                      100% of the Common Stock
--------------------------------------------------------------------------------
                          CAPITOL FEDERAL SAVINGS BANK
--------------------------------------------------------------------------------


         Stock Purchase Priorities. Shares of the Stock Holding Company common stock will be offered on the basis of priorities. Certain depositors, as of the June 30, 1997 eligibility record date, the December 31, 1998 supplemental eligibility record date and the _____________, 1999 voting record date, and the employee stock ownership plan established by us will receive subscription rights to purchase shares of common stock. Any remaining shares not subscribed for may be offered in a direct community offering or a public offering. Generally, you may purchase up to $500,000 of common stock in the stock issuance. See pages 120 to 128.

         Prohibition on Transfer of Subscription Rights. You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law and may result in the forfeiture of your subscription rights.

         Stock Pricing and Number of Shares to be Issued in the Stock Issuance. We set the purchase price per share of the common stock at $10.00. This is the price most commonly used in recent years in stock offerings involving reorganizations of mutual savings institutions to stock form. See pages 118 to 120.

         The actual number of shares to be issued in the stock issuance will be determined by us based upon an independent appraisal prepared by RP Financial, an appraisal firm experienced in appraising financial institutions, of the estimated pro forma market value of the common stock of the Stock Holding Company, giving effect to the reorganization and the stock issuance. The establishment of, and contribution to, the Capitol Federal Foundation had the effect of reducing our market valuation. We have determined that the MHC, upon consummation of the reorganization and the stock issuance and prior to the contribution to the Capitol Federal Foundation, will own 57.03% of the issued and outstanding shares of Stock Holding Company common stock. Accordingly, the estimated offering range of the shares of common stock to be sold in the stock issuance is expected to range from a minimum of 32,136,106 shares to a maximum of 43,478,261 shares.

         The appraisal was based both upon our financial condition and results of operations and upon the effect of the additional capital we will raise in the stock issuance. The independent appraisal will be updated before we complete the reorganization and stock issuance. Changes in market and financial conditions and demand for the common stock may cause the estimated offering range to increase by up to 15%, to $500,000,000. If this occurs, the maximum number of shares that can be sold in the stock issuance can increase to 50,000,000 shares (plus the 2,000,000 shares to be issued to the Capitol Federal Foundation). If the estimated offering range is either below $321,361,060 or above $500,000,000, then you will be notified and will have the opportunity to modify or cancel your order. See pages 118 to 120.

         The independent valuation prepared by RP Financial is not a recommendation as to the advisability of purchasing the Stock Holding Company common stock. Accordingly, you should not buy the Stock Holding Company common stock based solely on the independent valuation.

         Termination of the Offering. The subscription offering will terminate at noon, Topeka, Kansas time, on ____________________, 1999. Any direct community offering or public offering may terminate at any time without notice, but no later than _________________, 1999, without approval by the OTS. If the offering is not completed by ______________, 1999, all subscribers will be notified and will be given the opportunity to cancel or modify their orders.

         Benefits to Management and Employees from the Stock Issuance. Our employees will participate in the stock issuance through individual purchases and through our employee stock ownership plan, which is a type of retirement plan. We also intend to implement a stock option plan and a restricted stock plan, which may benefit the officers, employees and directors. If we adopt the restricted stock plan, such individuals will be awarded stock at no cost to them. We have no current intention to implement any stock option plan or restricted stock plan less than six months from the closing of the reorganization and stock issuance, subject to continuing OTS jurisdiction.

         If a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that these plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding the plans. If the plans are approved and effected, they will have a dilutive effect on the Company's stockholders as well as affect the Stock Holding Company's net income and stockholders' equity, although the actual results cannot be determined until the plans are implemented. See page 38, pages 18 to 19, and pages 104 to 105 for additional information on the effects of the adoption of a stock option plan and restricted stock plan.

         The Charitable Foundation. To further our commitment to the local communities we serve, we intend to establish the Capitol Federal Foundation as part of the reorganization and stock issuance. We will make a contribution to the Capitol Federal Foundation, in the form of shares of common stock, equal to 4% of the shares issued in the stock issuance plus a cash contribution equal to the value of the common stock contributed. The Foundation will be dedicated to supporting charitable causes in the Bank's primary market areas. Due to the issuance of shares of common stock to the Foundation, persons purchasing shares in the stock issuance will have their ownership and voting interest in the Stock Holding Company diluted by 0.69%. We will incur an expense equal to the full amount of the contribution to the Capitol Federal Foundation, offset in part by a tax benefit, during the quarter in which the contribution is made. This expense will reduce our earnings.
See pages 19 to 22, pages 42 to 43 and pages 113 to 117.

         Use of the Proceeds Raised from the Sale of Holding Company Common Stock in the Stock Issuance. We will use the net proceeds received from the stock issuance as follows. The percentages used are estimates.

          o 8.0% will be loaned to the employee stock ownership plan to fund its purchase of common stock.

          o $50.0 million, after funding the loan to the employee stock ownership plan and the cash contribution to the Capitol Federal Foundation, will be retained by the Stock Holding Company and initially be placed in short-term investments, which may later be used as a possible source of funds for the payment of dividends to stockholders, for stock repurchases and for other general corporate purposes.

          o The remainder will be used to buy all of the capital stock of the Bank.

         The proceeds received by the Bank will increase our capital and will be available for expansion of our retail banking franchise through future lending and investment, in addition to general corporate purposes. Assuming appropriate market conditions, however, the Bank intends to leverage these proceeds through the use of additional borrowings in its efforts to maintain net interest income, by increasing the level of the Bank's investments in investment and mortgage-related securities, consistent with its interest rate risk management strategy. See pages 28 and 30.

Prospectus Delivery and Procedure for Purchasing Shares

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the offering period, no prospectus will be mailed any later than five days prior to that date or hand delivered any later than two days prior to that date. We will accept for processing only orders submitted on original order forms. Copies of order forms and order forms unaccompanied by a properly executed certification form will not be accepted. Payment by check, money order, cash or debit authorization to an existing account at the Bank must accompany the order form. No wire transfers will be accepted.

         In order to ensure that each person or entity is properly identified as to that party's stock purchase priorities, the party must list all deposit accounts on the order form, giving all names on each account and the correct account numbers. See pages 129 to 130.

Dividends

         We currently plan to pay a quarterly cash dividend with an annualized rate of $.40 per share starting after the first quarter following the consummation of the reorganization and stock issuance. Further dividends will depend upon a number of factors, including our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. There can be no assurances that dividends will be paid or that, if paid, dividends will not be reduced or eliminated in future periods. We will not pay or undertake any action to affect a return of capital distribution for one year following the stock issuance. See page 30.

Waivers of Dividends by the MHC

         The OTS has allowed mutual holding companies to waive cash dividends on a case-by-case basis, although there can be no assurance that the OTS will permit future dividend waivers. The Board of Directors of the MHC, which initially will consist of the same individuals as the Board of Directors of the Bank, will determine whether the MHC will waive dividends as they are declared by the Stock Holding Company. The MHC may elect to receive dividends and to use the dividends for general corporate purposes and to fund the purchase of Stock Holding Company common stock in the open market, or for the payment of miscellaneous expenses. Any waiver of dividends by the MHC may result in an adjustment to the ratio pursuant to which shares of Stock Holding Company common stock are exchanged for shares of a stock holding company if the MHC converts from the mutual to stock form of organization. This adjustment would have the effect of diluting the ownership interest of stockholders other than the MHC. The Board of Directors of the MHC presently intends to waive the receipt of dividends declared by the Stock Holding Company and to seek OTS approval to do so.

Conversion of the MHC to Stock Form

         Although not currently contemplated, the MHC may convert to the stock form of organization in the future, subject to OTS approval. If the MHC converts to stock form, the shares of Stock Holding Company common stock not held by the MHC will either be exchanged for shares of the stock holding company formed in the MHC conversion or purchased by the MHC at the closing of the MHC conversion.

Market for Common Stock

         We expect the Stock Holding Company common stock to be listed on the Nasdaq National Market under the symbol "CFFN." KBW has indicated its intention to act as a market maker in the Common Stock following the consummation of the reorganization. Furthermore, KBW has indicated to the Stock Holding Company that it will be able to secure at least two additional market makers for the common stock as required for Nasdaq National Market listing. Persons purchasing shares may not be able to sell their shares at a price equal to or above $10.00. See pages 24 to 25 and page 34.

Important Risks in Owning Capitol Federal Financial's Common Stock

         Before you decide to purchase stock in the stock issuance, you should read the "Risk Factors" section on pages 16 to 26 of this document.

                                    GLOSSARY


ARM               Adjustable Rate Mortgage.

Associate         The term  "Associate"  of a person is  defined to mean (i) any corporation  or  organization  (other  than  the  Bank  or its subsidiaries,  the Stock Holding  Company or the MHC) of which
                  such   person  is  a   director,   officer,   partner  or  10%
                  shareholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Stock Holding Company or the Bank in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or its subsidiaries, the Stock
                  Holding Company or the MHC.

Bank Capitol Federal Savings and Loan Association, in mutual form, and Capitol Federal Savings Bank in stock form.

Code              The Internal Revenue Code of 1986, as amended.

Common Stock      Common  stock,  par value  $.01 per share of  Capitol  Federal
                  Financial.

Community         Offering of shares of Common Stock not  subscribed  for in the
Offering          Subscription Offering.

CRA               Community Reinvestment Act.

Eligible Account  Depositors  of the  Bank  with  account  balances  of at least
Holders           $50.00 as of the close of business on June 30, 1997.

ERISA             Employment Retirement Income Security Act of 1974, as amended.

Estimated         Estimated  value of the Common  Stock  sold in the  Offerings,
Offering Range    ranging from $321,361,060 to $434,782,610.

Estimated         Estimated  pro  forma  market  value  of the  Bank  on a fully
Valuation Range   converted basis.

ESOP              Capitol Federal Financial Employee Stock Ownership Plan.

Exchange          Act Securities Exchange Act of 1934, as amended.

FASB              Financial Accounting Standards Board.

FDIA              Federal Deposit Insurance Act.

FDIC              Federal Deposit Insurance Corporation.

FHLB              Federal Home Loan Bank.

FHLMC             Freddie Mac.

FNMA              Fannie Mae.

Foundation        Capitol Federal Foundation.

FRB               Federal Reserve Board.

GAAP              Generally accepted accounting principles.

HOLA              Home Owners' Loan Act.

IRS               Internal Revenue Service.

KBW               Keefe, Bruyette & Woods, Inc.

MHC Capitol Federal Savings Bank MHC, a federally chartered mutual holding company that will be the majority owner of the Stock Holding Company after the Reorganization.

Minority          All  stockholders  who purchase  shares of Common Stock except
Stockholders      the MHC,  which will own a majority of the Common Stock of the
                  Stock Holding Company.

NASD              National Association of Securities Dealers, Inc.

NPV               Net portfolio value.

OCC               Office of the Comptroller of the Currency.

Offerings         The offering of between  32,136,106 and  50,000,000  shares of
                  Capitol Federal Financial common stock at $10.00 per share through the Subscription Offering, the Community Offering and the Public Offering.

Other Members     Depositors  and certain  borrowers of the Bank as of the close of  business  on _______  1999,  other than  Eligible  Account
                  Holders or Supplemental Eligible Account Holders.

OTS               Office of Thrift Supervision.

Plan or Plan Plan of Capitol Federal Savings and Loan Association to Reorganization reorganize into a three-tier mutual holding company structure,
and Stock         as a wholly owned  subsidiary  of the Stock  Holding  Company,
Issuance Plan     which in turn will be a majority-owned  subsidiary of the MHC, and the issuance of less than 50.0% of the Common Stock to the public and the Foundation.

Public Offering   The  offering  of  shares of Common  Stock to  members  of the general public on a best efforts basis by KBW, who may enter into agreements with selected broker-dealers to assist in this offering.

Purchase Price    $10.00 per share of Common Stock.

QTL               Qualified thrift lender.

REO               Real estated owned.

Reorganization    The  restructuring  of  the  Bank  pursuant  to  the  Plan  of
                  Reorganization and Stock Issuance Plan.

ROA               Return on average assets.

ROE               Return on average equity.

RP Financial      RP Financial, LC., independent appraiser.

RRP               The Capitol Federal  Financial  Recognition and Retention Plan
                  subject   to   approval   of  the  Stock   Holding   Company's
                  stockholders.

SAIF              Savings Association Insurance Fund of the FDIC.

SEC               U.S. Securities and Exchange Commission.

Securities Act    Securities Act of 1933, as amended.

SFAS              Statement of Financial Accounting Standard.

Stock             Shares contributed to the Capitol Federal Foundation.
Contrtibution

Stock Holding     Capitol Federal  Financial,  the federally  chartered mid-tier
Company           holding company of the Bank after the Reorganization.

Stock Issuance    The issuance of shares in the Offerings, pursuant to the Stock
                  Issuance Plan.

Stock Option      The Capitol  Federal  Financial  Stock  Option Plan subject to
Plan              approval of the Stock Holding Company's stockholders.

Subscription      Offering  of  non-transferable  rights  to  subscribe  for the
Offering          Common  Stock,  in  order of  priority,  to  Eligible  Account
                  Holders,  the ESOP,  Supplemental  Eligible  Account  Holders,
                  Other Members and Directors, Officers and Employees.

Supplemental      Depositors  of the  Bank  with  account  balances  of at least
Eligible          $50.00 as of the close of business on December 31, 1998.
Account Holders

Voting Record     The  close  of  business  on  ______  _,  1999,  the  date for
Date              determining  voting  members  entitled  to vote at the special meeting.

Webb              Charles Webb & Company, a division of KBW.

                        SELECTED FINANCIAL AND OTHER DATA

         The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended September 30 is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-2.


                                                                                           September 30,
                                                            ----------------------------------------------------------------------
                                                              1998            1997           1996            1995           1994
                                                              ----            ----           ----            ----           ----
                                                                                     (In Thousands)
Selected Financial Condition Data:
Total assets.........................................      $5,314,901     $4,923,657     $4,453,672      $4,350,293     $4,009,047
Loans receivable, net................................       3,710,252      3,322,102      2,944,906       2,751,634      2,288,472
Securities purchased under agreement to resell.......         235,000             --             --              --             --
Investment securities, held-to-maturity..............         160,569        585,394        717,348         671,227        691,355
Mortgage-related securities:
   Available-for-sale, at market value...............         747,991        754,179        607,738              --             --
   Held-to-maturity..................................         320,379        120,007         17,006         771,163        884,868
Federal Home Loan Bank stock.........................          43,584         40,398         37,752          35,415         35,415
Deposits.............................................       3,894,180      3,787,123      3,740,718       3,673,630      3,447,628
Borrowings...........................................         675,000        450,000         75,000          75,000             --
Equity...............................................         662,332        604,786        547,422         515,882        485,508


                                                                                       Year Ended September 30,
                                                            ----------------------------------------------------------------------
                                                              1998           1997            1996            1995           1994
                                                              ----           ----            ----            ----           ----
                                                                                         (In Thousands)
Selected Operations Data:
Total interest and dividend income...................        $363,644       $330,097       $306,389        $275,467       $241,793
Total interest expense...............................         234,897        207,457        200,401         193,197        151,358
                                                            ---------      ---------      ---------       ---------      ---------

   Net interest income...............................         128,747        122,640        105,988          82,270         90,435
Provision (recovery) for loan losses.................           3,362             56            865              --         (1,986)
                                                            ---------      ---------      ---------       ---------      ---------
   Net interest income after provision (recovery)
    for loan losses..................................         125,385        122,584        105,123          82,270         92,421
Fees and service charges.............................           8,398          7,450          6,966           4,898          4,787
Gain on sales of loans, mortgage-related
 securities and investment securities................              --             --             --              --          3,972
Other non-interest income............................           4,455          3,637          4,431           6,329          5,929
                                                            ---------      ---------      ---------       ---------      ---------
   Total non-interest income.........................          12,853         11,087         11,397          11,227         14,688
   Total non-interest expense........................          49,466         45,276         71,505(1)       43,266         42,914
                                                            ---------      ---------      ---------       ---------      ---------
   Income before income tax expense..................          88,772         88,395         45,015          50,231         64,195
Income tax expense...................................          34,781         35,691         18,393          19,857         24,359
                                                            ---------      ---------      ---------       ---------      ---------
   Net income........................................       $  53,991      $  52,704      $  26,622       $  30,374      $  39,836
                                                            =========      =========      =========       =========      =========

-------------
(1)  Included $24.2 million for the one-time SAIF assessment.

                                                           Year Ended September 30,
                                                  ----------------------------------------
                                                  1998    1997   1996(1)    1995      1994
                                                  ----    ----   -------    ----      ----
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on assets (ratio of net income to
   average total assets) ..................       1.05%    1.12%    0.60%    0.73%    1.01%
Return on equity (ratio of net income 52
   to average equity) .....................       8.52     9.15     5.01     6.07     8.56
  Interest rate spread information:
   Average during period ..................       1.87     1.95     1.71     1.13     1.54
   End of period ..........................       1.83     1.97     1.86     1.39     1.46
  Net interest margin(2) ..................       2.55     2.66     2.46     2.01     2.33
Ratio of operating expense to average
   total assets ...........................       0.97     0.97     1.62     1.04     1.08
Ratio of average interest-earning assets to
   average interest-bearing liabilities ...       1.15     1.15     1.14     1.14     1.13
  Efficiency ratio(3) .....................      35.80    34.63    62.51    47.43    41.74

Asset Quality Ratios:
Non-performing assets to total assets at
  end of period ...........................       0.15     0.18     0.17     0.41     0.21
 Non-performing loans to total loans ......       0.17     0.18     0.14     0.15     0.26
Allowance for loan losses to non-performing
  loans ...................................      79.96    26.83    39.67    32.35    65.40
Allowance for loan losses to loans
  receivable, net .........................       0.13     0.05     0.05     0.05     0.17

Capital Ratios:
 Equity to total assets at end of period ..      12.46    12.28    12.29    11.86    12.11
 Average equity to average assets .........      12.38    12.13    12.02    11.98    11.75

Other Data:
 Number of full-service offices ...........         24       24       23       23       23
 Number of limited service offices ........          5        3        2        1        1

---------------

(1) Fiscal 1996 results include the effect of a one-time SAIF recapitalization assessment of approximately $24.2 million, or $14.5 million net of taxes. Excluding this non-recurring assessment, return on average assets would have been 0.93%, return on average equity would have been 7.73%, the ratio of operating expense to average total assets would have been 1.08% and the efficiency ratio would have been 41.39%.

(2)  Net interest income divided by average interest earning assets.

(3) Total other operating expense, excluding real estate owned and repossessed property expense, as a percentage of net interest income and total other operating income, excluding net securities transactions.

                                  RISK FACTORS

         The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be carefully considered by investors in deciding whether to make an investment in the Common Stock offered hereby.

Control of the Stock Holding Company by the MHC

         The Stock Holding Company is required to be a majority-owned subsidiary of the MHC as long as the MHC remains in existence. Following the Stock Issuance and assuming the contribution to the Foundation of 4.0% of the shares of Common Stock sold in the Offerings, the MHC will own 57.0% of the outstanding Common Stock. Holders of deposit accounts in the Bank will be entitled to vote on all matters presented to the members of the MHC for resolution by vote, including, without limitation, election of directors of the MHC. Prior to the Reorganization, members of the Bank generally granted revocable proxies to the Board of Directors of the Bank, and members of the MHC may grant proxies to the Board of Directors of the MHC after the Reorganization. According to regulations of the OTS, the revocable proxies that members of the Bank have granted to the Board of Directors of the Bank, which confer on the Board of Directors of the Bank general authority to cast a member's vote on any and all matters presented to the members, shall be deemed to cover the member's votes as members of the MHC, and such authority shall be conferred on the Board of Directors of the MHC. The use of such proxies will facilitate control over the MHC by the MHC's Board of Directors and thereby control of the Stock Holding Company by virtue of the MHC's ownership of a majority of the outstanding shares of Common Stock. The MHC will be able to elect all of the members of the Board of Directors of the Stock Holding Company and will be able to control the outcome of most matters presented to the stockholders of the Stock Holding Company for resolution by vote, excluding certain matters related to stock compensation plans and certain votes regarding a conversion to stock form by the MHC. Therefore, purchasers of the Common Stock in the Offerings will be minority stockholders of the Stock Holding Company ("Minority Stockholders") and, as such, will not be able to elect directors or effect a change of control in management of the Stock Holding Company. The Board of Directors of the Stock Holding Company has no intention of completing a full conversion. See "MHC Conversion to Stock Form."

         No assurances can be given that the MHC or the Stock Holding Company will not take action which the Minority Stockholders believe to be contrary to their interests at some future time. For example, the MHC or the Stock Holding Company could revise the Bank's dividend policy, prevent a conversion transaction or defeat a candidate for the Bank's Board of Directors or other proposals put forth by the Minority Stockholders. Moreover, the MHC's ownership of a majority of the outstanding shares of Common Stock, the MHC's mutual form of organization and, to a lesser extent, provisions in the Stock Holding Company's Charter and Bylaws that eliminate cumulative voting for the election of directors, authorize the issuance of additional amounts of capital stock and require staggered terms for members of the Board of Directors, are likely to perpetuate existing management and directors and discourage certain transactions that involve an actual or threatened change in control of the Stock Holding Company. See "Certain Restrictions on Acquisition of the Stock Holding Company and the Bank."

Waiver of Dividends by the MHC

         The Board of Directors of the MHC will determine whether the MHC will waive the receipt of dividends declared by the Stock Holding Company each time the Stock Holding Company declares a dividend. The Board of Directors of the MHC presently intends to waive the receipt of dividends declared by the Stock Holding Company. OTS regulations require the MHC to notify the OTS of any proposed waiver of the right to receive dividends. It is the OTS' recent practice to review dividend waiver notices on a case-by-case basis, and, in general, not to object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the subsidiary holding company is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered to be a restriction on the stockholders' equity of the subsidiary holding company, which restriction, if material, is disclosed in the public financial statements of the subsidiary holding company as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with Statement of Financial Accounting Standards No. 5, where the subsidiary holding company determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the subsidiary holding company in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion transaction takes into account the amount of the dividends waived by the mutual holding company. In addition, the OTS has announced that the dividends waived by mutual holding companies will affect the ratio pursuant to which shares of common stock of a subsidiary holding company held by minority stockholders would be exchanged for shares of common stock of the converted holding company in a conversion transaction. The OTS will not permit a pro rata exchange if the mutual holding company has waived the receipt of cash dividends by the subsidiary holding company. Accordingly, the precise treatment of any conversion transaction cannot be assured. Any waiver of dividends by the MHC is likely to result in an adjustment to the ratio pursuant to which shares of Common Stock are exchanged for shares of the converted MHC in a conversion transaction, which adjustment will have the effect of diluting Minority Stockholders' interests. The Board of Directors of the MHC has no intention of converting to stock form. See "MHC Conversion to Stock Form."

Impact of Wholesale Leverage Strategy

         The Bank intends to use the net proceeds from the Stock Issuance to increase its existing wholesale leveraging activities. The Bank borrows funds either through reverse repurchase agreements or FHLB advances and generally uses those funds to purchase adjustable rate mortgage-related securities at a positive spread over the cost of the borrowings. The Bank attempts to shorten the expected duration of its assets and lengthen the maturity of its liabilities through this strategy, while increasing net interest income. The Bank intends to use this strategy to purchase up to $3.0 billion in mortgage-related securities from time to time over the three year period following completion of the Reorganization and Stock Issuance. There can be no assurances that the Bank will be able to continue to implement this strategy successfully, that the Bank will be able to purchase adjustable-rate mortgage-related securities at an acceptable positive spread over the cost of borrowings, or that the anticipated duration match of the mortgage-related securities and the borrowings will be realized. If the mortgage-related securities acquired ultimately have a significantly different average life than the term of the borrowings, and/or the shape of the yield curve changes unexpectedly, the interest rate risk exposure of the Bank could increase significantly and the interest rate spread and net interest income could decrease significantly.

Potential Low Return on Equity Following the Reorganization; Uncertainty as to Future Growth Opportunities

         At September 30, 1998, the Bank's ratio of equity to assets was 12.5%. The Stock Holding Company's equity position will be significantly increased as a result of the Stock Issuance. On a pro forma basis as of September 30, 1998, assuming the sale of the shares of Common Stock at the maximum of the Estimated Offering Range, the Stock Holding Company's ratio of equity to assets would be 18.18%. The Stock Holding Company's ability to leverage this capital will be significantly affected by industry competition for loans and deposits. The Stock Holding Company currently anticipates that it will take time to prudently deploy such capital. As a result, the Stock Holding Company's return on equity initially is expected to be below the industry average after the Reorganization.

         In an effort to fully deploy post-Reorganization capital, in addition to attempting to increase its loan and deposit growth and execute its wholesale growth strategy outlined under "-Impact of Wholesale Leverage Strategy" and "Use of Proceeds", the Stock Holding Company may seek to expand its banking franchise by establishing new branch offices and/or by acquiring other financial institutions or branches in the Bank's existing or contiguous market areas. The Bank's total assets and total deposits increased by 19.3% and 4.1%, respectively, from September 30, 1996 to September 30, 1998. The Stock Holding Company's ability to grow through selective acquisitions of other financial institutions or branches of such institutions will be dependent on successfully identifying, acquiring and integrating such institutions or branches. There can be no assurance the Stock Holding Company will be able to generate internal growth, successfully execute its wholesale growth strategy or identify attractive acquisition candidates, acquire such candidates on favorable terms or successfully integrate any acquired institutions or branches into the Stock Holding Company. Neither the Stock Holding Company nor the Bank has any specific plans, arrangements or understandings regarding any such expansions or acquisitions at this time, nor have criteria been established to identify potential candidates for acquisition.

Dilutive Effect of Issuance of Additional Shares

         If the RRP is approved by stockholders of the Stock Holding Company, the RRP intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Offerings. If such shares are acquired at a per share price equal to the Purchase Price, the cost of such shares would be $17.4 million, assuming the number of shares of Common Stock sold are equal to the maximum of the Estimated Offering Range. The value of shares awarded under the RRP will be expensed as they are earned by plan participants. Such shares of Common Stock may be acquired in the open market with funds provided by the Stock Holding Company, if permissible, or from authorized but unissued shares of Common Stock. In the event that the RRP acquires authorized but unissued shares of Common Stock from the Stock Holding Company, the interests of existing stockholders will be diluted. Assuming the issuance of 43,478,261 shares of Common Stock and the contribution of 1,739,130 shares of Common Stock to the Foundation, the issuance of authorized but unissued shares of Common Stock to such plan in an amount equal to 4% of the shares of Common Stock sold in the Offerings would dilute the voting interests of existing stockholders by approximately 1.65%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

         If the Stock Option Plan is approved by stockholders of the Stock Holding Company, the Stock Holding Company intends to reserve for future issuance pursuant to such plan a number of shares of Common Stock equal to an aggregate of 10% of the shares of Common Stock sold (4,347,826 shares, based on the sale of the maximum 43,478,261 shares). Such shares may be authorized but previously unissued shares, treasury shares or shares purchased by the Stock Holding Company in the open market or from private sources. Assuming the sale of 43,478,261 shares and the contribution of 1,739,130 shares of Common Stock to the Foundation, if only authorized but previously unissued shares are used under such plan, the issuance of the total number of shares available under such plan would dilute the voting interests of existing Minority Stockholders by approximately 0.69%, and net income per share and stockholders' equity per share would be decreased by a corresponding amount. See "Pro Forma Data" and "Management - Benefits."

Establishment of the Foundation

         Pursuant to the Plan, the Stock Holding Company intends to voluntarily establish a charitable foundation in connection with the Reorganization. The Plan provides that the Foundation will be incorporated under Kansas law as a nonstock corporation and will be funded with cash and shares of Common Stock contributed by the Stock Holding Company. The contribution of Common Stock to the Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of the Stock Holding Company in fiscal 1999, the year in which the Foundation will be established.

         Dilution of Stockholders' Interests. The Stock Holding Company proposes to fund the Foundation with a contribution in the form of shares of Common Stock equal to 4.0% of the shares of Common Stock sold in the Offerings plus a cash contribution equal to the value of the Common Stock contributed. Assuming the sale of the shares of Common Stock at the maximum of the Estimated Offering Range, upon completion of the Reorganization and establishment of the Foundation, the Stock Holding Company will have 105,239,130 shares of Common Stock issued and outstanding of which the Foundation will own 1,739,130 shares of Common Stock, or 1.65%, and the Minority Stockholders will own 43,478,261 shares, or 41.31%. As a result, persons purchasing shares of Common Stock in the Offerings will have their ownership and voting interests in the Stock Holding Company diluted. See "Pro Forma Data."

         Impact on Earnings. The contribution of Common Stock to the Foundation will have a significant adverse impact on the Stock Holding Company's and the Bank's earnings in the year in which the contribution is made. The Stock Holding Company will recognize the full expense of the amount of the contribution of Common Stock and cash to the Foundation in the quarter in which it occurs, which is expected to be the third quarter of fiscal 1999. The contribution expense will be partially offset by the tax benefit related to the expense. The Stock Holding Company and the Bank have been advised by their independent tax advisors that the contribution to the Foundation will be tax deductible, subject to an annual limitation based on 10% of the Stock Holding Company's consolidated annual taxable income. Assuming a contribution of $34.8 million in cash and Common Stock, the Stock Holding Company estimates a net tax effected expense of $21.6 million (based on a 38.0% tax rate). If the Foundation had been established at September 30, 1998, the Bank would have reported net income of $32.4 million for the year ended September 30, 1998 rather than reporting net income of $54.0 million. Management cannot predict earnings for fiscal 1999, but expects that the establishment and funding of the Foundation will have a significant adverse impact on the Stock Holding Company's earnings for such year.

         Tax Considerations. The Stock Holding Company and the Bank have been advised by their independent tax advisors that an organization created for the above-described purposes would qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code of 1986, as amended (the "Code"), and would be classified as a private foundation. The Foundation will submit a request to the IRS to be recognized as an exempt organization. The Stock Holding Company and the Bank have received an opinion of their independent tax advisors that the Foundation would qualify as a Section 501(c)(3) exempt organization under the Code, except that such opinion does not consider the impact of the condition expected to be required by regulatory authorities that Common Stock issued to the Foundation be voted in the same ratio as all other shares of the Stock Holding Company's Common Stock on all proposals considered by stockholders of the Stock Holding Company. See "The Reorganization and Stock Issuance -Establishment of the Foundation-Regulatory Conditions Imposed on the Foundation." Consistent with this condition, in the event that the Stock Holding Company or the Foundation receives an opinion of its legal counsel that compliance with the voting restriction would (i) cause a violation of Kansas law and the OTS determines that federal law would not preempt the application of the laws of Kansas to the Foundation, (ii) have the effect of causing the Foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on the Foundation or (iii) subject the Foundation to an excise tax under Section 4941 of the Code, the OTS shall waive such voting restriction upon submission of a legal opinion by the Stock Holding Company or the Foundation that is satisfactory to the OTS. The independent tax advisor's opinion further provides that there is a position that the Stock Holding Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Stock Holding Company may be entitled to a deduction in the amount of the fair market value of the stock and cash at the time of the contribution. The deductibility of the contribution is further subject to an annual limitation based on 10% of the combined taxable income of the Stock Holding Company and the Bank's taxable income. The Stock Holding Company, however, would be able to carryforward any unused portion of the deduction for five years following the fiscal year of the contribution. Thus, while the Stock Holding Company would have generated a tax benefit of approximately $13.2 million in fiscal 1998 (based upon a contribution of $34.8 million of Common Stock and cash and the Bank's pre-tax income for fiscal 1998), as a result of the limitation on deductible amounts, the Stock Holding Company expects to carry over the excess contribution in the five following years. The Stock Holding Company estimates that for federal income tax purposes, a substantial portion of the deduction should be deductible over the six-year period. Although the Stock Holding Company and the Bank have received an opinion of their independent tax advisors that the Stock Holding Company may be entitled to the deduction of the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such an event, the Stock Holding Company's tax benefit related to the Foundation may not ultimately be realized.

         The Foundation will receive working capital from any dividends that may be paid on the Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets.

         Comparison of Valuation and Other Factors Assuming the Foundation is Not Established as Part of the Reorganization. The establishment of the Foundation was taken into account by RP Financial in determining the estimated pro forma market value of the shares of Common Stock. The aggregate price of the shares of Common Stock being offered in the Offerings is based upon the independent appraisal conducted by RP Financial of the estimated pro forma market value of the Common Stock. The pro forma aggregate price of the shares of Common Stock being offered for sale in the Offerings is currently estimated to be between $321.4 million and $434.8 million, with a midpoint of $378.1 million. The pro forma price to book ratio and the pro forma price to earnings ratio, at and for the year ended September 30, 1998, are 101.83% and 16.67x, respectively, at the maximum of the Estimated Offering Range. In the event that the Reorganization and Stock Issuance did not include the Foundation, RP Financial has estimated that the estimated pro forma market value of the shares of Common Stock sold in the Offerings would be $483.1 million at the maximum based on a pro forma price to book ratio and the pro forma price to earnings ratio of 97.66% and 15.87x, respectively. Assuming the Subscription Offering closes at the maximum of the Estimated Offering Range, the contribution to the Foundation would amount to 1,739,130 shares of Common Stock (with a value of $17,391,300 based on the Purchase Price) and $17,391,300 in cash, and the amount of the shares of Common Stock sold would be $48.3 million less than the amount which would have been sold without the Foundation based on the estimate provided by RP Financial. Accordingly, certain account holders of the Bank who subscribe to purchase shares of Common Stock in the Subscription Offering would receive fewer shares depending on the size of a depositor's stock order and the amount of the account holder's qualifying deposits in the Bank and the overall level of subscriptions. See "Comparison of Valuation and Pro Forma Information with No Foundation." This estimate by RP Financial was prepared solely for purposes of providing Eligible Account Holders and subscribers with information with which to make an informed decision on the Reorganization.

         The decrease in the amount of shares of Common Stock being offered as a result of the contribution of Common Stock to the Foundation will not have a significant effect on the Stock Holding Company or the Bank's capital position. The Bank's regulatory capital is in excess of its regulatory capital requirements and will further exceed such requirements following the Reorganization and Stock Issuance. The Bank's tangible and core capital ratios at September 30, 1998 would be 16.67% and its risk-based capital ratio would be 38.93%, respectively, and on a consolidated basis, the Stock Holding Company's pro forma stockholders' equity would be $1.03 billion, or approximately 18.18% of pro forma consolidated assets, assuming the sale of shares of Common Stock at the maximum of the Estimated Offering Range. Pro forma stockholders' equity per share and pro forma diluted net earnings per share would be $9.82 and $0.60, respectively. If the Foundation were not being established in the Reorganization, based on the RP Financial estimate, the Stock Holding Company's pro forma stockholders' equity would be approximately $1.08 billion, or approximately 18.84% of pro forma consolidated assets at the maximum of the Estimated Offering Range, and pro forma stockholders' equity per share and pro forma net earnings per share would be $9.39 and $0.55, respectively. See "Comparison of Valuation and Pro Forma Information with No Foundation."

         Potential Challenges. To date, there has been limited precedent with respect to the establishment and funding of a charitable foundation as part of a mutual holding company reorganization and stock issuance. In addition, establishment and funding of the Foundation will require the OTS to grant the Stock Holding Company and the Bank waivers from its regulations. As such, the Foundation and the OTS's non-objection to the Reorganization may be subject to potential challenges with respect to, among other things, the Stock Holding Company's and the Bank's ability to establish the Foundation, notwithstanding that the Board of Directors of the Bank and the Stock Holding Company have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to establish the Foundation as part of the Reorganization, and/or with respect to the OTS' authority to grant the waivers necessary to establish the Foundation. See "The Reorganization and Stock Issuance - Establishment of the Foundation-Purpose of the Foundation." If challenges were to be instituted seeking to require the Bank and the Stock Holding Company to eliminate establishment of the Foundation in connection with the Reorganization, no assurances can be made that the resolution of such challenges would not result in a delay in the consummation of the Reorganization or that any objecting persons would not be ultimately successful in obtaining such removal or other relief against the Bank and the Stock Holding Company. In addition, if the Bank and the Stock Holding Company are forced to eliminate the Foundation, it could affect the amount of orders received in the Offerings and, if the number of shares of Common Stock subscribed for times the Purchase Price would be either below the minimum or more than 15% above the maximum of the Estimated Offering Range, then the Stock Holding Company may be required to resolicit subscribers in the Offerings.

         Approval of Members. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the special meeting. The Foundation will be considered as a separate matter from approval of the Plan. If the Bank's members approve the Plan, but not the establishment of the Foundation, the Bank intends to complete the Reorganization and Stock Issuance without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the shares of Common Stock being offered for sale in the Offerings since the Estimated Offering Range, as set forth herein, takes into account the proposed contribution to the Foundation. If the pro forma market value of the Stock Holding Company without the Foundation is either greater than $555.6 million or less than $357.1 million or if the OTS otherwise requires a resolicitation of subscribers, the Bank will establish a new Estimated Offering Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest). Any change in the Estimated Offering Range must be approved by the OTS. See "The Reorganization and Stock Issuance -Stock Pricing and Number of Shares to be Issued."

Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment

         The operations of depository institutions, including the Bank, are substantially dependent on net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Bank's earnings are affected by changes in market interest rates, and other economic factors beyond its control.

         If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. The relationship of short-term interest rates to long-term interest rates may also impact the Bank's net interest income. The Bank attempts to reduce the vulnerability of its operations to changes in interest rates by maintaining significant amounts of liquid assets and assets with relatively short estimated lives. Based upon certain repricing assumptions, the Bank's interest-earning liabilities repricing or maturing within one year exceeded its interest-bearing assets with similar characteristics by $204.2 million or 3.8% of total assets. Accordingly, an increase in interest rates generally would result in a decrease in the Bank's average interest rate spread and net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

         In addition to affecting interest income and expense, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments, and the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. At September 30, 1998, the Bank had $748.0 million of securities available for sale ($284.5 million of which had fixed-rates of interest) and $15.0 million of loans available for sale (all of which had fixed-rates of interest).

         Changes in interest rates also can affect the average life of loans and mortgage-related and other securities. Decreases in interest rates in recent periods have resulted in increased prepayments of loans and mortgage-related securities, as borrowers refinanced to reduce borrowing costs. Under these circumstances, the Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the maturing loans or securities. The Bank also has utilized FHLB advances as an additional source of funds. Such advances often have features permitting them to be called by the FHLB which subjects the Bank to interest rate risk if it is required to replace such borrowings at higher rates of interest. See "Business of the Bank - Lending Activities."

Strong Competition Within the Bank's Market Area

         Competition in the banking and financial services industry is intense. In its market area, the Bank competes with other savings institutions, commercial banks, credit unions and mortgage bankers operating locally and elsewhere. Certain of these competitors have substantially greater resources than the Bank and may offer certain services that the Bank does not or cannot provide. The profitability of the Bank depends upon its continued ability to successfully compete in its market area.

Geographic Concentration of Loans

         The market areas of the Bank are comprised primarily of the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. The real estate loans of the Bank are primarily secured by properties located in such market areas and its non-real estate loans are primarily made to local residents. Accordingly, the asset quality of the loan portfolios of the Bank are highly dependent upon the economy and the unemployment rate in these market areas. While the economy in Kansas generally has been stable in recent years, there is still potential for volatility in the local economy. No assurance can be given that downturns in the economy in the Bank's market areas may not adversely affect the Bank's operations in the future. See "Business of the Bank
- Market Areas" and "- Competition."

Regulatory Oversight and Legislation

         The Bank is subject to extensive regulation, supervision and examination by the OTS, as its chartering authority, and by the FDIC as insurer of deposits. The Bank is a member of the FHLB System and is subject to certain limited regulations promulgated by the Federal Reserve Board. The MHC and the Stock Holding Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision govern the activities in which an institution can engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether by the OTS, the FDIC or Congress, could have a material impact on the Stock Holding Company, the Bank and their respective operations. See "Regulation."

         Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries, and has included provisions that would (i) require federal savings associations to convert to a national bank or a state-chartered bank or state-chartered thrift, (ii) require all savings and loan holding companies to become bank holding companies and (iii) abolish the OTS. It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation.

Absence of Market for the Common Stock

         The Stock Holding Company has never issued capital stock. Webb has been retained to assist in the distribution of the Common Stock on a "best efforts" basis and is not obligated to purchase any shares of Common Stock in the Offerings. The Stock Holding Company has applied to have its Common Stock quoted on the Nasdaq National Market, and there must be, among other things, at least three market makers for the Common Stock. KBW intends to make a market in the Common

Stock, and the Stock Holding Company anticipates, based on advice received from representatives of Webb, that it will be able to secure at least two additional market makers for the Common Stock.
See "Market for the Common Stock."

Possible   Increase  in  Number  of  Shares  of  Common   Stock  Issued  in  the
Reorganization

         The number of shares of Common Stock to be sold in the Stock Issuance may be increased as a result of an increase in the Estimated Offering Range of up to 15% to reflect changes in market and financial conditions prior to completion of the Reorganization or to fill the order of the ESOP. In the event that the Estimated Offering Range is so increased, it is expected that the Stock Holding Company will issue up to 50,000,000 shares of Common Stock at the Purchase Price for an aggregate price of up to $500.0 million. An increase in the number of shares will decrease net income per share and stockholders' equity per share on a pro forma basis and will increase the Stock Holding Company's consolidated stockholders' equity and net income. Such an increase will also increase the Purchase Price as a percentage of pro forma stockholders' equity per share and net income per share.

         The ESOP currently intends to purchase 8.0% of the shares sold in the Offerings. In the event that the number of shares to be sold in the Offerings is increased as a result of an increase in the Estimated Offering Range, the ESOP shall have a first priority to purchase all of such shares sold in excess of 43,478,261 shares, up to a maximum of 8.0% of the total number of shares sold in the Offerings. See "Pro Forma Data" and "The Reorganization and Stock Issuance - Stock Pricing and Number of Shares to be Issued."

Potential Increased Compensation Expense After the Reorganization

         Current accounting standards for employee stock ownership plans require an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan, rather than an amount equal to the cost basis of such shares. If the shares of Common Stock appreciate in value over time, additional shares committed to be released will result in increased compensation expense with respect to the ESOP as compared with prior periods. It is impossible to determine at this time the extent of such impact on future net income. See "Pro Forma Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of Accounting Pronouncements." In addition, after consummation of the Reorganization, the Stock Holding Company intends to implement, subject to stockholder approval (which approval cannot be obtained earlier than six months subsequent to the Reorganization), the RRP. Upon implementation, the release of shares of Common Stock from the RRP will result in additional compensation expense. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

Year 2000 Issues

         The "Year 2000 problem" arose in industries of all types because many existing computer programs use only the last two digits to refer to a year. Therefore, these computer programs do not properly recognize a year that begins with "20" instead of the familiar "19." If not corrected, many computer applications could fail or create erroneous results. The extent of the potential global impact of the Year 2000 problem is not known, and if not timely corrected, it could affect the worldwide economy.

         Accurate data processing is essential to the Bank's operations and a lack of accurate processing either internally or by its vendors could have a significant adverse impact on the financial condition and results of operations of the Bank. The Board of Directors has been actively involved in addressing the Year 2000 problem, along with a sixteen member project control team that includes the senior officers of each of the business units of the Bank. Most of the Bank's data processing is performed in-house. With respect to these systems, the Bank is taking appropriate steps to remediate the Year 2000 problem. As of September 30, 1998, remediation was substantially complete and testing had begun. The Bank anticipates all mission critical programming corrections will be completed by December 31, 1998, and internal testing will also be substantially completed by that date. The Bank anticipates external mission critical systems will be substantially remediated by March 31, 1999, and testing of all systems will be completed by June 30, 1999. Contingency plans have been developed if, by the end of 1998, it appears that any problems with primary data processing systems will be unresolved in a timely manner. The Bank does not anticipate any significant Year 2000 problems with its facilities and non-informational systems. The Bank has budgeted $2.3 million to remedy the Year 2000 problem and anticipates staying within this budget.

         In addition to expenses related to the Bank's systems, losses could occur if loan payments are delayed due to Year 2000 problems affecting any of the Bank's significant borrowers or impairing the payroll systems of large employers in the Bank's market areas. The Bank has developed and sent questionnaires to certain of our large borrowers to help evaluate and coordinate any corrective measures required by them to be prepared for the Year 2000. Although there can be no assurances, the Bank does not anticipate any material adverse effect on its operations as a result of the impact of the Year 2000 problem on its borrowers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Issues."

Irrevocability of Orders; Potential Delay in Completion of Offerings

         Orders submitted in the Subscription Offering and any Direct Community Offering or any Public Offering are irrevocable. Funds submitted in connection with any purchase of Common Stock in the Offerings will be held by the Bank for the Stock Holding Company until the completion or termination of the Reorganization and Stock Issuance, including any extension of the Expiration
Date of up to 45 days. Because, among other factors, completion of the Reorganization and Stock Issuance will be subject to an update of the independent appraisal prepared by RP Financial, there may be one or more delays in the completion of the Reorganization and Stock Issuance. Subscribers will have no access to subscription funds and/or shares of Common Stock until the Reorganization and Stock Issuance is completed or terminated, 45 days have elapsed from the Expiration Date, or except as otherwise required by the OTS.


                            CAPITOL FEDERAL FINANCIAL

         The Stock Holding Company will be incorporated under Federal law for the purpose of holding all of the capital stock of the Bank and in order to facilitate the Reorganization and Stock

Issuance. The Stock Holding Company has applied for the approval of the OTS to become a savings and loan holding company and as such will be subject to regulation by the OTS. After completion of the Reorganization and Stock Issuance, the Stock Holding Company will conduct business initially as a unitary savings and loan holding company. See "Regulation - Regulation of The Stock Holding Company." Upon consummation of the Reorganization, the Stock Holding Company will have no significant assets other than all of the outstanding shares of common stock of the Bank, the portion of the net proceeds from the Offerings retained by the Stock Holding Company and the Stock Holding Company's loan to the ESOP. The Stock Holding Company will have no significant liabilities. See "Use of Proceeds." Initially, the management of the Stock Holding Company and the Bank will be substantially identical and the Stock Holding Company will neither own nor lease any property but will instead use the facilities of the Bank. At the present time, the Stock Holding Company intends to utilize the support staff of the Bank from time to time and will compensate the Bank accordingly. Additional employees will be hired as appropriate to the extent the Stock Holding Company expands or changes its business in the future.

         Management believes that the proposed corporate structure of the Bank upon consummation of the Reorganization will provide the Stock Holding Company and the Bank with additional flexibility to diversify their business activities through existing or newly-formed subsidiaries, or through acquisitions of other entities, including other financial institutions and financial services- related companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities or transactions, the Stock Holding Company will be in a position after the Reorganization, subject to regulatory limitations and the Stock Holding Company's financial position, to take advantage of any such acquisition and expansion opportunities that may arise. The initial activities of the Stock Holding Company are anticipated to be funded by the proceeds to be retained by the Stock Holding Company and earnings thereon, as well as dividends from the Bank.
See "Dividend Policy."

         The Stock Holding Company's principal executive offices will be located at 700 Kansas Avenue, Topeka, Kansas 66603, and its telephone number is (785) 235-1341.


                          CAPITOL FEDERAL SAVINGS BANK

         The Bank is a federally chartered, SAIF-insured mutual savings institution conducting business from its 24 full service offices and five limited service offices. At September 30, 1998, the Bank had total assets of $5.31 billion, total deposits of $3.89 billion and equity of $662.3 million. For additional information with respect to the business and operations of the Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Bank."

         The Bank is subject to examination and comprehensive regulation by the OTS, which is the Bank's chartering authority and primary federal regulator. The Bank is also regulated by the FDIC, the administrator of the SAIF. The Bank is also subject to certain reserve requirements established by the Federal Reserve Board and is a member of the FHLB of Topeka, which is one of the 12 regional banks comprising the FHLB System.

         The Bank's principal executive offices are located at 700 Kansas Avenue, Topeka, Kansas 66603, and its telephone number is (785) 235-1341.


                        CAPITOL FEDERAL SAVINGS BANK MHC

         As part of the Reorganization, the Bank will organize the MHC as a federal mutual holding company with the powers set forth in its proposed charter and bylaws. As long as they remain depositors of the Bank, persons who had membership or liquidation rights with respect to the Bank as of the date of the Reorganization will continue to have such rights solely with respect to the MHC after the Reorganization. Borrowers whose loans were outstanding on January 6, 1993 have membership rights in the Bank and, accordingly, will have membership rights in the MHC upon completion of the Reorganization so long as their loans remain outstanding. Members of the MHC (consisting solely of depositors and certain borrowers of the Bank) shall have exclusive authority to elect the board of directors of the MHC for so long as the MHC remains a mutual institution.

         The MHC's principal assets will be the shares of Common Stock received in the Reorganization and up to $100,000 received as its initial capitalization. Immediately after consummation of the Reorganization, it is expected that the MHC will not engage in any business activity other than its investment in, and control of, a majority of the Common Stock of the Stock Holding Company and investing funds retained by it. The MHC will be a mutual corporation chartered under federal law and regulated by the OTS. The MHC will be subject to the limitations and restrictions imposed on savings and loan holding companies by HOLA. See "Regulation - The Mutual Holding Company."

         The MHC's principal executive offices will be located at 700 Kansas Avenue, Topeka, Kansas 66603, and its telephone number will be (785) 235-1341.


                                 USE OF PROCEEDS

         Although the actual net proceeds from the sale of the shares of Common Stock cannot be determined until the Reorganization and Stock Issuance is completed, it is presently anticipated that the net proceeds from the sale of the shares of Common Stock will be between $315.9 million and $428.0 million ($492.5 million assuming an increase in the Estimated Offering Range by 15%). See "Pro Forma Data" and "The Reorganization and Stock Issuance - Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.

         The Stock Holding Company will retain $50.0 million of the net Reorganization proceeds and will purchase all of the capital stock of the Bank to be issued in the Reorganization in exchange for the remaining Reorganization proceeds (net of Reorganization-related expenses and the loan to be made to the
ESOP). The Stock Holding Company intends to use a portion of the net proceeds to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the shares of Common Stock sold in the Offerings. Based upon the issuance of 32,136,106 shares of Common Stock and 43,478,261 shares of Common Stock at the minimum and maximum of the Estimated Offering Range, respectively, the loan to the ESOP would be $25.7 million and $34.8 million, respectively. See "Management - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by the Stock Holding Company initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-related or other securities, deposits in either the Bank or other financial institutions, or a combination thereof. The net proceeds retained by the Stock Holding Company may ultimately be used to support the Bank's lending activities, repay borrowings in the ordinary course, or support the future expansion of operations through the establishment of additional banking offices or other customer facilities or through acquisitions of other financial institutions or branch offices (although no such acquisition transactions are specifically being considered at this time). The net proceeds from the Offerings may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the Common Stock or returns of capital (the Stock Holding Company and the Bank have committed not to take any action to further the payment of any return of capital on the Common Stock during the one-year period subsequent to consummation of the Reorganization). Management of the Stock Holding Company may consider expanding or diversifying, as such opportunities become available. Because of state and local tax issues, the Stock Holding Company and the Bank have determined to retain only $50.0 million of the net proceeds at the Stock Holding Company level.

         Following the six-month anniversary of the completion of the Reorganization (to the extent permitted by the OTS), and based upon then existing facts and circumstances, the Stock Holding Company's Board of Directors may determine to repurchase shares of Common Stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in the Stock Holding Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Stock Holding Company and its stockholders. Any stock repurchases will be subject to the determination of the Stock Holding Company's Board of Directors that the Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases.

         The portion of the net proceeds used by the Stock Holding Company to purchase the capital stock of the Bank will be added to the Bank's general funds to be used for general corporate purposes, including increased lending activities and to support the expansion of the Bank's wholesale leverage strategy, which entails the purchase of adjustable rate mortgage-related securities funded by fixed rate borrowings. See "Risk Factors - Impact of Wholesale Leverage Strategy." While the amount of net proceeds received by the Bank will further strengthen the Bank's capital position, which already substantially exceeds all regulatory requirements, it should be noted that the Bank is not reorganizing primarily to raise capital. After the Reorganization and Stock Issuance, the Bank's tangible capital ratio will be approximately
16.67 % (based upon the maximum of the Estimated Offering Range). As a result, the Bank will continue to be a well-capitalized institution.

         The net proceeds may vary because total expenses of the Reorganization and Stock Issuance may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the Reorganization and Stock Issuance is adjusted to reflect a change in the estimated pro forma market value of the Bank. Payments for shares made through withdrawals from existing deposit accounts at the Bank will not result in the receipt of new funds for investment by the Bank but will result in a reduction of the Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.


                                 DIVIDEND POLICY

         Following consummation of the Reorganization, the Board of Directors of the Stock Holding Company intends to pay quarterly cash dividends on the Common Stock, beginning after the first quarter following completion of the Reorganization and Stock Issuance. The initial annual dividend rate to be paid on the Common Stock will be at an annualized rate of $.40 per share. The continued payment of dividends will depend upon a number of factors, including capital requirements, the Stock Holding Company's and the Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. If the MHC does not waive the receipt of any dividends from the Stock Holding Company, the amount of dividends payable by the Stock Holding Company to public stockholders may be reduced. Special cash dividends, stock dividends or returns of capital may be paid in addition to, or in lieu of, regular cash dividends (however, the Stock Holding Company and the Bank have committed to the OTS that they will take no action to further the payment of any return of capital during the one-year period following consummation of the Reorganization and Stock Issuance). The Stock Holding Company intends to file consolidated tax returns with the Bank. Accordingly, it is anticipated that any cash distributions made by the Stock Holding Company to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

         Dividends from the Stock Holding Company will depend, in large part, upon receipt of dividends from the Bank, because the Stock Holding Company initially will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of shares of Common Stock retained by the Stock Holding Company, and interest payments with respect to the Stock Holding Company's loan to the ESOP. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions. See "Regulation
- Limitations on Dividends and Other Capital Distributions."

         Any payment of dividends by the Bank to the Stock Holding Company which would be deemed to be drawn out of the Bank's bad debt reserves, would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank does not intend to make any distribution to the Stock Holding Company that would create such a federal tax liability. See "Taxation."

                         WAIVER OF DIVIDENDS BY THE MHC

         The Board of Directors of the MHC will determine whether the MHC will waive the receipt of dividends declared by the Stock Holding Company each time the Stock Holding Company declares a dividend. The Board of Directors of the MHC presently intends to waive the receipt of dividends declared by the Stock Holding Company. OTS regulations require the MHC to notify the OTS of any proposed waiver of the right to receive dividends. It is the OTS' recent practice to review dividend waiver notices on a case-by-case basis, and, in general, not to object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the subsidiary holding company is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered to be a restriction on the stockholders' equity of the subsidiary holding company, which restriction, if material, is disclosed in the public financial statements of the subsidiary holding company as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with Statement of Financial Accounting Standards No. 5, where the subsidiary holding company determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the subsidiary holding company in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the mutual holding company converts to stock form, the appraisal submitted to the OTS in connection with the conversion transaction takes into account the amount of the dividends waived by the mutual holding company. In addition, the OTS has announced that the dividends waived by the mutual holding companies will affect the ratio pursuant to which shares of common stock of a subsidiary holding company held by Minority Stockholders would be exchanged for shares of common stock of the converted holding company in a conversion transaction. The OTS will not permit a pro rata exchange if the mutual holding company has waived the receipt of cash dividends by the subsidiary holding company. Accordingly, the precise treatment of any conversion transaction cannot be assured. Any waiver of dividends by the MHC is likely to result in an adjustment to the ratio pursuant to which shares of Common Stock are exchanged for shares of the converted MHC in a conversion transaction, which adjustment will have the effect of diluting Minority Stockholders' interests. The Board of Directors of the MHC has no intention of converting to stock form. See "MHC Conversion to Stock Form."

         The MHC's Board of Directors may conclude that a dividend waiver by the MHC, which permits retention of capital by the Stock Holding Company, is in the best interest of the MHC's members because, among other reasons: (i) the MHC has no need for the dividend for its business operations, (ii) the cash that would be received could be invested by the Stock Holding Company more effectively; and
(iii) such waiver preserves the retained earnings of the MHC through its principal asset (the Stock Holding Company), which would be available for distribution in the unlikely event of a voluntary liquidation of the Stock Holding Company after satisfaction of claims of depositors and other creditors. The Board of Directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to members of the MHC. There is no assurance that the MHC will waive the receipt of the dividends.

         Immediately after consummation of the Reorganization and the Stock Issuance, it is expected that the MHC's operations will consist of activities relating to its investment in, and control of, a majority of the shares of Common Stock of the Stock Holding Company, maintenance of books and records relating to members of the MHC and investing funds retained by it. In the future, the MHC may accept dividends paid by the Stock Holding Company to be used for the payment of operating expenses and other purposes, including purchasing Common Stock from time to time in the open market or from the Stock Holding Company. There can be no assurance that the MHC will accept dividends paid by the Stock Holding Company, or if such dividends are accepted, that the MHC will purchase shares of Common Stock in the open market. Any purchases of Common Stock other than from the MHC will increase the percentage of the Stock Holding Company's outstanding shares of Common Stock held by the MHC and increase the number of shares eligible to be sold in any subsequent offering or mutual to stock conversion of the MHC. Any waiver of dividends by the MHC is likely to result in an adjustment to the ratio pursuant to which shares of Common Stock are exchanged for shares of the converted MHC in the event of a conversion transaction, which adjustment will have the effect of diluting Minority Stockholders' percentage ownership interest in the converted MHC's shares. See "MHC Conversion to Stock Form."


                          MHC CONVERSION TO STOCK FORM

         As long as the MHC remains a mutual holding company, it must own at least a majority of the outstanding voting stock of the Stock Holding Company. OTS regulations specifically authorize mutual holding companies to (i) convert to stock form and (ii) exchange stock issued by the converted holding company for stock issued by a subsidiary holding company. OTS regulations require that such exchange be "fair and reasonable" but do not specify the basis for such exchange. Although the MHC could convert to stock form in the future, the Bank and the MHC have no current plans and there can be no assurance as to when, if ever, such a conversion will occur. Any conversion transaction would be subject to federal securities laws and regulations of the OTS in effect at the time of the conversion transaction. In addition, the OTS may, in the future, authorize alternative forms of structure or organization for mutual holding companies or their affiliates or subsidiaries. Although the Bank and the MHC may consider such alternative forms of structure or organization, there can be no assurances as to when, if ever, the Bank and the MHC will choose to avail itself of any such alternative form of structure or organization. A decision by the MHC to convert to stock form would require the approval of its members prior to the conversion transaction. It is expected that these members will have subscription rights to purchase stock of the converted MHC. In a conversion transaction, the MHC, the Stock Holding Company or the Bank will have to demonstrate to the OTS that the terms of such exchange are fair and reasonable and comply with the stock purchase limitations of the OTS conversion regulations (which may, as a condition to OTS approval of the conversion transaction, in certain limited circumstances, require certain insiders of the Bank who have accumulated shares in excess of stock purchase limitations in the conversion transaction to divest such shares in connection with such conversion transaction, and also potentially restrict or prohibit additional purchases of Common Stock in the conversion transaction by other stockholders that would be in excess of such stock purchase limitations). The fairness of the exchange may be supported by an opinion from an independent third party.

         The OTS policy with respect to dividends waived by mutual holding companies requires that, in the case of mutual to stock conversions of recently formed mutual holding companies, such as the MHC, the aggregate amount of cash dividends waived by a mutual holding company must be considered when establishing a fair and reasonable basis for exchanging subsidiary holding company common stock for converted MHC common stock. The OTS will not permit a pro rata exchange if the mutual holding company has waived the receipt of cash dividends by the subsidiary holding company. Accordingly, the precise treatment of any conversion transaction cannot be assured. Any waiver of dividends by the MHC is likely to result in an adjustment to the ratio pursuant to which shares of Common Stock are exchanged for shares of the converted MHC in a conversion transaction, which adjustment will have the effect of diluting Minority Stockholders' ownership interests.

         In addition to the possible adjustment to the exchange ratio due to waived dividends, the percentage of the converted MHC's common stock received by Minority Stockholders in any conversion transaction may be affected by any purchases of Common Stock by the MHC, any subsequent offerings or other stock issuances by the Stock Holding Company (including shares issued under the terms of the Stock Option Plan and RRP), any intervening acquisitions by the MHC, the Stock Holding Company's dividend policy, including special dividends and the amount of dividends paid by the Stock Holding Company.

         As an alternative to the exchange of shares discussed above, if the stockholders of the Stock Holding Company do not receive shares of the converted MHC or the stock institution resulting from the conversion transaction based upon a fair and reasonable exchange ratio, or cash from the resulting institution in an amount equal to the fair market value of their stock given the circumstances of the conversion transaction, the Stock Holding Company or the MHC (and its successors) may elect to purchase all shares of the Common Stock not owned by it simultaneously with the consummation of the conversion transaction at the fair market value of the stock on the date of the conversion transaction, subject to OTS approval and compliance with the limitations of the OTS regulations governing capital distributions and other conditions that the OTS may impose. Such fair market value of the Stock Holding Company's Common Stock shall be established by an independent appraisal, and may be greater than or less than the Purchase Price. Moreover, if the Common Stock is traded and has an established and liquid trading market, of which there is no assurance, the fair market value of the Common Stock, as established by the independent appraisal, may be greater than or less than the trading price of such stock.

         Moreover, in the event that the MHC converts to stock form in a conversion transaction, any options or other convertible securities held by an officer, director or employee of the Stock Holding Company, convertible into shares of Common Stock shall become options to purchase or convertible into shares of the converted MHC; provided, however, that if such options or convertible shares cannot be so reconstituted, the holders of such options or other convertible securities shall be entitled to receive cash payment for such shares in an amount equal to the offering price of the number of shares of the converted MHC into which such securities would otherwise be converted, less the exercise price of such options of other convertible securities. Any such exchange or redemption of these securities will be subject to the written approval of the OTS, and there can be no assurance that such approval would be obtained. In addition, the OTS may place restrictions on the Stock Holding
Company's or the MHC's ability to purchase Common Stock that are more restrictive than the OTS regulations governing capital distributions. The fair market value of the common stock of the converted MHC shall be established by the independent appraisal utilized in the conversion transaction pursuant to the OTS regulations governing conversions. However, there is no plan, agreement or understanding with respect to such a conversion, and there can be no assurance that such a conversion will occur.

         Further, if the MHC were to undertake a conversion transaction, and in connection therewith additional shares of stock of the converted MHC were proposed to be contributed to the Foundation, any conversion transaction and contribution of additional shares of Common Stock to the Foundation will be voted on as separate matters and both matters will require the approval of (i) a majority of the total outstanding vote of the members of the MHC eligible to be cast and (ii) a majority vote of the total outstanding shares of Common Stock held by stockholders other than the MHC and the Foundation.


                           MARKET FOR THE COMMON STOCK

         The Stock Holding Company and the Bank have never issued capital stock, and, consequently, there is no established market for the Common Stock at this time. The Stock Holding Company has applied to have its Common Stock quoted on the Nasdaq National Market under the symbol "CFFN." Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at these quoted prices, subject to various securities laws and other regulatory requirements. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of the Stock Holding Company, the Bank or any market maker. Accordingly, the number of active buyers and sellers of the Common Stock at any particular time may be limited. The Stock Holding Company intends to meet the requirements for listing on the Nasdaq National Market. There can be no assurance, however, that purchasers will be able to sell their shares at or above the Purchase Price.


                               REGULATORY CAPITAL

         At September 30, 1998, the Bank exceeded all of the regulatory capital requirements applicable to it. The table on the following page sets forth the historical regulatory capital of the Bank at September 30, 1998 and the pro forma regulatory capital of the Bank after giving effect to the Reorganization and Stock Issuance, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by the Bank of the net Stock Issuance proceeds, minus expenses, the amounts to be loaned to the ESOP and contributed to the RRP and $50.0 million to be retained by the Stock Holding Company. The pro forma risk-based capital amounts assume the investment of the net proceeds received by the Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at September 30, 1998.

                                                                                      Pro Forma at September 30, 1998
                                                                        ----------------------------------------------------------
                                                Historical at               32,136,106 Shares                 37,807,183 Shares
                                            September 30, 1998           Sold at $10.00 per Share          Sold at $10.00 per Share
                                         ------------------------       --------------------------         -----------------------
                                                       Percent of                       Percent of                      Percent of
                                          Amount        Assets(1)        Amount            Assets          Amount          Assets
                                          ------        ---------        ------            ------          ------          ------
                                                                        (Dollars in Thousands)
Tangible capital:
    Actual ......................        $649,199         12.13%        $863,596            15.31%        $910,581         16.00%
    Requirement .................          79,724          1.50           84,609             1.50           85,381          1.50
                                         --------         -----         --------            -----         --------         -----
    Excess ......................        $569,475         10.63%        $778,987            13.81%        $825,200         14.50%
                                         ========         =====         ========            =====         ========         =====
Core capital:
    Actual ......................        $649,199         12.13%        $863,596            15.31%        $910,581         16.00%
    Requirement .................         159,447          3.00          169,218             3.00          170,762          3.00
                                         --------         -----         --------            -----         --------         -----
    Excess ......................        $489,752          9.13%        $694,378            12.31%        $739,819         13.00%
                                         ========         =====         ========            =====         ========         =====
Risk-based capital
    Actual ......................        $650,584         27.32%        $868,246            35.43%        $915,231         37.19%
    Requirement .................         191,168          8.00          196,071             8.00          196,895          8.00
                                         --------         -----         --------            -----         --------         -----
    Excess ......................        $459,416         19.32%        $672,175            27.43%        $718,336         29.19%
                                         ========         =====         ========            =====         ========         =====


                                      Pro Forma at September 30, 1998
                            ---------------------------------------------------
                               43,487,261 Shares          50,000,000 Shares
                            Sold at $10.00 per Share   Sold at $10.00 per Share
                            ------------------------   ------------------------
                                          Percent of              Percent of
                               Amount       Assets      Amount      Assets
                               ------       ------      ------      ------
                                            (Dollars in Thousands)
Tangible capital:
    Actual ...............   $  957,566     16.67%    $1,011,599     17.43%
    Requirement ..........       86,154      1.50         87,043      1.50
                             ----------     -----     ----------     -----
    Excess ...............   $  871,412     15.17%    $  924,556     15.93%
                             ==========     =====     ==========     =====
Core capital:
    Actual ...............   $  957,566     16.67%    $1,011,599     17.43%
    Requirement ..........      172,308      3.00        174,086      3.00
                             ----------     -----     ----------     -----
    Excess ...............   $  785,258     13.67%    $  837,513     14.43%
                             ==========     =====     ==========     =====
Risk-based capital
    Actual ...............   $  962,216     38.93%    $1,016,249     40.92%
    Requirement ..........      197,720      8.00        198,668      8.00
                             ----------     -----     ----------     -----
    Excess ...............   $  764,496     30.93%    $  817,581     32.92%
                             ==========     =====     ==========     =====
--------

(1)  Adjusted total or adjusted risk-weighted assets, as appropriate.

                                 CAPITALIZATION

         The following table presents the historical capitalization of the Bank at September 30, 1998, and the pro forma consolidated capitalization of the Company after giving effect to the Reorganization, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."


                                                                            The Stock Holding Company - Pro Forma
                                                                             Based Upon Sale at $10.00 Per Share
                                                           -------------------------------------------------------------------------
                                                                                                                          50,000,000
                                                                           32,136,106     37,807,183      43,478,261       Shares(1)
                                                             The Bank -       Shares        Shares          Shares       (Maximum of
                                                             Historical     (Minimum of  (Midpoint of    (Maximum of      Range, as
                                                           Capitalization      Range)        Range)         Range)        Adjusted)
                                                           --------------      ------        ------         ------        ---------
                                                                                       (In Thousands)
Deposits(2) ..............................................   $ 3,894,180   $ 3,894,180    $ 3,894,180    $ 3,894,180    $ 3,894,180
Borrowings:
    FHLB advances ........................................       500,000       500,000        500,000        500,000        500,000
    Securities sold under agreement to
     repurchase ..........................................       175,000       175,000        175,000        175,000        175,000
                                                             -----------   -----------    -----------    -----------    -----------
Total deposits and borrowings ............................   $ 4,569,180   $ 4,569,180    $ 4,569,180    $ 4,569,180    $ 4,569,180
                                                             ===========   ===========    ===========    ===========    ===========

Stockholders' equity
    Preferred Stock, $.01 par value, 50,000,000
     shares authorized; none to be issued ................   $        --   $        --    $        --    $        --    $        --
    Common Stock, $.01 par value, 450,000,000
     shares authorized; shares to be issued as
     reflected(3) ........................................            --           778            915          1,052          1,210
    Additional paid-in capital ...........................            --       315,137        371,059        426,980        491,290
    Retained earnings ....................................       649,199       649,199        649,199        649,199        649,199
    Shares issued to Foundation(4) .......................            --
    Net unrealized gains on mortgage-related
     securities available for sale .......................        13,133        13,133         13,133         13,133         13,133

Less:
    Expense of contribution to Foundation,
     net(5) ..............................................            --       (15,940)       (18,752)       (21,565)       (24,800)
    Common Stock to be acquired by the
     ESOP(6) .............................................            --       (25,709)       (30,246)       (34,783)       (40,000)
    Common Stock to be acquired by the
     RRP(7) ..............................................            --       (12,854)       (15,123)       (17,391)       (20,000)
                                                             -----------   -----------    -----------    -----------    -----------

Total stockholders' equity ...............................   $   662,332   $   923,744    $   970,185    $ 1,016,625    $ 1,070,032
                                                             ===========   ===========    ===========    ===========    ===========

------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Offering Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.

(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Offerings. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

(3) Reflects the issuance of the shares of Common Stock to be sold in the Offerings including the issuance of additional shares of Common Stock to the Foundation. No effect has been given to the issuance of additional shares of Common Stock pursuant to the proposed Stock Option Plan. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

(4) Reflects shares to be contributed to the Foundation at an assumed value of $10.00 per share.

(5) Net of the tax effect of the contribution of Common Stock and cash to the Foundation based upon an assumed 38.0% tax rate. The realization of the deferred tax benefit is limited annually to 10% of the Stock Holding
     Company's annual taxable income, subject to the ability of the Stock Holding Company to carry forward any unused portion of the deduction for five years following the year in which the contribution is made. Historical equity has been reduced in the pro forma presentation by $100,000 due to the retention of such amount by the MHC as its initial capitalization upon consummation of the MHC.

(6) Assumes that 8.0% of the Common Stock sold in the Offerings will be purchased by the ESOP, which is reflected as a reduction from stockholders' equity. The ESOP shares will be purchased with funds loaned to the ESOP by the Stock Holding Company. See "Pro Forma Data" and "Management - Benefits
     - Employee Stock Ownership Plan."

(7) The Stock Holding Company intends to adopt the RRP and to submit such plan to stockholders at an annual or special meeting of stockholders held at least six months following the consummation of the Reorganization. If the plan is approved by stockholders, the Stock Holding Company intends to contribute sufficient funds to the RRP to enable the plan to purchase a number of shares of Common Stock equal to 4.0% of the Common Stock sold in the Offerings. Assumes that stockholder approval has been obtained and that the shares have been purchased in the open market at the Purchase Price. However, in the event the Stock Holding Company issues authorized but unissued shares of Common Stock to the RRP in the amount of 4.0% of the Common Stock sold in the Offerings, the voting interests of existing stockholders would be diluted approximately 3.8%. The shares are reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."


                                 PRO FORMA DATA


         The actual net proceeds from the sale of the Common Stock cannot be determined until the Reorganization is completed. However, net proceeds are currently estimated to be between $303.1 million and $410.6 million (or $472.5 million in the event the Estimated Offering Range is increased by 15%) based upon the following assumptions: (i) all shares of Common Stock will be sold in the Subscription Offering; (ii) no fees will be paid to Webb on shares purchased by (x) the ESOP and any other employee benefit plan of the Stock Holding Company or the Bank, (y) officers, directors, employees and members of their immediate families or (z) the Foundation; (iii) Webb will receive a fee equal to 1.25% of the aggregate Purchase Price for sales in the Subscription Offering (excluding the sale of shares to the ESOP, employee benefit plans, officers, directors and their immediate families and the Foundation); (iv) the Stock Holding Company will contribute to the Foundation an amount of cash equal to the value of 4.0% of the Common Stock sold in the Offerings and an amount of Common Stock equal to 4.0% of the Common Stock sold in the Offerings from authorized but unissued shares; and (v) total expenses, including the marketing fees paid to Webb will be between $5.4 million and $6.8 million (or $7.5 million in the event the Estimated Offering Range is increased by 15%). Actual expenses may vary from those estimated.

         Pro forma consolidated net income and stockholders' equity of the Stock Holding Company have been calculated for the fiscal year ended September 30, 1998, as if the Common Stock to be issued in the Offerings had been sold at the beginning of the period and the net proceeds had been invested at 4.39%, which represents the yield on one-year U.S. Government securities at September

30, 1998 (which, in light of changes in interest rates in recent periods, are deemed by the Stock Holding Company and the Bank to more accurately reflect pro forma reinvestment rates than the arithmetic average method). The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. A tax rate of 38.0% has been assumed for the period, resulting in an after-tax yield of 2.72% for the year ended September 30, 1998. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares purchased by the ESOP and the effect of the issuance of shares to the Foundation. See Note 3 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Stock Holding Company intends to make a loan to fund the purchase of 8.0% of the Common Stock by the ESOP and intends to retain $50 million of the net proceeds from the Offerings.

         No effect has been given in the tables to the issuance of additional shares of Common Stock pursuant to the proposed Stock Option Plan. See "Management - Benefits - Other Stock Benefit Plans." The table below gives effect to the RRP, which is expected to be adopted by the Stock Holding Company following the Reorganization and presented (together with the Stock Option Plan) to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the consummation of the Reorganization. If the RRP is approved by stockholders, the RRP intends to acquire an amount of Common Stock equal to 4.0% of the shares of Common Stock sold in the Offerings, either through open market purchases or from authorized but unissued shares of Common Stock. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the RRP are purchased in the open market at the Purchase Price. No effect has been given to (i) the Stock Holding Company's results of operations after the Reorganization, (ii) the market price of the Common Stock after the Reorganization or (iii) a less than 4.0% purchase by the RRP.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Stock Holding Company computed in accordance with GAAP.

         The following table gives effect to the issuance of authorized but unissued shares of the Common Stock to the Foundation concurrently with the completion of the Reorganization. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

                                                                                                                      50,000,000
                                                            32,136,106           37,807,183          43,478,261     Shares  Sold at
                                                         Shares Sold at       Shares Sold at      Shares  Sold at   $10.00 Per Share
                                                        $10.00 Per Share     $10.00 Per Share    $10.00 Per Share     (Maximum of
                                                           (Minimum of         (Midpoint of         (Maximum of        Range, as
                                                              Range)              Range)              Range)          Adjusted)(8)
                                                              ------              ------              ------          ------------
Gross Proceeds ................................           $     321,361      $     378,072      $     434,783        $     500,000
Plus: Shares acquired by Foundation
 (equal to 4.0% of the shares sold
 in the Offerings) ............................                  12,854             15,123             17,391               20,000
                                                          -------------      -------------      -------------        -------------

Pro forma market capitalization ...............           $     334,215      $     393,195      $     452,174        $     520,000
                                                          =============      =============      =============        =============

Gross proceeds ................................           $     321,361      $     378,072      $     434,783        $     500,000
Less cash contribution to Foundation ..........                 (12,854)           (15,123)           (17,391)             (20,000)
Less offering expenses and commissions ........                  (5,446)            (6,098)            (6,750)              (7,500)
                                                          -------------      -------------      -------------        -------------

    Estimated net proceeds ....................                 303,061            356,851            410,642              472,500
Less:   Shares purchased by the ESOP ..........                 (25,709)           (30,246)           (34,783)             (40,000)
        Shares purchased by the RRP ...........                 (12,854)           (15,123)           (17,391)             (20,000)
                                                          -------------      -------------      -------------        -------------

Total estimated net proceeds,
 as adjusted(1) ...............................           $     264,498      $     311,482      $     358,468        $     412,500
                                                          =============      =============      =============        =============

Net income(2):
    Historical ................................           $      53,991      $      53,991      $      53,991        $      53,991
    Pro forma income on net proceeds,
     as adjusted ..............................                   7,196              8,475              9,754               11,225
    Pro forma ESOP adjustment(3) ..............                  (1,063)            (1,250)            (1,438)              (1,653)
    Pro forma RRP adjustment(4) ...............                  (1,594)            (1,875)            (2,157)              (2,480)
                                                          -------------      -------------      -------------        -------------

    Pro forma net income ......................           $      58,530      $      59,341      $      60,150        $      61,083
                                                          =============      =============      =============        =============

Net income per share(2)(5):
    Historical ................................           $        0.72      $        0.61      $        0.53        $        0.46
    Pro forma income on net proceeds,
     as adjusted ..............................                    0.10               0.10               0.10                 0.10
    Pro forma ESOP adjustment(3) ..............                   (0.01)             (0.01)             (0.01)               (0.01)
    Pro forma RRP adjustment(4) ...............                   (0.02)             (0.02)             (0.02)               (0.02)
                                                          -------------      -------------      -------------        -------------

    Pro forma net income per share(4)(6) ......           $        0.79      $        0.68      $        0.60        $        0.53
                                                          =============      =============      =============        =============

Number of shares outstanding for
 pro forma net income per share
 calculations(5) ..............................              75,385,948         88,689,351        101,992,753          117,291,667
                                                          =============      =============      =============        =============

Offering price to pro forma net
 income per share(5) ..........................                   12.66x             14.71x             16.67x               18.87x
                                                          =============      =============      =============        =============

                                                                                                                       50,000,000
                                                               32,136,106         37,807,183        43,478,261       Shares  Sold at
                                                             Shares Sold at     Shares Sold at    Shares  Sold at   $10.00 Per Share
                                                            $10.00 Per Share   $10.00 Per Share  $10.00 Per Share     (Maximum of
                                                               (Minimum of       (Midpoint of       (Maximum of         Range, as
                                                                  Range)            Range)            Range)          Adjusted)(8)
                                                                  ------            ------            ------          ------------
Stockholders' equity:
    Historical .........................................   $      662,232    $      662,232    $       662,232     $       662,232
    Estimated net proceeds .............................          303,061           356,851            410,461            472,500
    Plus: Shares issued to Foundation ..................           12,854            15,123             17,391             20,000
    Less: Contribution to Foundation ...................          (12,854)          (15,123)           (17,391)           (20,000)
    Plus: Tax benefit of the contribution
           to Foundation ...............................            9,769            11,493             13,217             15,200

    Less: Common Stock acquired by the ESOP(3) .........          (25,709)          (30,246)           (34,783)           (40,000)
          Common Stock to be acquired by
           the RRP(4) ..................................          (12,854)          (15,123)           (17,391)           (20,000)
                                                           --------------    --------------    ---------------    ---------------

    Pro forma stockholders' equity(4)(6)(7) ............   $      936,499    $      985,207    $     1,033,736    $     1,089,932
                                                           ==============    ==============    ===============    ===============

Stockholders' equity per share(5):
    Historical .........................................   $         8.51    $         7.24    $          6.29    $          5.47
    Estimated net proceeds .............................             3.90              3.90               3.90               3.90
    Plus: Shares issued to Foundation ..................             0.17              0.17               0.17               0.17
    Less: Contribution to Foundation ...................            (0.17)            (0.17)             (0.17)             (0.17)
    Plus: Tax benefit of the contribution to Foundation              0.13              0.13               0.13               0.13
    Less: Common Stock acquired by the ESOP(3) .........            (0.33)            (0.33)             (0.33)             (0.33)
          Common Stock to be acquired by
           the RRP(4) ..................................            (0.17)            (0.17)             (0.17)             (0.17)
                                                           --------------    --------------    ---------------    ---------------

    Pro forma stockholders' equity per share(4)(6)(7) ..   $        12.04    $        10.77    $          9.82    $          9.00
                                                           ==============    ==============    ===============    ===============

Offering price as a percentage of pro forma
 stockholders' equity per share(5) .....................            83.06%            92.85%            101.83%            111.11%
                                                           ==============    ==============    ===============    ===============

Number of shares outstanding for pro forma stockholders'
 equity per share calculations(5) ......................       77,785,444        91,512,288        105,239,130        121,025,000
                                                           ==============    ==============    ===============    ===============

-----------------
(1) Estimated net proceeds, as adjusted, consist of the estimated net proceeds from the Offerings minus (i) the proceeds attributable to the purchase by the ESOP and (ii) the value of the shares to be purchased by the RRP, subject to stockholder approval, after the Reorganization at an assumed purchase price of $10.00 per share.
(2) Does not give effect to the non-recurring expense that will be recognized in fiscal 1999 as a result of the contribution to the Foundation. The Stock Holding Company will recognize an after-tax expense for the amount of the cash and stock contribution to the Foundation which is expected to total $15.9 million, $18.8 million, $21.6 million and $24.8 million at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Offering Range, respectively. Assuming the contribution to the Foundation was expensed during the year ended September 30, 1998, pro forma net earnings per share would be $0.56, $0.46, $0.38 and $0.31 at the minimum, midpoint, maximum and maximum, as adjusted, respectively. Per share net income data is based on 75,385,948, shares of Common Stock outstanding at the minimum of the Estimated Offering Range, outstanding at the 88,689,351 shares of

     Common Stock outstanding at the midpoint of such range, 101,992,753 shares of Common Stock outstanding at the maximum of such range and 117,291,667 shares of Common Stock outstanding at 15% above the maximum of such range, respectively, which represents shares issued to the MHC, shares sold in the Offerings, shares contributed to the Foundation and shares to be allocated or distributed under the ESOP and RRP for the period presented.

(3) It is assumed that 8.0% of the shares of Common Stock sold in the Offerings will be purchased by the ESOP with funds loaned by the Stock Holding Company. The Stock Holding Company and the Bank intend to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the ESOP is payable over 15 years, with the ESOP shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, and (ii) the effective tax rate was 38.0% for the period. See "Management - Benefits - Employee Stock Ownership Plan."

(4) It is assumed that the RRP will purchase, following stockholder approval of such plan, a number of shares of Common Stock equal to 4.0% of the shares of Common Stock sold in the Offerings for issuance to directors, officers and employees. Funds used by the RRP to purchase the shares initially will be contributed to the RRP by the Stock Holding Company. It is further assumed that the shares were acquired by the RRP at the beginning of the period presented in open market purchases at the Purchase Price and that 20% of the amount contributed, net of taxes, was an amortized expense during the year ended September 30, 1998. The issuance of authorized but unissued shares of Common Stock pursuant to the RRP in the amount of 4.0% of the Common Stock sold in the Offerings would dilute the voting interests of existing stockholders by approximately 3.8% and under such circumstances pro forma net earnings per share for the year ended September 30, 1998 would be $0.77, $0.67, $0.59 and $0.52, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Offering Range, respectively, and pro forma stockholders' equity per share at September 30, 1998 would be $12.01, $10.75, $9.82 and $9.01 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the RRP will be equal to the Purchase Price. See "Management - Benefits - Other Stock Benefit Plans."

(5) The per share calculations are determined by adding the number of shares assumed to be issued to the MHC and sold in the Offerings as well as contributed to the Foundation and for purposes of calculating earnings per share, in accordance with SOP 93-6, subtracting 2,454,727 shares, 2,822,936 shares, 3,246,377 shares, and 3,733,333 shares, respectively, representing the ESOP shares which have not been committed for release during the year ended September 30, 1998. Thus, it is assumed at September 30, 1998 that
     77,121,175shares of Common Stock are outstanding at the minimum of the Estimated Offering Range, 88,689,351shares of Common Stock are outstanding at the midpoint of such range, 101,992,753 shares of Common Stock are outstanding at the maximum of such range and 117,291,667 shares of Common Stock are outstanding at 15% above the maximum of the such range, respectively. Assuming the uncommitted ESOP shares were not subtracted from the number of shares of Common Stock outstanding at September 30, 1998, the offering price as a multiple of pro forma net earnings per share would be 13.57x, 15.42x, 17.50x and 19.81x at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Offering Range, respectively. For purposes of calculating pro forma stockholders' equity per share, it is assumed that shares outstanding total 79,575,902 shares at the minimum of the Estimated Valuation Range, 91,512,288 shares at the midpoint of such range, 105,239,130 shares at the maximum of such range and 121,025,000 shares at 15% above the maximum of the such range, respectively.

(6) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan, which will be adopted by the Stock Holding Company following the Reorganization and presented for approval by stockholders at an annual or special meeting of stockholders of the Stock Holding Company held at least six months following the consummation of the Reorganization. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock sold in the Offerings, or 3,213,611 shares at the minimum of the Estimated Offering Range, 3,780,718 shares at the midpoint of such range, 4,347,826 shares at the maximum of such range and 5,000,000 shares at 15% above the maximum of the such range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the RRP are acquired through open market purchases at the Purchase Price, pro forma net earnings per share for the year ended September 30, 1998 would be $0.76, $0.65, $0.58, and $0.51 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Offering Range, respectively, and pro forma stockholders' equity per share at September 30, 1998 would be $11.94, $10.72, $7.81 and $9.02 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. See "Management - Benefits - Other Stock Benefit Plan."

(7) The retained earnings of the Bank will be substantially restricted because certain distributions from the Bank's retained earnings may be treated as being from its accumulated bad debt reserve for tax purposes, which would cause the Bank to have additional taxable income. See "Taxation - Federal Taxation." Pro forma stockholders' equity and pro forma stockholders' equity per share do not give effect to the bad debt reserves established by the Bank for federal income tax purposes in the event of a liquidation of the Bank. Pro forma retained earnings have been reduced by $100,000 to reflect the proposed capitalization of the MHC.

(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Offering Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Offerings.


                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                               WITH NO FOUNDATION

         In the event that the Foundation was not being established as part of the Reorganization, RP Financial has estimated that the pro forma aggregate market capitalization of the Stock Holding Company would be approximately $420.1 million at the midpoint, which is approximately $26.9 million greater than the pro forma aggregate market capitalization of the Stock Holding Company if the Foundation is included, and would result in an approximately $42.0 million increase in the amount of Common Stock offered for sale in the Stock Issuance. At the mid-point, the pro forma price to book ratio and pro forma price to earnings ratio without the Foundation would be 97.66% and 15.87x, respectively, compared to 92.85% and 14.71x, respectively, with the Foundation. Further, assuming the midpoint of the Estimated Offering Range, pro forma stockholders' equity per share and pro forma earnings per share without the Foundation would be $10.24 and $0.63, respectively, and $10.77 and $0.68, respectively, with the Foundation. There is no assurance that in the event the Foundation was not formed that the appraisal prepared at the time would have concluded that the pro forma market value of the Stock Holding Company would be the same as that estimated herein. Any appraisals prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Offering Range, assuming the Reorganization and Stock Issuance was completed at September 30, 1998 without the establishment of the Foundation.

                                                              At the Minimum                  At the Midpoint
                                                       ---------------------------      --------------------------
                                                           With             No             With             No
                                                        Foundation      Foundation      Foundation      Foundation
                                                        ----------      ----------      ----------      ----------
                                                              (Dollars in Thousands, except per share amounts)
Estimated offering amount........................      $   321,361    $    357,068     $   378,072    $    420,080
Pro forma market capitalization..................          334,216         357,068         393,195         420,080
Total assets.....................................        5,589,068       5,623,165       5,637,777       5,677,890
Total liabilities................................        4,652,569       4,652,569       4,652,569       4,652,569
Pro forma stockholders' equity...................          936,499         970,596         985,208       1,025,321
Pro forma consolidated net earnings..............           58,530          59,429          59,341          60,398
Pro forma stockholders' equity per share.........            12.04           11.41           10.77           10.24
Pro forma consolidated net earnings per share....             0.79            0.73            0.68            0.63
Pro forma pricing ratios:
    Offering price as a percentage of pro
     forma stockholders' equity per share........            83.06%          87.64%          92.85%          97.66%
    Offering price to pro forma net earnings
     per share(1)................................            12.66x          13.70x          14.71x          15.87x
    Pro forma market capitalization to assets....             5.98%           6.35%           6.97%           7.40%
Pro forma financial ratios:
    Return on assets(2)..........................             1.05%           1.06%           1.05%           1.06%
    Return on stockholders' equity(3)............             6.25%           6.12%           6.02%           5.89%
    Stockholders' equity to assets...............            16.76%          17.26%          17.48%          18.06%
Minority shares..................................       32,136,106      35,706,784      37,807,183      42,007,982
    Share dilution...............................            10.00%      3,570,678           10.00%      4,200,798
    Voting share.................................            41.31%          42.01%          41.31%          42.01%
        Dilution.................................             0.69%                           0.69%
Foundation shares................................        1,285,444                       1,512,287
    Share dilution...............................              N/A                             N/A
    Voting share.................................             1.65%                           1.65%
        Dilution.................................              N/A                             N/A
Mutual Holding Company shares....................       44,363,894      49,293,216      52,192,817      57,992,018
    Share dilution...............................            10.00%      4,929,322           10.00%      5,799,201
    Voting share.................................            57.03%          57.99%          57.03%          57.99%
        Dilution.................................             0.96%                           0.96%

                                                                                               At the Maximum
                                                              At the Maximum                    As Adjusted
                                                       ---------------------------      --------------------------
                                                           With             No             With             No
                                                        Foundation      Foundation      Foundation      Foundation
                                                        ----------      ----------      ----------      ----------
                                                              (Dollars in Thousands, except per share amounts)
Estimated offering amount........................      $   434,783    $    483,092     $   500,000     $    555,556
Pro forma market capitalization..................          452,174         483,092         520,000          555,556
Total assets.....................................        5,686,486       5,732,616       5,742,501        5,795,551
Total liabilities................................        4,652,569       4,652,569       4,652,569        4,652,569
Pro forma stockholders' equity...................        1,033,917       1,080,047       1,089,932        1,142,982
Pro forma consolidated net earnings..............           60,150          61,367          61,083           62,480
Pro forma stockholders' equity per share.........             9.82            9.39            9.00             8.64
Pro forma consolidated net earnings per share....             0.60            0.55            0.53             0.49
Pro forma pricing ratios:
    Offering price as a percentage of pro
     forma stockholders' equity per share........           101.83%         106.50%         111.11%          115.74%
    Offering price to pro forma net earnings
     per share(1)................................            16.67x          18.18x          18.87x           20.41x
    Pro forma market capitalization to assets....             7.95%           8.43%           9.06%            9.59%
Pro forma financial ratios:
    Return on assets(2)..........................             1.06%           1.07%           1.06%            1.08%
    Return on stockholders' equity(3)............             5.82%           5.68%           5.60%            5.47%
    Stockholders' equity to assets...............            18.18%          18.84%          18.98%           19.72%
Minority shares..................................       43,478,261      48,309,179      50,000,000       55,555,556
    Share dilution...............................            10.00%      4,830,918           10.00%       5,555,556
    Voting share.................................            41.31%          42.01%          41.31%           42.01%
        Dilution.................................             0.69%                           0.69%
Foundation shares................................        1,739,130                       2,000,000
    Share dilution...............................              N/A                             N/A
    Voting share.................................             1.65%                           1.65%
        Dilution.................................              N/A                             N/A
Mutual Holding Company shares....................       60,021,739      66,690,821      69,025,000       76,694,444
    Share dilution...............................            10.00%      6,669,082           10.00%       7,669,444
    Voting share.................................            57.03%          57.99%          57.03%           57.99%
        Dilution.................................             0.96%                           0.96%

----------------
(1) If the contribution to the Foundation had been expensed during the year ended September 30, 1998, the offering price to pro forma net earnings per share would have been 17.70x, 21.85x, 26.43x and 32.43x at the minimum, midpoint, maximum and maximum, as adjusted, respectively.
(2) If the contribution to the Foundation had been expensed during the year ended September 30, 1998, return on assets would have been 0.76%, 0.72%, 0.68% and 0.63% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.
(3) If the contribution to the Foundation had been expensed during the year ended September 30, 1998, return on stockholders' equity would have been 4.55%, 4.12%, 3.73% and 3.33% at the minimum, midpoint, maximum and maximum, as adjusted, respectively.

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (in thousands)
--------------------------------------------------------------------------------

                                                    1998       1997       1996
                                                    ----       ----       ----
INTEREST AND DIVIDEND INCOME:
  Loans receivable ............................   $268,446   $240,009   $211,458
  Mortgage-related securities .................     57,967     41,473     48,642
  Investment securities .......................     23,025     43,641     41,004
  Securities purchased under agreement
   to resell ..................................      6,955
  Cash and cash equivalents ...................      4,065      2,507      2,948
  Capital stock of Federal Home Loan Bank .....      3,186      2,647      2,337
                                                  --------   --------   --------

          Total interest and dividend income ..    363,644    330,097    306,389

INTEREST EXPENSE:
  Deposits ....................................    203,426    202,429    195,765
  Borrowings ..................................     31,471      5,028      4,636
                                                  --------   --------   --------

          Total interest expense ..............    234,897    207,457    200,401
                                                  --------   --------   --------

NET INTEREST AND DIVIDEND INCOME ..............    128,747    122,640    105,988

PROVISION FOR LOAN LOSSES .....................      3,362         56        865
                                                  --------   --------   --------

NET INTEREST AND DIVIDEND INCOME AFTER
 PROVISION FOR LOAN LOSSES ....................    125,385    122,584    105,123

OTHER INCOME:
  Automated teller and debit card
   transaction fees ...........................      3,267      2,528      1,291
  Checking account transaction fees ...........      2,791      2,359      2,845
  Loan fees ...................................      2,340      2,563      2,830
  Insurance commissions .......................      1,424      1,479      1,388
  Other, net ..................................      3,031      2,158      3,043
                                                  --------   --------   --------

          Total other income ..................     12,853     11,087     11,397
                                                  --------   --------   --------

OTHER EXPENSES:
  Salaries and employee benefits ..............     26,157     23,710     21,572
  Occupancy of premises .......................      7,756      6,477      5,894
  Office supplies and related expenses ........      3,325      3,275      2,842
  Deposit and loan transaction fees ...........      2,915      2,856      2,407
  Advertising .................................      2,564      2,709      2,726
  Federal insurance premium ...................      2,409      3,391      8,729
  BIF/SAIF special assessment .................                           24,158
  Other, net ..................................      4,340      2,858      3,177
                                                  --------   --------   --------

          Total other expenses ................     49,466     45,276     71,505
                                                  --------   --------   --------

INCOME BEFORE INCOME TAX EXPENSE ..............     88,772     88,395     45,015

INCOME TAX EXPENSE ............................     34,781     35,691     18,393
                                                  --------   --------   --------

NET INCOME ....................................   $ 53,991   $ 52,704   $ 26,622
                                                  ========   ========   ========

See notes to consolidated financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The following discussion is intended to assist in understanding the financial condition and results of operations of the Bank. The discussion and analysis does not include any comments relating to the Company since the Company has no significant operations. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements and the other sections contained in the Prospectus.

         The Bank's results of operations depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, which principally consist of loans and mortgage-related and investment securities, and interest expense on interest-bearing liabilities which principally consist of deposits and borrowings. The Bank's results of operations also are affected by the level of its noninterest income and expenses, and income tax expense.

Asset and Liability Management and Market Risk


         Qualitative Aspects of Market Risk. As stated above, we derive our income primarily from the excess of interest collected over interest paid. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is the Bank's most significant market risk.

         Quantitative Aspects of Market Risk. In an attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor the Bank's interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

         The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during the fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities repricing during the same period, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter repricing periods would adversely affect net interest income, while a positive gap within shorter repricing periods would result in an increase in net interest income. During a period of falling interest rates, the opposite would be true. As of September 30, 1998, the ratio of the Bank's one-year gap to total assets was a positive 3.8% and its ratio of interest-earning assets to interest-bearing liabilities maturing or repricing within one year was 1.1%.

         In order to minimize the potential for adverse effects of material and prolonged increases in interest rates on the Bank's results of operations, the Bank has adopted asset and liability management policies to better match the maturities and repricing terms of the Bank's interest-earning assets and interest-bearing liabilities. The Board of Directors sets and recommends the asset and liability policies of the Bank which are implemented by the Asset and Liability Management Committee ("ALCO"). The ALCO is chaired by the Chief Financial Officer and is comprised of members of the Bank's senior management. The purpose of the ALCO is to communicate, coordinate and control asset/liability management consistent with the Bank's business plan and Board approved policies. The ALCO establishes and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The ALCO generally meets on a monthly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital positions, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to gap analysis and income simulations. At each meeting, the ALCO recommends appropriate strategy changes based on such review. The Chief Financial Officer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the Board of Directors, at least quarterly.

         In order to manage its assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, the Bank has focused its strategies on (i) originating adjustable rate loans, (ii) maintaining a significant level of investment securities and mortgage-related securities with maturities of less than five years or with interest rates that reprice in less than three years, (iii) managing its deposits to establish stable deposit relationships, and (iv) acquiring longer-term borrowings at fixed interest rates to offset the negative impact of longer-term fixed rate loans in the Bank's loan portfolio. At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the ALCO may determine to increase the Bank's interest rate risk position somewhat in order to maintain its net interest margins. In the future, the Bank intends to increase its emphasis on the origination of relatively short-term and/or adjustable rate consumer loans.

         The ALCO regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity ("MVPE"), which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and MVPE that are authorized by the Board of Directors of the Bank.

         The following table sets forth at September 30, 1998 the estimated percentage change in the Bank's net interest income over a four-quarter period and MVPE based on the indicated changes in interest rates.


                                              Estimated Change in
                                    ---------------------------------------
        Change (in Basis Points)    Net Interest Income
         in Interest Rates(1)       (next four quarters)              MVPE
         --------------------       --------------------              ----
              -400 bp                   -29.83%                      -3.55%
              -300 bp                   -18.50%                      -3.20%
              -200 bp                    -9.47%                      -5.07%
              -100 bp                    -2.18%                      -0.60%
                0 bp                         0                           0
               100 bp                    -3.15%                      -7.85%
               200 bp                    -6.10%                     -19.48%
               300 bp                    -8.90%                     -34.71%
               400 bp                   -12.04%                     -51.99%
-----------

(1)  Assumes  an   instantaneous   uniform  change  in  interest  rates  at  all
     maturities.

         The assumptions used by management to evaluate the vulnerability of the Bank's operations to changes in interest rates in the table above are utilized in, and set forth under, the gap table below. Although management finds these assumptions reasonable, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and MVPE indicated in the above table could vary substantially if different assumptions were used or actual experience differs from such assumptions.

         The following table summarizes the anticipated maturities or repricing of the Bank's interest-earning assets and interest-bearing liabilities as of September 30, 1998, based on the information and assumptions set forth in the notes below.


                                                                             More Than One   More Than
                                             Within Three   Three to Twelve  Year to Three Three Years to      Over
                                                Months          Months          Years        Five Years      Five Years     Total
                                                ------          ------          -----        ----------      ----------     -----
                                                                                (Dollars in Thousands)
Interest-earning assets(1):
   Loans receivable(2):
   Mortgage loans:
      Fixed .............................   $    67,439    $   176,669     $   545,504     $   374,477    $   955,923    $ 2,120,012
      Adjustable ........................       264,346        665,708         500,384          70,443             --      1,500,881
   Other loans ..........................       101,304         29,804          10,875           1,328             48        143,359
Securities:
   Non-mortgage(3) ......................       150,470             --          10,100              --             --        160,570
   Mortgage-related fixed(4) ............        17,084         46,504         118,661          59,887         37,561        279,697
   Mortgage-related adjustable(4) .......       399,416        276,233          93,219              --             --        768,868
Other interest-earning assets ...........       254,570             --              --              --             --        254,570
                                            -----------    -----------     -----------     -----------    -----------    -----------
      Total interest-earning assets .....     1,254,629      1,194,918       1,278,743         506,135        993,532      5,227,957
                                            -----------    -----------     -----------     -----------    -----------    -----------
Interest-bearing liabilities:
Deposits:
   NOW accounts(5) ......................        52,088        145,846          52,192           9,188          1,126        260,440
   Savings accounts(5) ..................        32,295         77,508          16,470           2,907             --        129,180
   Money market deposit
     accounts(5) ........................        82,986        187,292         117,895          26,189         24,175        438,537
   Certificates of deposit ..............       731,934        935,355       1,309,967          86,830          1,937      3,066,023
Other borrowings(6) .....................            --             --              --              --        675,000        675,000
                                            -----------    -----------     -----------     -----------    -----------    -----------
      Total interest-bearing
        liabilities .....................       899,303      1,346,001       1,496,524         125,114        702,238      4,569,180
                                            -----------    -----------     -----------     -----------    -----------    -----------
Excess (deficiency) of interest-
 earning assets over interest-
 bearing liabilities ....................   $   355,326    $  (151,083)    $  (217,781)    $   381,021    $   291,294    $   658,777
                                            ===========    ===========     ===========     ===========    ===========    ===========
Cumulative excess (deficiency)
 of interest-earning assets over
 interest-bearing liabilities ...........   $   355,326    $   204,243     $   (13,538)    $   367,483    $   658,777    $   658,777
                                            ===========    ===========     ===========     ===========    ===========    ===========
Cumulative excess (deficiency)
 of interest-earning assets over
 interest-bearing liabilities as a
 percent of total assets ................          6.69%          3.84%          (0.25)%          6.91%         12.39%
Cumulative one-year gap at
 September 30, 1997 .....................                         9.31%
Cumulative one-year gap at
 September 30, 1996 .....................                         0.35%

-----------------
(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, as adjusted to take into account estimated prepayments in assessing the interest rate sensitivity of saving associations in the Bank's region.
(2) Balances have not been reduced for non-performing loans, which amounted to $6.2 million at September 30, 1998.

(3)  Based on contractual maturities.

(4)  Reflects estimated prepayments in the current interest rate environment.

(5) Although the Bank's NOW accounts, passcard savings accounts and money market deposit accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities. The decay rates used on these accounts are based on the latest available OTS assumptions and should not be regarded as indicative of the actual withdrawals that may be experienced by the Bank. If all of the Bank's NOW accounts, passcard savings accounts and money market deposit accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have exceeded interest-earning assets with comparable characteristics by $45.9 million, for a cumulative one-year gap of (0.86)% of total assets.

(6) Assumes call features will not be exercised in the current interest rate environment.


         Certain assumptions are contained in the above table which affect the presentation. Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table.

Changes in Financial Condition

         General. The Bank's total assets increased by $391.2 million or 7.9% to $5.31 billion at September 30, 1998 compared to $4.92 billion at September 30, 1997. The increase was primarily due to a $388.2 million or 11.7% increase in loans, which totaled $3.71 billion at September 30, 1998 compared to $3.32 billion at September 30, 1997. This increase was also due to the Bank's decision to leverage its capital through an increase in mortgage-related securities of $194.2 million, acquired through the utilization of proceeds from additional borrowings. These increases were partially offset by a decrease of $189.8 million or 32.4% in investment securities and securities purchased under agreement to resell.

         Loans. The Bank's net loan portfolio increased from $3.32 billion at September 30, 1997 to $3.71 billion at September 30, 1998. The increase in the loan portfolio over this time period was due to increased loan demand.

         Securities. Investment securities and securities purchased under agreement to resell amounted to $585.4 million at September 30, 1997, and $395.6 million at September 30, 1998, respectively. The decrease of $189.8 million or 32.4% was primarily due to the use of funds from maturities and prepayments to fund the Bank's loan and mortgage-related securities growth.

         Liabilities. The Bank's total liabilities increased $333.7 million or 7.71% to $4.65 billion at September 30, 1998 compared to $4.32 billion at September 30, 1997. Such increase was due primarily to an increase in borrowed funds of $225.0 million to fund mortgage-related securities growth and, to a lesser extent, an increase in deposits of $107.1 million.

         Equity. Total equity amounted to $662.3 million at September 30, 1998 and $604.8 million at September 30, 1997, or 12.5%, and 12.3% of total assets at such dates. The increase in equity over the period was due to continued profitable operations and an increase in the unrealized gains on securities available for sale, net, from $9.6 million at September 30, 1997 to $13.1 million at September 30, 1998.

Average Balances, Net Interest Income, Yields Earned and Rates Paid

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances (we do not believe that the use of monthly averages rather than daily averages has a significant effect upon our results). Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                              September 30,
                                  ------------------------------------------------------------------------------------------------
                                                  1998                            1997                             1996
                                  --------------------------------   ------------------------------   ----------------------------
                                    Average      Interest              Average   Interest               Average   Interest
                                  Outstanding     Earned/   Yield/   Outstanding  Earned/    Yield/   Outstanding  Earned/  Yield/
                                    Balance        Paid      Rate      Balance     Paid       Rate      Balance     Paid     Rate
                                    -------        ----      ----      -------     ----       ----      -------     ----     ----
                                                                             (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1).............  $3,470,898    $264,752    7.63    $3,065,946   $236,105    7.70    $2,757,878  $207,056   7.51%
 Other loans.....................      46,082       3,694    8.02        48,689      3,904    8.02        53,667     4,402   8.20
 Mortgage-related securities.....     911,659      57,967    6.36       592,719     41,473    7.00       693,797    48,642   7.01
 Investment securities...........     556,646      34,045    6.12       717,114     45,968    6.41       734,516    43,952   5.98
 FHLB stock......................      41,598       3,186    7.66        38,698      2,647    6.84        36,272     2,337   6.44
                                   ----------    --------            ----------   --------            ----------  --------
  Total Interest-Earning
   Assets(1).....................  $5,026,883     363,644    7.23    $4,463,166    330,097    7.40    $4,276,130   306,389   7.17
                                   ==========   ---------            ==========   --------            ==========  --------

Interest-Bearing Liabilities:
 Savings deposits................  $  131,343       2,918    2.22    $  131,912      2,931    2.22    $  134,337     2,985   2.22
 Demand and NOW deposits.........     661,871      19,861    3.00       570,865     15,141    2.65       578,325    15,879   2.75
 Certificate accounts............   3,071,829     180,647    5.88     3,082,984    184,357    5.98     2,963,367   176,901   5.97
 Borrowings......................     548,275      31,471    5.74        87,140      5,028    5.77        77,917     4,636   5.95
                                   ----------   ---------            ----------   --------            ----------  --------
  Total Interest-Bearing
   Liabilities...................  $4,413,318     234,897    5.32    $3,872,901    207,457    5.36    $3,753,946   200,401   5.34
                                   ==========   ---------            ==========   --------            ==========  --------
Net interest income..............                $128,747                         $122,640                        $105,988
                                                 ========                         ========                        ========
Net interest rate spread.........                            1.91%                            2.04%                          1.83%
                                                             ====                             ====                           ====
Net earning assets...............  $  613,565                        $   590,265                      $  522,184
                                   ==========                        ===========                      ==========
Net interest margin..............                            2.56%                            2.75%                          2.48%
                                                             ====                             ====                           ====
Average Interest-Earning
 Assets to Average
 Interest-Bearing Liabilities....                 113.90%                           115.24%                         113.91%
                                                  ======                            ======                          ======

-----------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

Rate/Volume Analysis

         The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume).

                                                                      Year Ended September 30,
                                        --------------------------------------------------------------------------------------------
                                                            1997 vs. 1998                             1996 vs. 1997
                                        --------------------------------------------    --------------------------------------------
                                                    Increase                                   Increase
                                                   (Decrease)                                 (Decrease)
                                                     Due to                                     Due to
                                        ------------------------------       Total      ------------------------------       Total
                                                                 Rate/     Increase                              Rate/     Increase
                                        Volume       Rate       Volume    (Decrease)    Volume       Rate       Volume    (Decrease)
                                        ------       ----       ------    ----------    ------       ----       ------    ----------
                                                                                (Dollars in Thousands)
Interest-earning assets:
 Loans receivable ..................   $ 31,265    $ (2,383)   $   (445)   $ 28,437    $ 23,050    $  5,030    $    471    $ 28,551
 Mortgage-related securities .......     21,995      (5,524)         23      16,494      (5,318)     (1,755)        (96)     (7,169)
 Investment securities .............     (7,884)     (2,886)     (1,153)    (11,923)        (35)      2,100         (49)      2,016
 Other .............................        198         317          24         539         155         145          10         310
                                       --------    --------    --------    --------    --------    --------    --------    --------

   Total interest-earning
     assets ........................   $ 45,574    $(10,476)   $ (1,551)   $ 33,547    $ 17,852    $  5,520    $    336    $ 23,708
                                       ========    ========    ========    --------    ========    ========    ========    ========

Interest-bearing liabilities:
 Savings deposits ..................   $    (13)   $     --    $     --    $    (13)   $    (54)   $     --    $     --    $    (54)
 Demand and NOW deposits ...........      2,412       1,998         319       4,729        (205)       (578)          7        (776)
 Borrowings ........................     26,498          (9)        (46)     26,443         549        (140)        (17)        392
 Certificate accounts ..............       (647)     (3,083)         11      (3,719)      7,186         296          12       7,494
                                       --------    --------    --------    --------    --------    --------    --------    --------

   Total interest-bearing
    liabilities ....................   $ 28,250    $ (1,094)   $    284    $ 27,440    $  7,476    $   (422)   $      2    $  7,056
                                       ========    ========    ========    --------    ========    ========    ========    ========

Net interest income ................                                       $  6,107                                        $ 16,652
                                                                           ========                                        ========

         The following table presents the weighted average yields earned on loans, investments and other interest-earning assets, and the weighted average rates paid on savings deposits and borrowings and the resultant interest rate spreads at the dates indicated. Weighted average balances are based on monthly balances.


                                                      At September 30,
                                                 ---------------------------
                                                 1998       1997       1996
                                                 ----       ----       ----
Weighted average yield on:
 Loans receivable .............................  7.38%      7.63%      7.51%
 Mortgage-related securities ..................  6.66%      6.75%      6.86%
 Investment securities ........................  5.93%      6.52%      6.45%
 Other interest-earning assets ................  5.26%      5.67%      5.83%
   Combined weighted average yield
    on interest-earning assets ................  7.07%      7.32%      7.22%

Weighted average rate paid on:
 Savings deposits .............................  3.64%      3.02%      2.88%
 Demand and NOW deposits ......................  1.50%      1.88%      2.14%
 Certificate accounts .........................  5.75%      5.92%      5.98%
 Borrowings ...................................  5.73%      5.75%      5.78%
   Combined weighted average rate
    paid on interest-bearing liabilities ......  5.24%      5.35%      5.37%

Spread ........................................  1.83%      1.97%      1.86%


Comparison of Results of Operations for the Years Ended September 30, 1998 and 1997

         General. The Bank reported net income of $54.0 million for the year ended September 30, 1998 compared to net income of $52.7 million for the year ended September 30, 1997, an increase of $1.3 million or 2.5%. The increase in 1998 was primarily due to an increase in net interest income, which was partially offset by increases in total other expenses and the provision for loan losses.

         Net Interest Income. Net interest income increased $6.1 million or 5.0% to $128.7 million for 1998 compared to 1997, reflecting a $33.5 million or 10.2% increase in interest income which was partially offset by a $27.4 million or 13.2% increase in interest expense. The Bank's interest rate spread and net interest margin decreased to 1.91% and 2.56%, respectively, for 1998 compared to 2.04% and 2.75%, respectively, for 1997. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 113.9% for 1998 compared to 115.2% for 1997.

         Interest Income. The increase in interest income during the year ended September 30, 1998 was primarily due to an increase in the average balance of the Bank's interest-earning assets. The average balance of the loan portfolio increased $402.3 million or 12.9% to $3.52 billion for 1998 compared to 1997 due to increased loan demand. The average balance of the Bank's mortgage-related securities and investment securities portfolios increased $158.5 million or 12.1% to $1.47 billion for 1998 compared to 1997 primarily as a result of the use of additional borrowings to purchase mortgage-related assets. The average yield earned on the Bank's loan portfolio decreased from 7.71% in 1997 to 7.63% in 1998, and the average yield earned on the Bank's mortgage-related and investment securities portfolios decreased from 6.68% for 1997 to 6.27% for 1998. The decrease in average yield earned on the Bank's mortgage-related and investment securities portfolios was primarily due to the purchase of lower-yielding mortgage-related securities that had adjustable rates of interest, consistent with the Bank's asset and liability management policies.

         Interest Expense. The increase in interest expense during the year ended September 30, 1998 was primarily due to the increase of $461.1 million or 529.2% in the average balance of borrowings and to an increase in the average balance of deposits. The average balance of deposits increased $79.3 million or 2.1% to $3.87 billion for 1998, $90.4 million of which consisted of an increase in demand deposits, including noninterest-bearing checking, NOW and money market accounts and $11.2 million of which consisted of a decrease in the average balance of certificates of deposit. The average rate paid on deposits decreased slightly from 5.35% in 1997 to 5.26% in 1998. The average rate paid on borrowings decreased from 5.77% in 1997 to 5.74% in 1998.

         Provision for Loan Losses. For the year ended September 30, 1998, the expense provision for loan losses amounted to $3.4 million compared to a provision for loan losses in 1997 of $56,000. The allowance for loan losses is determined based upon management's evaluation of the Bank's loan portfolios considering past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current economic conditions and other relevant factors. The primary reason for the increase in the Bank's provision for loan losses in fiscal 1998 was the increase in multi-family and commercial real estate, construction and development and consumer loans in the Bank's portfolio. In making this determination, the Bank considered in particular that these types of loans generally are deemed to be more risky than the single-family residential mortgage loans which are the mainstay of the Bank. At September 30, 1998, the Bank's ratio of allowance for loan losses to non-performing loans was approximately 80.0%.

         Other Income. Other income amounted to $12.9 million and $11.1 million for the years ended September 30, 1998 and 1997, respectively. The increase consisted primarily of a $1.2 million or 24.0% increase in automated teller and debit card transaction fees and checking account transaction fees, resulting from increased debit card usage and from an increased number of checking accounts.

         Other Expenses. Other expenses increased $4.2 million or 9.3% to $49.5 million for the year ended September 30, 1998 compared to the year ended September 30, 1997. This increase was primarily due to a $2.4 million or 10.3% increase in personnel expenses and a $1.3 million or 19.8% increase in occupancy costs resulting from the addition of two limited service branch offices in 1998.

         Provision for Income Taxes. The provision for income taxes amounted to $34.8 million and $35.7 million for 1998 and 1997, respectively, resulting in effective tax rates of 39.2% and 40.4%, respectively.

Comparison of Results of Operations for the Years Ended September 30, 1997 and 1996

         General. The Bank's net income amounted to $52.7 million for the year ended September 30, 1997 compared to $26.6 million for the year ended September 30, 1996, an increase of $26.1 million or 98.1%. However, the $26.6 million of net income for 1996 reflects a $14.5 million after-tax charge for the SAIF special assessment. Without such assessment, net income for 1996 would have been $41.1 million. During 1997 compared to 1996, net interest income increased $16.7 million or 15.7% and total other income decreased $300,000 or 2.7%. Total other expenses excluding the special assessment, decreased $2.1 million or 4.4%.

         Net Interest Income. The increase in net interest income in 1997 compared to 1996 reflects an increase of $23.7 million or 7.7% in interest income, which was partially offset by an increase of $7.1 million or 3.5% in interest expense. The interest rate spread increased to 2.04% for 1997 compared to 1.83% for 1996, and the Bank's net interest margin increased to 2.75% for 1997 compared to 2.48% for 1996. In addition, the ratio of average interest-earning assets to average interest-bearing liabilities increased to 115.2% for 1997 compared to 113.9% for 1996.

         Interest Income. The increase in interest income of $23.7 million or 7.7% to $330.1 million in 1997 compared to 1996 was primarily due to an increase in the average volume of loans outstanding and an increase in the average yield earned on the Bank's loan and mortgage-related and investment securities portfolios, partially offset by a decrease in the average volume of the securities portfolios (primarily the mortgage-related securities portfolio). The average balance of the Bank's loan portfolio increased $303.1 million or 10.8% to $3.11 billion for the year ended September 30, 1997 compared to $2.81 billion for the year ended September 30, 1996 due to an increase in loan demand. In addition, the average yield on the Bank's loan and mortgage-related and investment securities portfolios increased from 7.52% and 6.48%, respectively, in 1996 to 7.71% and 6.68%, respectively, for 1997. The increase in the average yield earned on the Bank's loan portfolio was due primarily to the adjustment of certain of the Bank's adjustable-rate loans to the fully indexed rate. The increase in the average yield earned on the Bank's mortgage-related and investment securities portfolios was due to the maturity of lower yielding securities and the reinvestment of these funds in higher yielding securities. The average balance of the mortgage-related and investment securities portfolios decreased $118.5 million or 8.3% to $1.31 billion for 1997 compared to 1996.

         Interest Expense. The increase in interest expense of $7.1 million or 3.5% to $207.5 million during 1997 compared to $200.4 million during 1996 was due primarily to an increase in the average balance of deposits and borrowings, primarily with respect to certificates of deposit. The average balance of deposits increased $109.7 million or 3.0% to $3.79 billion for 1997. The average rate paid on deposits increased to 5.35% for 1997 compared to 5.33% for 1996, due primarily to the Bank's increasing balance of higher rate certificate of deposit accounts.

         Other Expenses. The decrease in other expenses of $26.2 million or 36.6% to $45.3 million in 1997 from $71.5 million in 1996 was primarily due to the one-time $24.2 million special assessment in 1996 and a decrease in SAIF insurance premiums of $5.3 million, partially offset by a $2.1 million increase in personnel expenses as a result of the addition of two limited service branch offices, a customer service call center and the introduction of the debit card operations center.

         Provision for Income Taxes. The provision for income taxes amounted to $35.7 million and $18.4 million for the years ended September 30, 1997 and 1996, respectively, resulting in effective tax rates of 40.4% and 40.9%, respectively.

Liquidity and Commitments

         The Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. The Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-related securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, the Bank invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. Historically, the Bank has been able to generate sufficient cash through its deposits and has only utilized borrowings to a limited degree. The Bank utilizes repurchase agreements and FHLB advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management. The Bank intends to increase its use of borrowed funds to leverage its capital after the Reorganization. See "Use of Proceeds."

         Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer term basis, the Bank maintains a strategy of investing in various lending products as described in greater detail under "Business of the Bank - Lending Activities." The Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain its portfolio of mortgage-backed and mortgage-related securities and investment securities. At September 30, 1998, the total approved loan origination commitments outstanding amounted to $140.7 million. At the same date, the unadvanced portion of construction loans was $21.3 million. Unused home equity lines of credit were $123.0 million as of
September 30, 1998 and outstanding letters of credit totaled $4.0 million. Certificates of deposit scheduled to mature in one year or less at September 30, 1998, totaled $1.55 billion. Investment and mortgage-related securities scheduled to mature in one year or less at September 30, 1998 totaled $391.5 million. Based on historical experience, management believes that a significant portion of maturing deposits will remain with the Bank. The Bank anticipates that it will continue to have sufficient funds, through deposits and borrowings, to meet its current commitments.

Capital

         Consistent with its goals to operate a sound and profitable financial organization, the Bank actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $662.3 million at September 30, 1998, or 12.5% of total assets on that date. As of September 30, 1998, the Bank exceeded all capital requirements of the OTS. The Bank's regulatory capital ratios at September 30, 1998 were as follows: Tier I (leverage) capital, 12.2%; Tier I risk- based capital, 27.2%; and Total risk-based capital, 27.3%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0%, and 10.0%, respectively.

Year 2000 Issues

         General. The Year 2000 ("Y2K") issue confronting the Bank and its suppliers, customers, customers' suppliers and competitors, centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

         Financial institution regulators recently have increased their focus upon Y2K compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institution Examination Council ("FFIEC") has issued several interagency statements on Y2K Project Management Awareness. These statements require financial institutions to, among other things, examine the Y2K implications of their reliance on vendors with respect to data exchange and the potential impact of the Y2K issue on their customers, suppliers and borrowers. These statements also require each federally regulated financial institution to survey its exposure, measure its risk and prepare a plan to address the Y2K issue. In addition,  the  federal  banking  regulators  have issued  safety and  soundness guidelines to be followed by insured depository institutions to assure resolution of any Y2K problems. The federal banking agencies have assured that Y2K testing and certification is a key safety and soundness issue in conjunction with regulatory exams and thus, that an institution's failure to address appropriately the Y2K issue could result in supervisory action, including the reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.

         Risk. Like most financial service providers, the Bank and its operations may be significantly affected by the Y2K issue due to its dependence on technology and date-sensitive data. Computer software, hardware and other equipment, both within and outside the Bank's direct control and third parties with whom the Bank electronically or operationally interfaces are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations which rely on date field information, such as interest, payment or due dates and other operating functions, could generate results which are significantly misstated, consequently the Bank could experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances a failure to adequately address the Y2K issue could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Y2K issue could result in a significant adverse impact on the Bank's operations and, in turn, its financial condition and results of operations.

         State of Readiness. During April 1997, the Bank formulated its plan to address the Y2K issue. Since that time, the Bank has taken the following steps:

          o    Established    senior    management     advisory    and    review
               responsibilities;

          o Completed a company-wide inventory of application and system software;

          o Built an internal tracking database for application and vendor software;

          o Developed compliance plans and schedules for all lines of business;

          o    Began computer code testing;

          o    Initiated vendor compliance verification;

          o Began awareness and education activities for employees through existing internal communication channels; and

          o Developed a process to respond to customer inquiries as well as help educate customers on the Y2K issue.

The following paragraphs summarize the phases of the Bank's Y2K plan:

                  Awareness Phase. The Bank's senior management formally established a Y2K plan, and a project team was assembled for management of the Y2K project. The project team created a plan of action that includes milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Members of the project team also attended conferences and information sharing sessions to gain more insight into the Y2K issue and potential strategies for addressing it. This stage is substantially complete.

                  Assessment Phase. The Bank's strategies were further developed with respect to how the objectives of the Y2K plan would be achieved, and a Y2K business risk assessment was made to quantify the extent of the Bank's Y2K exposure. A corporate inventory (which is periodically updated as new technology is acquired and as systems progress through subsequent phases) was developed to identify and monitor Y2K readiness for information systems (hardware, software, utilities, and vendors) as well as environmental systems (security systems, facilities, etc.). Systems were prioritized based on business impact and available alternatives. Mission critical systems supplied by vendors were researched to determine Y2K readiness. If Y2K-ready versions were not available, the Bank began identifying functional replacements which were upgradable or are currently Y2K-ready, and a formal plan was developed to repair, upgrade or replace all mission critical systems. This phase is substantially complete.

                  By June 1998, the Bank's larger borrowers were evaluated for Y2K exposure using a questionnaire developed by the Bank's Y2K Business Systems Team. As part of the current credit approval process, all new and renewed loans are evaluated for Y2K risk. While the Bank will continue to monitor the progress being made by its larger borrowers in addressing their own Y2K issues, to date the Bank is generally satisfied with these customers' responses to the Bank's inquiries.

                  Renovation Phase. The Bank's corporate inventory revealed that Y2K upgrades were available for all vendor supplied mission critical systems, and these Y2K-ready versions have been delivered, installed and have entered the validation process. The Bank has substantially renovated all mission critical proprietary software.

                  Validation Phase. The validation phase is designed to test the ability of hardware and software to accurately process date sensitive data. The Bank currently is in the process of validation testing of each mission critical system. The Bank has created a test environment comprised of an IBM Multiprise 2000 dedicated to Y2K testing which is virtually insulated from production and development environments. The Bank anticipates that the validation phase will follow the estimated industry norm in that it will absorb at least 50% of the total Y2K resources (computer and personnel) over the life cycle of the project. The Bank has increased staff in anticipation of that work effort. The company's validation phase is expected to be completed by December 31, 1998 for all mission critical systems. During the validation testing process to date, no significant Y2K problems have been identified relating to any modified or upgraded mission critical systems.

                  Implementation Phase. The Bank's plan calls for putting Y2K-ready code into production before having actually completed Y2K validation testing. Y2K-ready modified or upgraded versions have been installed and placed into production with respect to all proprietary mission critical systems.

         Company Resources Invested. The Bank's Y2K project team has been assigned the task of ensuring that all mission critical systems across the Bank are identified, analyzed for Y2K compliance, corrected if necessary, tested, and changes put into service by the end of 1998. The Y2K project team members represent all functional areas of the Bank, including branches, data processing, loan administration, accounting, item processing and operations, compliance, internal audit, human resources, and marketing. The team is headed by an Executive Vice President who reports directly to the President. The Bank's Board of Directors oversees the Y2K plan and provides guidance and resources to and receives monthly updates from the Y2K project team leader.

         The Bank is expensing all costs associated with required system changes as those costs are incurred, and such costs are being funded through operating cash flows. The total cost of the Y2K conversion project for the Bank is estimated to be $2.3 million. Expenses of approximately $914,000 were incurred and expensed through September 30, 1998. Y2K expenses are not expected to exceed the budget, and the Bank does not expect significant increases in future data processing costs relating to Y2K compliance.

         Contingency Plans. During the assessment phase, the Bank began to develop back-up or contingency plans for each of its mission critical systems. A few of the Bank's mission critical systems are dependent upon third party vendors or service providers, therefore, contingency plans include selecting a new vendor or service provider and converting to their system. In the event a current vendor's system fails during the validation phase, and it is determined that the vendor is unable or unwilling to correct the failure, the Bank will convert to a new system from a pre-selected list of prospective vendors. In each case, realistic trigger dates have been established to allow for orderly and successful conversions. For some systems, contingency plans consist of using or reverting to manual systems until system problems can be corrected.

         Virtually all of the Bank's mission critical systems are written and maintained by the Bank's Information Systems Department. The Bank has already hired additional programmers to assist in completing the project on time. Contingency plans have been adopted which includes hiring more programmers or to contract with programmers to speed the renovation process, if necessary. As of November 16, 1998, 98.6% of all mission critical proprietary software has been renovated. Although there can be no assurances, the Bank does not anticipate any material adverse effect on its operations as a result of the impact of the Y2K issue.

Impact of Accounting Pronouncements

         New Statements of Financial Accounting Standards - In February 1997, the FASB issued SFAS No. 128, "Earnings per Share". The Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. The Statement is effective for the Bank's financial statements as of September 30, 1999. The Bank will compute earnings per share under the new standard upon completion of its stock offering. See Note 20 of the Notes to Consolidated Financial Statements.

         In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". The Statement establishes standards for disclosing information about an entity's capital structure. The Statement is effective for the Bank's financial statements as of September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement, and does not anticipate that the implementation of this Statement will have a material impact on the Bank's consolidated financial statements.

         In June  1997,  FASB  issued  SFAS No.  130,  "Reporting  Comprehensive
Income". The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that the Bank (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the Bank's consolidated financial statements.

         In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the Bank's consolidated financial statements.

         In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosure about Pensions and Other Post-retirement Benefits". The Statement revises employers' disclosures about pensions and other post-retirement benefit plans. The Statement does not change the measurement or recognition of those plans. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the Bank's consolidated financial statements.

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. The Statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 2000. The adoption of this Statement is not expected to have a material impact on the Bank's consolidated financial statements.

         In October 1998, FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". The Statement changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. The Statement is effective for the Bank's financial statements as of January 1, 1999. The Bank does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.


                         BUSINESS OF THE HOLDING COMPANY

         The Bank will be reorganized into a three-tier mutual holding company with a minority stock issuance by Capitol Federal Financial, a majority-owned subsidiary of Capitol Federal Savings Bank MHC. Capitol Federal Financial initially will not be an operating company and, after the Reorganization, is not expected to engage in any significant business activity other than to hold the Common Stock of the Bank and the ESOP loan, and to invest the funds retained by it.

         Capitol Federal Financial is not expected to own or lease real or personal property initially, but will instead use the facilities of the Bank. At the present time, Capitol Federal Financial does not intend to employ any persons other than certain officers of the Bank, but will utilize the support staff of the Bank from time to time.


                              BUSINESS OF THE BANK

General

         Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences. We also originate a limited amount of loans secured by first mortgages on nonowner-occupied one- to four-family residences, consumer loans, permanent and construction loans secured by commercial real estate, multi-family real estate loans and land acquisition and development loans. While our primary business is the origination of one- to four-family residential mortgage loans funded through retail deposits, we also purchase whole loans and invest in certain investment and mortgage-related securities.

         Our revenues are derived principally from interest on mortgage loans and interest on investment and mortgage-related securities.

         We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings accounts, money market deposit accounts, NOW and non-interest bearing checking accounts and certificates of deposit with varied terms ranging from 91 days to 96 months. We only solicit deposits in our market areas and we have not accepted brokered deposits.

Market Areas

         We intend to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We primarily serve the entire metropolitan areas of Topeka, Wichita, Lawrence, Manhattan, Emporia and Salina, Kansas and a portion of the metropolitan area of greater Kansas City. We may originate loans outside of these areas on occasion, and we do purchase whole loans secured by properties located outside of these areas from correspondent lenders, to the extent such loans meet our underwriting criteria.

Lending Activities

         General. Our primary lending activity is the origination of loans secured by first mortgages on one- to four-family residential properties. We also make a limited number of consumer loans and loans secured by multi-family dwellings, commercial properties and land acquisition and development loans. Our mortgage loans carry either a fixed or an adjustable rate of interest. Mortgage loans are generally long-term and amortize on a monthly basis with principal and interest due each month. At September 30, 1998, our net loan portfolio totaled $3.71 billion, which constituted 69.8% of our total assets.

         All originated loans are generated by our own employees, with larger loans subject to approval by the Board of Directors. Loans over $450,000 must be underwritten by two underwriters. Any mortgage loan over $750,000 must be approved by the ALCO and loans over $1.5 million must be approved by the Board of Directors. For loans requiring Board approval, management is responsible for presenting to the Board information about the creditworthiness of a borrower and the estimated value of the subject property. Information pertaining to creditworthiness of a borrower generally consists of a summary of the borrower's credit history, employment, employment stability, net worth and income. The estimated value of the property must be supported by an independent appraisal report prepared in accordance with our appraisal policy.

         At September 30, 1998, the maximum amount which we could have loaned to any one borrower and the borrower's related entities was approximately $97.6 million. At that date, we had no loans or groups of loans to related borrowers with outstanding balances in excess of this amount.

         Our largest lending relationship to a single borrower or a group of related borrowers consisted of six loans totaling $26.5 million at September 30, 1998. The largest of these was a $14.0 million line of credit to be used solely for the acquisition and development of a 320 acre residential housing community located in Overland Park, Kansas. The loan balance at September 30, 1998 was $9.7 million. This loan was originated in 1995, has a term of five years with one automatic extension of three years, has an adjustable interest rate with a minimum and maximum rate and had a 100% loan-to-value ratio at origination. Principal repayments are not on a monthly schedule, but are required from the sale of each building lot. Interest payments are funded from loan proceeds. The borrowers have provided additional collateral, in the form of $750,000 in certificates of deposit placed in escrow in the Bank, in addition to personal guarantees of up to $2.3 million. The loan terms require additional contingent interest payments to the Bank of 25% of the net profits of the development, if any. At September 30, 1998, five of a planned eight phases have been developed, with 267 lots completed and 165 lots sold to builders, with an additional 30 lots sold but not yet closed. An additional 166 lots remained to be developed at that date. The next largest loan to one of the partners in this group of borrowers is a $6.2 million, combination two year construction and 10 year permanent loan for the construction of a 51 unit apartment building located in Kansas City, Missouri. The loan was originated in 1997, has a fixed interest rate with a 25 year amortization and a loan-to-value ratio, as completed, of 79%. The loan requires the payment of interest only during the construction period (which may be funded from loan proceeds). This loan is fully guaranteed by the borrower, is cross-collateralized with other loan collateral held by the Bank, and the Bank has an assignment of leases. The remaining three loans to this borrower each have a balance of $3.0 million or less. Each of the loans to this group of borrowers was current and performing in accordance with its terms at September 30, 1998.

         The second largest lending relationship at September 30, 1998, consisted of loans totaling $13.5 million for numerous multi-family and commercial real estate projects throughout Kansas. No single loan in this group exceeded $3.0 million at that date. All of these loans were current and performing in accordance with their terms at September 30, 1998.

         Loan Portfolio Composition. The following table presents information concerning the composition of the Bank's loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.


                                                                         September 30,
                               -----------------------------------------------------------------------------------------------------
                                     1998                 1997                1996                 1995                 1994
                               -----------------    -----------------   -----------------    -----------------    -----------------
                                 Amount  Percent      Amount  Percent     Amount  Percent      Amount  Percent     Amount   Percent
                                 ------  -------      ------  -------     ------  -------      ------  -------     ------   -------
                                                                     (Dollars in Thousands)
Real Estate Loans:
 One- to four-family.......... $3,504,799  93.47%   $3,145,799  93.69%  $2,794,342  93.80%   $2,611,554  94.29%   $2,155,272  93.23%
 Multi-family.................     40,361   1.08        26,688   0.79       29,341   0.98        32,795   1.18        44,082   1.91
 Commercial...................      9,069   0.24         5,924   0.18        4,999   0.17         4,721   0.17         5,301   0.23
 Construction and development.     52,086   1.39        51,157   1.52       38,488   1.29        14,088   0.51        11,069   0.48
                               ---------- ------    ---------- ------   ---------- ------    ---------- ------    ---------- ------
      Total real estate loans.  3,606,315  96.18     3,229,568  96.18    2,867,170  96.24     2,663,158  96.15     2,215,724  95.85
                               ---------- ------    ---------- ------   ---------- ------    ---------- ------    ---------- ------
Other Loans:
 Consumer Loans:
    Savings...................     16,446   0.44        16,314   0.49       16,703   0.56        16,016   0.58        14,690   0.64
    Student...................     20,120   0.54        23,365   0.70       27,703   0.93        32,765   1.18        27,881   1.21
    Home improvement..........      2,776   0.07         3,341   0.10        2,183   0.07         2,221   0.08         1,900   0.08
    Automobile................      5,758   0.15         4,120   0.12        2,372   0.08         2,183   0.08         1,953   0.08
    Home equity...............     97,829   2.61        80,640   2.40       62,895   2.11        53,107   1.92        49,226   2.13
    Other.....................        420   0.01           294   0.01          309   0.01           234   0.01           279   0.01
                               ---------- ------    ---------- ------   ---------- ------    ----------  -----    ---------- ------
      Total consumer loans....    143,349   3.82       128,074   3.82      112,165   3.76       106,526   3.85        95,929   4.15
 Commercial business loans....         10     --            --     --           --     --            --     --            --     --
                               ---------- ------    ---------- ------   ---------- ------    ---------- ------    ---------- ------
      Total other loans.......    143,359   3.82       128,074   3.82      112,165   3.76       106,526   3.85        95,929   4.15
                               ---------- ------    ---------- ------   ---------- ------    ---------- ------    ---------- ------
      Total loans receivable..  3,749,674 100.00%    3,357,642 100.00%   2,979,335 100.00%    2,769,684 100.00%    2,311,653 100.00%
                                          ======               ======              ======               ======               ======

Less:
 Loans in process.............     21,690               21,872              21,047                5,773                8,024
 Deferred fees and discounts..     12,751               12,029              11,799               10,918               11,279
 Allowance for losses.........      4,981                1,639               1,583                1,359                3,878
                               ----------           ----------          ----------           ----------           ----------
 Total loans receivable, net.. $3,710,252           $3,322,102          $2,944,906           $2,751,634           $2,288,472
                               ==========           ==========          ==========           ==========           ==========

         The following table shows the composition of the Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.


                                                                         September 30,
                               -----------------------------------------------------------------------------------------------------
                                     1998                 1997                1996                 1995                 1994
                               -----------------    -----------------   -----------------    -----------------    -----------------
                                 Amount  Percent      Amount  Percent     Amount  Percent      Amount  Percent     Amount   Percent
                                 ------  -------      ------  -------     ------  -------      ------  -------     ------   -------
                                                                     (Dollars in Thousands)
Fixed-Rate Loans:
 Real estate:
  One- to four-family......... $2,010,809  53.64%   $1,403,790  41.81%  $1,085,992  36.45%   $  817,233  29.51%   $  640,240  27.70%
  Multi-family................     34,266   0.91        19,069   0.57       16,113   0.54        18,469   0.67        18,671   0.81
  Commercial..................      8,208   0.22         4,667   0.14        3,463   0.12         2,734   0.10         2,968   0.13
  Construction and development     19,829   0.53         9,404   0.28        6,315   0.21         5,292   0.19         2,629   0.11
                               ---------- ------    ---------- ------   ---------- ------    ---------- ------    ---------- ------
   Total real estate loans....  2,073,112  55.29     1,436,930  42.80    1,111,883  37.32       843,728  30.47       664,508  28.75

 Consumer.....................     29,970   0.80        27,335   0.81       22,585   0.76        21,586   0.78        28,016   1.21
 Commercial business..........         10    ---           ---    ---          ---    ---           ---    ---           ---    ---
                               ---------- ------    ---------- ------   ---------- ------    ---------- ------    ---------- ------
   Total fixed-rate loans.....  2,103,092  56.09     1,464,265  43.61    1,134,468  38.08       865,314  31.25       692,524  29.96

Adjustable-Rate Loans:
 Real estate:
  One- to four-family.........  1,493,990  39.85     1,742,009  51.88    1,708,350  57.34     1,794,322  64.77     1,515,032  65.53
  Multi-family................      6,095   0.16         7,619   0.23       13,228   0.44        14,326   0.52        25,411   1.10
  Commercial..................        861   0.02         1,257   0.04        1,536   0.05         1,987   0.07         2,333   0.10
  Construction and development     32,257   0.86        41,753   1.24       32,173   1.08         8,796   0.32         8,440   0.37
                               ---------- ------    ---------- ------   ---------- ------    ---------- ------    ---------- ------
   Total real estate loans....  1,533,203  40.89     1,792,638  53.39    1,755,287  58.91     1,819,431  65.68     1,551,216  67.10

 Consumer.....................    113,379   3.02       100,739   3.00       89,580   3.01        84,939   3.07        67,913   2.94
                               ---------- ------    ---------- ------   ---------- ------    ---------- ------    ---------- ------
   Total adjustable-rate loans  1,646,582  43.91     1,893,377  56.39    1,844,867  61.92     1,904,370  68.75     1,619,129  70.04
                               ---------- ------    ---------- ------   ---------- ------    ---------- ------    ---------- ------
   Total loans................  3,749,674 100.00%    3,357,642 100.00%   2,979,335 100.00%    2,769,684 100.00%    2,311,653 100.00%
                                          ======               ======              ======               ======               ======

Less:
 Loans in process.............     21,690               21,872              21,047                5,773                8,024
 Deferred fees and discounts..     12,751               12,029              11,799               10,918               11,279
 Allowance for loan losses....      4,981                1,639               1,583                1,359                3,878
                               ----------           ----------          ----------           ----------           ----------
  Total loans receivable, net. $3,710,252           $3,322,102          $2,944,906           $2,751,634           $2,288,472
                               ==========           ==========          ==========           ==========           ==========


         The following schedule illustrates the contractual maturity of the Bank's loan portfolio at September 30, 1998. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                               Real Estate
                        ---------------------------------------------------
                                         Multi-family and    Construction                          Commercial
                    One- to Four-Family     Commercial      and Development      Consumer           Business            Total
                    -------------------  ----------------   ---------------   ---------------   ---------------    -----------------
                              Weighted           Weighted          Weighted          Weighted          Weighted             Weighted
                               Average            Average           Average           Average           Average              Average
                       Amount   Rate      Amount   Rate     Amount   Rate     Amount   Rate     Amount   Rate      Amount     Rate
                       ------   ----      ------   ----     ------   ----     ------   ----     ------   ----      ------     ----
                                                                   (Dollars in Thousands)
    Due During
   Years Ending
   September 30,
-------------------
1998(1)............ $    2,881  7.05%   $   ---     ---%  $   384    9.50%    $   ---   ---%    $ ---     ---%   $    3,265   7.33%
1999...............     32,094  6.33      1,037    7.50     5,800    9.50      10,158  7.59       ---     ---        49,089   6.99
2000...............     11,639  6.90        ---     ---     9,000    9.00       6,573  8.33        10   10.50        27,222   7.94
2001 and 2002......     18,781  7.62        ---     ---    25,559    8.50       7,062  8.82       ---     ---        51,402   8.22
2003 to 2004.......     22,744  6.87        716    7.67    11,343    6.97       3,625  9.10       ---     ---        38,428   7.12
2005 to 2019.......    971,850  6.71     43,326    8.16       ---     ---      86,781  8.75       ---     ---     1,101,957   6.93
2020 and beyond....  2,444,810  6.66      4,351    7.70       ---     ---      29,150  9.02       ---     ---     2,478,311   6.69

------------
(1)  Includes demand loans, loans having no stated maturity and overdraft loans.


      The total amount of loans due after September 30, 1999 which have predetermined interest rates is $2.10 billion, while the total amount of loans due after such date which have floating or adjustable interest rates is $1.60 billion.

         One- to Four-Family Residential Real Estate Lending. Residential loan originations are generated by referrals from real estate brokers and builders, our marketing efforts and existing and walk-in customers. We focus our lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied one- to four-family residences in our market areas. In order to generate additional lending volume, we purchase whole loans throughout the midwest. These purchases allow us to attain geographic diversification and manage credit concentration risks in the loan portfolio. At September 30, 1998, one- to four-family residential mortgage loans totaled $3.50 billion, or 93.5% of our gross loan portfolio.

         We generally underwrite our one- to four-family loans based on the applicant's employment, credit history, and appraised value of the subject property. Presently, we lend up to 97% of the lesser of the appraised value or purchase price for one- to four-family residential loans. For loans with a loan-to-value ratio in excess of 80%, we require private mortgage insurance in order to reduce our exposure below 80%. Properties securing our one- to four-family loans are appraised by either staff appraisers or independent fee appraisers approved by the Board of Directors. We require our borrowers to obtain title and hazard insurance, and flood insurance (if necessary) in an amount not less than the value of the property improvements.

         We currently originate one- to four-family mortgage loans on either a fixed or adjustable basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with FNMA and FHLMC, other local financial institutions, and our internal needs. ARM loans are offered with either a one-year, three-year or five-year term to the initial repricing date. After the initial period, the interest rate for each ARM loan generally adjusts annually for the remainder of the term of the loan. We use a number of different indexes to reprice our ARM loans. During the 1998 and 1997 fiscal years, we originated $198.9 million and $315.3 million of one- to four-family ARM loans, and $878.6 million and $413.0 million of one- to four-family fixed-rate mortgage loans, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

         Fixed-rate  loans  secured  by  one-  to  four-family  residences  have contractual maturities of up to 30 years, and are fully amortizing, with payments due monthly. These loans normally remain outstanding, however, for a substantially shorter period of time because of refinancing and other prepayments. A significant change in the current level of interest rates could alter the average life of a residential loan in our portfolio considerably. Our one- to four-family loans are generally not assumable, do not contain prepayment penalties and do not permit negative amortization of principal. Our real estate loans generally contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

         Our one- to four-family residential ARM loans are fully amortizing loans with contractual maturities of up to 30 years, with payments due monthly. Our ARM loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and an annual adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds. Our ARM loans are not convertible into fixed-rate loans.

         In order to remain competitive in our market areas, we currently originate ARM loans at initial rates below the fully indexed rate, and qualify borrowers based on this initial discounted rate for our three and five year ARMs and at 2% over the initial rate for one-year ARMs.

         ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower's payment rises, increasing the potential for default. We have not experienced difficulty with the payment history for these loans. See "- Asset Quality -- Non-Performing Assets" and "-Asset Quality -- Classified Assets." At September 30, 1998, our one- to four-family ARM loan portfolio totaled $1.49 billion, or 39.9% of our gross loan portfolio. At that date the fixed-rate one- to four-family mortgage loan portfolio totaled $2.01 billion, or 53.6% of our gross loan portfolio.

         Multi-family and Commercial Real Estate Lending. We offer a variety of multi-family and commercial real estate loans. These loans are secured primarily by multi-family dwellings, small retail establishments and small office buildings located in our market areas. At September 30, 1998, multi-family and commercial real estate loans totaled $49.4 million or 1.3% of our gross loan portfolio.

         Our loans secured by multi-family and commercial real estate are originated with either a fixed or adjustable interest rate. The interest rate on adjustable-rate loans is based on a variety of indexes, generally determined through negotiation with the borrower. Loan-to-value ratios on our multi-family and commercial real estate loans typically do not exceed 80% of the appraised value of the property securing the loan. These loans typically require monthly payments and have maximum maturities of 25 years. While maximum maturities may extend to 30 years, loans frequently have shorter maturities and may not be fully amortizing, requiring balloon payments of unamortized principal at maturity.

         Loans secured by multi-family and commercial real estate are granted based on the income producing potential of the property and the financial strength of the borrower. The net operating income (the income derived from the operation of the property less all operating expenses) must be sufficient to cover the payments related to the outstanding debt. We generally require personal guarantees of the borrowers covering a portion of the debt in addition to the security property as collateral for such loans. We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state certified fee appraisers approved by the Board of Directors. See "- Loan Originations, Purchases, Sales and Repayments."

         The Bank does not generally maintain a tax or insurance escrow account for its loans secured by multi-family and commercial real estate. In order to monitor the adequacy of cash flows on income-producing properties of $1.0 million or more, the borrower is notified annually to provide financial information including rental rates and income, maintenance costs and an update of real estate property tax payments, as well as personal financial information.

         Loans secured by multi-family and commercial real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Such loans typically involve large balances to single borrowers or groups of related borrowers. Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced (e.g., if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. See "- Asset Quality -- Non-performing Loans."

         Construction and Development Lending. We originate construction loans primarily secured by existing commercial real estate or building lots. The Bank also makes a limited number of construction loans to individuals for the construction of their residences. Presently, all of these loans are secured by property located within our market areas. At September 30, 1998, we had $35.5 million in construction loans outstanding, representing 1.0% of our gross loan portfolio.

         Construction loans are obtained principally through continued business with builders who have previously borrowed from the Bank. The application process includes submission of accurate plans, specifications and costs of the project to be constructed. These items are used as a basis to determine the appraised value of the subject property. Loans are based on the lesser of current appraised value and/or the cost of construction (land plus building). We also conduct regular inspections of the construction project being financed.

         We occasionally originate acquisition and development loans, primarily to borrowers having significant experience and longstanding relationships with the Bank. At September 30, 1998, the Bank had four acquisition and development loans totaling $16.6 million, representing 0.4% of our gross loan portfolio.

         Loans secured by building lots or raw land held for development are generally granted with terms of up to five years and are available with either fixed or adjustable interest rates and on individually negotiated terms. During the development or construction phase, the borrower pays interest only, which payments may be funded from the loan proceeds. These loans may require monthly payments or may be established as line of credit loans with no fixed repayment schedule. On line of credit loans, repayment is required as building lots are sold. In addition to the agreed upon interest rate on these loans, we may negotiate a contingent interest payment based on the profitability of the project.

         Loan-to-value ratios on our construction and development loans typically do not exceed 80% of the appraised value of the project on an as completed basis, although the Bank's largest acquisition and development loan was originated with a 100% loan-to-value ratio and a 25% contingent interest payment based on net profits of the project, if any. See "- Lending Activities General."

         Loans secured by building lots or raw land for development are granted based on both the financial strength of the borrower and the value of the underlying property. We generally obtain phase 1 environmental reports on construction loans and acquisition and development loans of $1.0 million or more, and require personal guarantees from the borrowers for all or a portion of the debt. We also require updated financial statements from the borrowers on an ongoing basis.

         Because of the uncertainties inherent in estimating construction and development costs and the market for the project upon completion, it is relatively difficult to evaluate accurately the total loan funds required to complete a project, the related loan-to-value ratios and the likelihood of ultimate success of the project. These loans also involve many of the same risks discussed above regarding multi-family and commercial real estate loans and tend to be more sensitive to general economic conditions than many other types of loans. In addition, payment of interest from loan proceeds can make it difficult to monitor the progress of a project.

         Consumer Lending. Consumer loans generally have shorter terms to maturity (thus reducing our exposure to changes in interest rates) and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At September 30, 1998, our consumer loan portfolio totaled $143.3 million, or 3.8% of our gross loan portfolio.

         The Bank offers a variety of secured consumer loans, including home equity loans and lines of credit, home improvement loans, auto loans, student loans and loans secured by savings deposits. We also offer a very limited amount of unsecured loans. We currently originate all of our consumer loans in our market areas. The Bank's home equity loans, including lines of credit, and home improvement loans comprised approximately 70.2% of our total consumer loan portfolio at September 30, 1998. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 100% of the value of the property securing the loan. In order to minimize risk of loss, home equity loans in excess of 80% of the value of the property are partially insured against loss. The term to maturity on our home equity and home improvement loans may be up to 15 years. Home equity lines of credit have no stated term to maturity and require the payment of 2% of the outstanding loan balance per month, which amount may be reborrowed at any time. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower. The majority of the Bank's consumer loan portfolio is comprised of home equity lines of credit, which have interest rates that adjust based upon changes in the prime rate.

         We do not originate any consumer loans on an indirect basis (i.e., where loan contracts are purchased from retailers of goods or services which have extended credit to their customers).

         The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security in relation to the proposed loan amount.

         Consumer loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles.

Loan Originations, Purchases, Sales and Repayments

         We originate loans through referrals from real estate brokers and builders, our marketing efforts, and our existing and walk-in customers. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market areas. Demand is affected by local competition and the interest rate environment. During the last several years, our dollar volume of fixed-rate, one- to four-family loans has exceeded the dollar volume of the same type of adjustable-rate loans. While our primary business is the origination of one- to four-family mortgage loans, competition from other lenders in our market areas limits, to a certain extent, the volume of loans we have been able to originate and place in our portfolio. As a result we have purchased mortgage loans and investment and mortgage-related securities to supplement our portfolios. Such whole loan purchases also serve to reduce our risk of geographic concentration. We sell a limited amount of loans and some of our loans are not originated according to secondary market guidelines. Furthermore, during the past few years, we, like many other financial institutions, have experienced significant prepayments on loans and mortgage-related securities due to the low interest rate environment prevailing in the United States.

         Purchased whole loans are originated by one or two lenders who have a regional or national presence. By contractual agreement, the loan product is originated for us to our specifications. Each loan is underwritten by a third party contract underwriter who is under contract with the Bank. We set prices for the loan product once each week. Mortgage servicing for purchased whole loans is retained by the originating lender.

         In periods of economic uncertainty, the ability of financial institutions, including the Bank, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

         The following table shows the loan origination, purchase, sale and repayment activities of the Bank for the periods indicated.


                                                   Year Ended September 30,
                                             -----------------------------------
                                               1998          1997        1996
                                               ----          ----        ----
                                                        (In Thousands)
Originations by type:
 Adjustable rate:
  Real estate - one- to four-family .....   $  198,857   $  315,314   $  253,596
   - multi-family .......................           --        6,240       18,000
   - commercial .........................           --           --           --
  Non-real estate - consumer ............       86,848       71,536       58,808
   - commercial business ................           10           --           --
                                            ----------   ----------   ----------
         Total adjustable-rate ..........      285,715      393,090      330,404
                                            ----------   ----------   ----------
 Fixed rate:
  Real estate - one- to four-family .....      878,567      412,960      384,842
   - multi-family .......................           --          250        2,600
   - commercial .........................          350           --          264
  Non-real estate - consumer ............       26,312       26,514       20,554
                                            ----------   ----------   ----------
         Total fixed-rate ...............      905,229      439,724      408,260
                                            ----------   ----------   ----------
         Total loans originated .........    1,190,944      832,814      738,664
                                            ----------   ----------   ----------

Purchases:
  Real estate - one- to four-family .....      124,725      106,403       38,086
   - multi-family .......................           --           --           --
   - commercial .........................           --           --           --
  Non-real estate - consumer ............           30           --           --
                                            ----------   ----------   ----------
         Total loans purchased ..........      124,755      106,403       38,086
  Mortgage-related securities
   (excluding
  REMICs and CMOs) ......................      256,076      245,102           --
  REMICs and CMOs .......................      363,068      112,442           --
                                            ----------   ----------   ----------
         Total purchased ................      743,899      463,947       38,086
                                            ----------   ----------   ----------

Sales and Repayments:
  Real estate - one- to four-family .....       23,160        4,563       15,588
  Non-real estate - consumer
   (student loans) ......................       13,620       15,059       20,168
                                            ----------   ----------   ----------
         Total loans sold ...............       36,780       19,622       35,756
  Mortgage-backed securities ............           --           --           --
                                            ----------   ----------   ----------
         Total sales ....................       36,780       19,622       35,756
  Principal repayments ..................    1,113,628      558,990      588,565
                                            ----------   ----------   ----------
         Total reductions ...............    1,150,408      578,612      624,321
                                            ----------   ----------   ----------
Increase in other items, net ............      202,101       91,511      105,576
                                            ----------   ----------   ----------
         Net increase ...................   $  582,334   $  626,638   $   46,853
                                            ==========   ==========   ==========

Asset Quality

         When a borrower fails to make a payment on a loan on or before the default date, a late charge notice is mailed 15 days after the due date. When the loan is 30 days past due, we mail a delinquent notice to the borrower. All delinquent accounts are reviewed by a collection officer, who attempts to cause the delinquency to be cured by contacting the borrower. If the loan becomes 60 days delinquent, the collection officer will generally send a personal letter to the borrower requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current within the next 90 days. If the account becomes 90 days delinquent, and an acceptable repayment plan has not been agreed upon, the collection officer will generally refer the account to legal counsel, with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. During this 30 day period, the collection officer may accept a written repayment plan from the borrower which would bring the account current within the next 90 days. Once the loan becomes 120 days delinquent, and an acceptable repayment plan has not been agreed upon, the collection officer, after receiving approval from the appropriate officer as designated by the Bank's Board of Directors, will turn over the account to our legal counsel with instructions to initiate foreclosure.

         Delinquent Loans. The following table sets forth our loans delinquent 30 - 89 days by type, number, amount and percentage of type at September 30, 1998.


                                            Loans Delinquent for
                                                 30-89 Days
                                    ---------------------------------------
                                                              Percent of
                                                           Total Delinquent
                                    Number       Amount          Loans
                                    ------       ------          -----
                                          (Dollars in Thousands)
Real Estate:
  One- to four-family ............      312      $18,669           98%
  Multi-family ...................       --           --           --
  Commercial .....................       --           --           --
  Construction or development ....       --           --           --

Consumer .........................       34          316            2
Commercial business ..............       --           --           --
                                    -------      -------      -------

     Total .......................      346      $18,985          100%
                                    =======      =======      =======

         Non-performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest becomes doubtful. At all dates presented, we had no troubled debt restructurings (which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates). Real estate owned include assets acquired in settlement of loans.

                                                  September 30,
                                 ---------------------------------------------------
                                   1998       1997      1996       1995       1994
                                   ----       ----      ----       ----       ----
                                                 (Dollars in Thousands)
Non-accruing loans:
  One- to four-family ........   $ 6,048    $ 4,989    $ 3,889    $ 3,950    $ 5,150
  Multi-family ...............        --         --         --         --        477
  Commercial real estate .....        --      1,042         --         --         --
  Construction or development         --         --        100        228        288
  Consumer ...................       181         78          1         23         15
  Commercial business ........        --         --         --         --         --
                                 -------    -------    -------    -------    -------
     Total ...................     6,229      6,109      3,990      4,201      5,930
                                 -------    -------    -------    -------    -------

Accruing loans delinquent more
 than 90 days:
  One- to four-family ........        --         --         --         --         --
  Multi-family ...............        --         --         --         --         --
  Commercial real estate .....        --         --         --         --         --
  Construction or development         --         --         --         --         --
  Consumer ...................        --         --         --         --         --
  Commercial business ........        --         --         --         --         --
                                 -------    -------    -------    -------    -------
     Total ...................        --         --         --         --         --
                                 -------    -------    -------    -------    -------

Real estate owned:
  One- to four-family ........     1,964      2,435      3,552      1,864      2,054
  Multi-family ...............        --         --         --     11,852         --
  Commercial real estate .....        --         --         --         --         --
  Construction or development         --         --         --         --         --
  Consumer ...................        --         --         --         --         --
  Commercial business ........        --         --         --         --         --
                                 -------    -------    -------    -------    -------
     Total ...................     1,964      2,435      3,552     13,716      2,054
                                 -------    -------    -------    -------    -------

Total non-performing assets ..   $ 8,193    $ 8,544    $ 7,542    $17,917    $ 7,984
                                 =======    =======    =======    =======    =======
Total as a percentage of total
 assets ......................      0.15%      0.17%      0.17%      0.41%      0.20%
                                 =======    =======    =======    =======    =======


         For the year ended September 30, 1998, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $227,000. The amount that was included in interest income on such loans was $64,700 for the year ended September 30, 1998.

         Non-performing Loans. At September 30, 1998, we had $6.2 million in non-performing loans, which constituted 0.2% of our gross loan portfolio. At that date, there were no non-performing loans to any one borrower or group of related borrowers that exceeded either individually or in the aggregate $1.0 million.

         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of September 30, 1998, there was also an aggregate of $373,000 in net book value of loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management's determination of the adequacy of our allowance for loan losses.

         Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

         When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the Board of Directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS and the FDIC, which may order the establishment of additional general or specific loss allowances.

         In connection with the filing of our periodic reports with the OTS and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets, at September 30, 1998, we had classified $8.6 million of our assets as substandard, none as doubtful and none as loss. The amount classified substandard represented 1.3% of our retained earnings and 0.2% of our assets at September 30, 1998.

         Allowance for Loan Losses. During each of the periods presented below, the allowance for loan losses has been established through a provision for loan losses which is based on management's evaluation of past loss experience, current trends in the level of delinquent and specific problem loans, loan concentrations to single borrowers, types of loans, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, current and anticipated economic conditions in our market areas and other relevant factors. Substantially all of our loan portfolio is concentrated in one- to four-family mortgage loans which, historically, have not led to any significant loan losses. Management prepares monthly analyses of loans classified as substandard and non-performing, and evaluates these loans in connection with its determination of the appropriate provision for loan losses to be recorded for the period. Management also analyzes borrowers with significant outstanding balances to reevaluate credit risk, the quality of the loan and factors that may affect the borrowers' ability to pay. Accordingly, the allowance represents management's estimate of losses inherent in our loan portfolio as of a specified date.

         Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future changes to our allowance will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. At September 30, 1998, we had a total allowance for loan losses of $5.0 million, or approximately 80.0% of non-performing loans. See Note 6 of the Notes to Consolidated Financial Statements.

         The following table sets forth an analysis of our allowance for loan losses.

                                               Year Ended September 30,
                                  ----------------------------------------------
                                    1998      1997      1996      1995     1994
                                    ----      ----      ----      ----     ----
                                               (Dollars in Thousands)
Balance at beginning of period   $1,639    $1,583    $1,359    $3,878    $6,935

Charge offs:
  One- to four-family .........      20        --        --        --        --
  Multi-family ................      --        --       641     2,519     1,071
  Commercial real estate ......      --        --        --        --        --
  Construction or development .      --        --        --        --        --
  Consumer ....................      --        --        --        --        --
  Commercial business .........      --        --        --        --        --
                                 ------    ------    ------    ------    ------
    Total charge-offs .........      20        --       641     2,519     1,071
                                 ------    ------    ------    ------    ------

Recoveries ....................      --        --        --        --        --

Net charge-offs ...............      20        --       641     2,519     1,071
Provisions (recoveries)
 charged to operations ........   3,362        56       865        --    (1,986)
                                 ------    ------    ------    ------    ------
  Balance at end of period ....  $4,981    $1,639    $1,583    $1,359    $3,878
                                 ======    ======    ======    ======    ======

Ratio of net charge-offs
 during the period to
 average loans outstanding
 during the period ............      --%       --%     0.02%     0.10%     0.04%
                                 ======    ======    ======    ======    ======

Ratio of net charge-offs
 during the period to
 average non-performing assets     0.06%       --%     1.26%     4.86%     2.58%
                                 ======    ======    ======    ======    ======

Allowance as a percentage
 of non-performing loans ......   79.96%    26.83%    39.67%    32.35%    65.40%
                                 ======    ======    ======    ======    ======

Allowance as a percentage
 of total loans (end of period)    0.13%     0.05%     0.05%     0.05%     0.17%
                                 ======    ======    ======    ======    ======

         The distribution of our allowance for loan losses at the dates indicated is summarized as follows:

                                                                            September 30,
                         -----------------------------------------------------------------------------------------------------------
                                        1998                                  1997                            1996
                         ------------------------------------  ----------------------------------   --------------------------------
                                                     Percent                             Percent                            Percent
                                                     of Loans                            of Loans                           of Loans
                                                     in Each                             in Each                            in Each
                         Amount of       Loan       Category   Amount of       Loan      Category  Amount of      Loan      Category
                         Loan Loss      Amounts     to Total   Loan Loss     Amounts     to Total  Loan Loss    Amounts     to Total
                         Allowance    by Category    Loans     Allowance   by Category    Loans    Allowance  by Category    Loans
                         ---------   -------------  -------    ---------  -------------  -------   --------- -------------  -------
                                                               (Dollars in Thousands)
One- to four-family ..   $    1,355   $3,496,699    94.12%   $ 1,208     $3,137,101       94.38%   $ 1,011    $2,784,247     94.49%
Multi-family .........          100       40,091     1.08         66         26,416        0.79        427        29,341      1.00
Commercial real estate           23        9,006     0.24         18          5,864        0.18          9         4,999      0.17
Construction or
  development ........           69       31,610     0.85         67         30,900        0.93         85        17,547       0.60
Consumer .............          169      137,817     3.71         41        123,460        3.71         42       110,355      3.75
Commercial business ..           --           10       --         --             --          --         --            --        --
Unallocated ..........        3,265           --       --        239             --          --          9            --        --
                         ----------   ----------   ------    -------     ----------      ------    -------    ----------    ------
     Total ...........   $    4,981   $3,715,233   100.00%   $ 1,639     $3,323,741      100.00%   $ 1,583    $2,946,489    100.00%
                         ==========   ==========   ======    =======     ==========      ======    =======    ==========    ======

                                                          September 30,
                        -----------------------------------------------------------------------------
                                          1995                                    1994
                        -------------------------------------    ------------------------------------
                                                       Percent                                 Percent
                                                       of Loans                                of Loans
                                                       in Each                                 in Each
                         Amount of        Loan        Category    Amount of       Loan        Category
                         Loan Loss      Amounts       to Total    Loan Loss      Amounts      to Total
                         Allowance    by Category      Loans      Allowance    by Category     Loans
                         ---------   -------------    -------     ---------   -------------   ------
                                   (Dollars in Thousands)
One- to four-family ..   $    994    $2,602,296        94.53%     $   947      $2,144,988       93.57%
Multi-family .........         63        32,795         1.19           79          44,082        1.92
Commercial real estate         17         4,646         0.17           19           5,223        0.23
Construction or
  development ........         29         8,333         0.30           21           3,130        0.14
Consumer .............         21       104,923         3.81           15          94,927        4.14
Commercial business ..         --            --           --           --              --          --
Unallocated ..........        234            --           --        2,797              --          --
                         --------    ----------       ------      -------      ----------      ------
     Total ...........   $  1,358    $2,752,993       100.00%     $ 3,878      $2,292,350      100.00%
                         ========    ==========       ======      =======      ==========      ======

Investment Activities

         We are required to maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained. At September 30, 1998, our regulatory liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 45.3%.

         Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies (including callable agency securities), certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See "Regulation - The Bank and - Qualified Thrift Lender Test" for a discussion of additional restrictions on our investment activities.

         The Chief Financial Officer has the basic responsibility for the management of the Bank's investment portfolio, subject to the direction and guidance of the ALCO. The Chief Financial Officer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

         The general objectives of our investment portfolio are to: (i) provide liquidity when loan demand is high and to assist in maintaining earnings when loan demand is low; and (ii) maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management."

         Our investment securities currently consist of U.S. Government and Agency securities and securities purchased under agreements to resell which are fully collateralized short-term investments. See Note 5 of the Notes to Consolidated Financial Statements. Our mortgage-related securities portfolio currently consists of securities issued under government-sponsored agency programs. A portion of this portfolio consists of collateralized mortgage obligations ("CMOs"). CMOs are special types of pass-through debt securities in which the stream of principal and interest payments on the underlying mortgages or mortgage-backed securities is used to create classes with different maturities and, in some cases, amortization schedules, as well as a residual interest, with each such class possessing different risk characteristics.

         Our policy is to purchase only CMOs that are Agency backed. The expected life of our CMOs is typically under five years at the time of purchase. Premiums associated with CMOs purchased are not significant; therefore, the risk of significant yield adjustments because of accelerated prepayments is limited. Yield adjustments are encountered as interest rates rise or decline, which in turn slows or increases prepayment rates and affects the average lives of the CMOs. At September 30, 1998, we held CMOs totaling $320.4 million, all of which were secured by underlying collateral issued under government agency-sponsored programs. All of our CMOs are currently classified as held to maturity. At September 30, 1998, our CMOs did not qualify as high risk mortgage securities as defined under OTS regulations. The Bank does not invest in residual interests of CMOs.

         While mortgage-backed and mortgage-related securities (such as CMOs and REMICs) carry a reduced credit risk as compared to whole loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed, and value, of such securities.

         The following table sets forth the composition of our investment and mortgage-backed and related securities portfolio at the dates indicated. Our investment securities portfolio at September 30, 1998, contained neither tax-exempt securities nor securities of any issuer with an aggregate book value in excess of 10% of our retained earnings, excluding those issued by the United States Government or its agencies.



                                                                       September 30,
                                               ---------------------------------------------------------
                                                     1998                1997                1996
                                               ----------------    ----------------    -----------------
                                                 Book     % of       Book     % of       Book     % of
                                                 Value    Total      Value    Total      Value    Total
                                                 -----    -----      -----    -----      -----    -----
                                                                          (Dollars in Thousands)
Securities available for sale, at fair value:
  Mortgage-backed securities.................  $747,991  100.00%   $754,179  100.00%   $607,738   100.00%
  U.S. government and agency securities......       ---     ---         ---     ---         ---      ---
                                               --------  ------    --------  ------    --------   ------
     Total securities available for sale.....  $747,991  100.00%   $754,179  100.00%   $607,738   100.00%
                                               ========  ======    ========  ======    ========   ======

Investment securities, at amortized cost:
  U.S. Government and Agency securities......  $160,469   33.37    $585,294   82.97    $717,248    97.67
  Collateralized mortgage obligations
    and REMICs...............................   320,379   66.61     120,007   17.01      17,006     2.32
  Other investment securities................       100    0.02         100    0.02         100     0.01
                                               --------  ------    --------  ------    --------   ------
     Total investment securities.............  $480,948  100.00%   $705,401  100.00%   $734,354   100.00%
                                               ========  ======    ========  ======    ========   ======

Investment securities, at fair value.........  $479,840   99.77%   $704,935   99.93%   $718,393    97.83%
                                               ========  ======    ========  ======    ========   ======

         The composition and maturities of the investment securities portfolio, excluding FHLB stock, are indicated in the following table.



                                              Less than 1 year      1 to 5 years       5 to 10 years       Over 10 years
                                              ----------------     --------------     ---------------    ------------------
                                               Balance    Rate     Balance   Rate     Balance   Rate
                                                                        (Dollars in Thousands)
Securities available for sale:
 U.S. Government and
   Agency securities........................  $ 20,825    5.50%    $30,981   6.65%    $ 3,729   8.08%    $670,569      6.81%
                                              --------    ----     -------   ----     ------- ------     --------     -----
    Total securities available for sale.....  $ 20,825    5.50%    $30,981   6.65%    $ 3,729   8.08%    $670,569      6.81%
                                              ========    ====     =======   ====     =======  =====     ========     =====

Investment securities:
 U.S. Government and Agency securities......  $135,469    5.48%    $25,000   5.93%    $   ---    ---%    $    ---       ---%
 Securities purchased under agreement
  to resell.................................   235,000    5.51         ---    ---         ---    ---          ---       ---
 Collateralized mortgage obligations and
   REMICs...................................       192    4.75         ---    ---         ---             320,187      6.40
 Other investment securities................       ---     ---         100   1.50         ---    ---          ---       ---
                                              --------    ----     -------   ----     ------- ------      -------  --------

     Total investment securities............  $370,661    5.50%    $25,100   5.91%    $   ---    ---%    $320,187      6.40%
                                              ========    ====     =======   ====     ======= =======     ========    =====


                                                    Total Securities
                                              ----------------------------
                                                 (Dollars in Thousands)
Securities available for sale:
 U.S. Government and

   Agency securities........................   $726,104    6.77%  $747,991
                                               --------    ----   --------
    Total securities available for sale.....   $726,104    6.77%  $747,991
                                               ========   =====   ========

Investment securities:
 U.S. Government and Agency securities......   $160,469    5.55%  $160,612
 Securities purchased under agreement
  to resell.................................    235,000    5.51    235,000
 Collateralized mortgage obligations and
   REMICs...................................    320,379    6.40    319,128
 Other investment securities................        100    1.50        100
                                              ---------   -----   --------

     Total investment securities............   $715,948    5.92%  $714,840
                                               ========    =====  ========

Sources of Funds

         General. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

         Deposits. We offer a variety of deposit accounts having a wide range of interest rates and terms. Our deposits consist of passbook and passcard savings accounts, money market deposit accounts, NOW accounts, non-interest bearing checking accounts and certificates of deposit. We only solicit deposits in our market areas and have not accepted brokered deposits. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.

         The flow of deposits is influenced  significantly  by general  economic
conditions,   changes  in  money  market  and  prevailing   interest  rates  and
competition.

         The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We endeavor to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

         The following table sets forth the deposit flows at the Bank during the periods indicated.



                                       Year Ended September 30,
                             --------------------------------------------
                                1998             1997              1996
                             ----------       ----------       ----------
                                        (Dollars in Thousands)

Opening balance...........   $3,787,123       $3,740,718       $3,673,630
Deposits..................    4,725,985        4,367,361        4,134,148
Withdrawals...............    4,795,516        4,496,198        4,235,171
Interest credited.........      176,588          175,242          168,111
                             ----------       ----------       ----------

Ending balance............   $3,894,180       $3,787,123       $3,740,718
                             ==========       ==========       ==========

Net increase..............   $  107,057       $   46,405       $   67,088
                             ==========       ==========       ==========

Percent increase..........         2.83%            1.24%            1.83%
                                   ====             ====             ====

         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered for the periods indicated.



                                                    Year Ended September 30,
                              ---------------------------------------------------------------
                                       1998                  1997                1996
                              -------------------    ------------------    ------------------
                                          Percent               Percent               Percent
                                 Amount  of Total      Amount  of Total      Amount  of Total
                                 ------  --------      ------  --------      ------  --------
                                                    (Dollars in Thousands)

Transactions and Savings Deposits:
Demand deposits............   $  260,440    6.68%   $  249,585    6.58%   $  235,542    6.29%
Passbook and Passcard......      129,180    3.31       131,854    3.48       130,493    3.48
Money market select........      213,181    5.47        30,405    0.80           ---     ---
Cash fund..................      225,356    5.78       293,108    7.73       326,435    8.71
                              ----------   -----    ----------  ------    ----------  ------

Total non-certificates.....   $  828,157   21.24       704,952   18.59       692,470   18.48
                              ----------  ------    ----------  ------    ----------  ------

Certificates (by rate):
 3.00 - 3.99%..............        5,900    0.15         7,866    0.21         8,193    0.22
 4.00 - 4.99%..............      429,108   11.01        25,822    0.68        76,961    2.05
 5.00 - 5.99%..............    1,684,996   43.22     2,224,325   58.67     1,568,715   41.89
 6.00 - 6.99%..............      715,234   18.34       598,005   15.77       997,695   26.63
 7.00 - 7.99%..............      227,695    5.84       220,048    5.80       375,960   10.04
 8.00 - 8.99%..............        2,405    0.06         5,398    0.14        14,715    0.39
 9.00 - 9.99%..............          685    0.02           707    0.02         6,009    0.16
                              ----------  ------    ----------  ------    ----------  ------

Total certificates.........    3,066,023   78.64     3,082,171   81.29     3,048,248   81.38
                              ----------  ------    ----------  ------    ----------  ------
Accrued interest...........        4,674    0.12         4,718    0.12         5,413    0.14
                              ----------  ------    ----------  ------    ----------  ------
Total deposits.............   $3,898,854  100.00%   $3,791,841  100.00%   $3,746,131  100.00%
                              ==========  ======    ==========  ======    ==========  ======

         The following table shows rate and maturity information for our certificates of deposit as of September 30, 1998.



                                3.00-        4.00-         6.00-        8.00-                 Percent
                                3.99%        5.99%         7.99%        9.99%      Total      of Total
                              --------     --------      --------     --------   ----------  --------
                                                      (Dollars in Thousands)
Certificate accounts
 maturing in quarter ending:
December 31, 1998...........    $5,852  $   428,326    $   18,064     $    363   $  452,605           14.77%
March 31, 1999..............        48      322,704         9,637        1,578      333,967           10.89
June 30, 1999...............       ---      311,289        23,289          359      334,937           10.92
September 30, 1999..........       ---      278,241       151,073          219      429,533           14.01
December 31, 1999...........       ---      108,430       144,097          302      252,829            8.25
March 31, 2000..............       ---      231,790       130,809           43      362,642           11.83
June 30, 2000...............       ---      124,860       154,706           37      279,603            9.12
September 30, 2000..........       ---       63,522       107,064          172      170,758            5.57
December 31, 2000...........       ---       46,583           132           12       46,727            1.52
March 31, 2001..............       ---       68,358            79          ---       68,437            2.23
June 30, 2001...............       ---       37,068           133          ---       37,201            1.21
September 30, 2001..........       ---       29,251        42,800          ---       72,051            2.35
Thereafter..................        ---      63,682       161,046            5      224,733            7.33
                              ---------------------     ---------    ---------   ----------         -------

   Total....................    $5,900   $2,114,104      $942,929       $3,090    $3,066,023          100.00%
                                ======   ==========      ========       ======    ==========          ======

   Percent of total.........     0.19%       68.96%        30.75%        0.10%
                                =====       ======         =====         ====


         The following table indicates the amount of our certificates of deposit and other deposits by time remaining until maturity as of September 30, 1998.



                                                                          Maturity
                                                ------------------------------------------------------------
                                                              Over        Over
                                                3 Months     3 to 6      6 to 12       Over
                                                 or Less     Months      Months      12 months       Total
                                                --------    --------    --------    ----------    ----------
Certificates of deposit less than $100,000...   $411,948    $310,565    $690,590    $1,353,444    $2,766,547

Certificates of deposit of $100,000 or more..     40,657      23,099      73,880       161,537       299,173

Public Funds.................................        ---         303         ---           ---           303
                                                --------    --------    --------    ----------    ----------

Total certificates of deposit................   $452,605    $333,967    $764,470    $1,514,981    $3,066,023
                                                ========    ========    ========    ==========    ==========


         Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds, and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the FHLB of

Topeka and securities sold under agreement to repurchase. See Notes 11 and 12 of the Notes to Consolidated Financial Statements.

         We may obtain advances from the FHLB of Topeka upon the security of certain of our mortgage loans and mortgage-related securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At September 30, 1998, the Bank had $500.0 million in FHLB advances outstanding.

         The following table sets forth the maximum month-end balance and average balance of FHLB advances and securities sold under agreements to repurchase for the periods indicated.


                                                       Year Ended September 30,
                                                   -----------------------------
                                                     1998       1997       1996
                                                   --------   --------   -------
                                                          (In Thousands)
Maximum Balance:
  FHLB advances................................... $500,000   $275,000   $35,000
  Securities sold under agreement to repurchase...  175,000    175,000    75,000

Average Balance:
  FHLB advances................................... $365,000   $ 24,167   $ 2,917
  Securities sold under agreement to repurchase...  175,000     82,692    75,000


         The following table sets forth certain information as to the Bank's borrowings at the dates indicated.


                                                          September 30,
                                                  ------------------------------
                                                    1998       1997       1996
                                                  --------   --------   --------
                                                      (Dollars in Thousands)

FHLB advances.................................... $500,000   $275,000   $   ---
Securities sold under agreement to repurchase....  175,000    175,000    75,000
                                                  --------   --------   -------

     Total borrowings............................ $675,000   $450,000   $75,000
                                                  ========   ========   =======

Weighted average interest rate of FHLB advances..    5.73%      5.76%      6.09%

Weighted average interest rate of securities
 sold under agreement to repurchase..............    5.73%      5.73%      5.78%


Subsidiary and Other Activities

         As a federally chartered savings association, we are permitted by OTS regulations to invest up to 2% of our assets, or $106.3 million at September 30, 1998, in the stock of, or unsecured loans to, service corporation subsidiaries. We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes.

         At September 30, 1998, we had one subsidiary, Capitol Funds, Inc., which has one line of credit loan outstanding for $14.0 million for the acquisition and development of land for construction of single-family homes in Overland Park, Kansas described under "- Lending Activities - General." As of September 30, 1998, our total investment in this subsidiary was $11.4 million. During fiscal 1998, Capitol Funds, Inc. reported net income of $586,000, which consisted of interest funded from loan proceeds, net of income taxes.

Competition

         We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

         We attract all of our deposits through our branch office system. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates.

Employees

         At September 30, 1998, we had a total of 766 employees, including 150 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties

         The Bank owns the office building in which its home office and executive offices are located. At September 30, 1998, the Bank owned 21 of its other branch offices and the remaining seven branch offices (including four supermarket locations) and a warehouse were leased. As of September 30, 1998, the net book value of the Bank's investment in premises, equipment and leaseholds, excluding computer equipment, was approximately $21.0 million.

         The Bank believes that is current facilities are adequate to meet the present and immediately foreseeable needs of the Bank and the Stock Holding Company.

         The Bank maintains an on-line data base of depositor and borrower customer information. The net book value of the data processing and computer equipment utilized by the Bank at September 30, 1998 was $1.8 million.

Legal Proceedings

         From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. The Bank does not anticipate incurring any material liability as a result of such litigation.

                                   REGULATION

         Set forth below is a brief description of certain laws and regulations which are applicable to the MHC, Stock Holding Company and the Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

         Legislation is introduced from time to time in the United States Congress that may affect the operations of the MHC, the Stock Holding Company and the Bank. In addition, the regulations governing the MHC, the Stock Holding Company and the Bank may be amended from time to time by the OTS. Any such legislation or regulatory changes in the future could adversely affect the MHC, the Stock Holding Company or the Bank. No assurance can be given as to whether or in what form any such changes may occur.

General

         The Bank, as a federally chartered savings institution, is subject to federal regulation and oversight by the OTS extending to all aspects of its operations. The Bank also is subject to regulation and examination by the FDIC, which insures the deposits of the Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders. This regulatory oversight will continue to apply to the Bank following the Reorganization.

         The OTS regularly examines the Bank and prepares reports for the consideration of the Bank's Board of Directors on any deficiencies that it may find in the Bank's operations. The FDIC also has the authority to examine the Bank in its role as the administrator of the SAIF. The Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage requirements. Any change in such regulations, whether by the FDIC, OTS or Congress, could have a material adverse impact on the MHC, the Stock Holding Company and the Bank and their operations.

The Mutual Holding Company

         Upon completion of the Reorganization and Stock Issuance, the MHC will become a federal mutual holding company within the meaning of Section 10(o) of the HOLA. As such, the MHC will be required to register with and be subject to OTS examination and supervision as well as certain reporting requirements. In addition, the OTS has enforcement authority over the MHC and its non-savings institution subsidiaries, if any. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank.

         A mutual holding company is permitted to, among other things: (i) invest in the stock of a savings institution; (ii) acquire a mutual institution through the merger of such institution into a savings institution subsidiary of such mutual holding company or an interim savings institution of such mutual holding company; (iii) merge with or acquire another mutual holding company, one of whose subsidiaries is a savings institution; (iv) acquire non-controlling amounts of the stock of savings institutions and savings institution holding companies, subject to certain restrictions; (v) invest in a corporation the capital stock of which is available for purchase by a savings institution under Federal law or under the law of any state where the subsidiary savings institution or institutions have their home offices; (vi) furnish or perform management services for a savings institution subsidiary of such company; (vi) hold, manage or liquidate assets owned or acquired from a savings institution subsidiary of such company; (viii) hold or manage properties used or occupied by a savings institution subsidiary of such company; and (ix) act as a trustee under deed or trust.

         In addition, a mutual holding company may engage in the activities of a multiple savings and loan holding company which are permissible by statute and OTS regulations and to the activities of bank holding companies which the Federal Reserve Board has deemed permissible by regulation under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended (the "BHCA"), subject to prior approval by the OTS.

The Stock Holding Company

         Pursuant to regulations of the OTS and the terms of the Stock Holding Company's federal stock charter, the purpose and powers of the Stock Holding Company is to pursue any or all of the lawful objectives of a federal mutual holding company and to exercise any of the powers accorded to a mutual holding company.

         If the Bank fails the QTL test, the Stock Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the MHC and the Stock Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "--Qualified Thrift Lender Test."

         The MHC and the Stock Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured institution. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings institutions in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings institution.

The Bank

         The OTS has extensive authority over the operations of savings institutions. As part of this authority, the Bank is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS examination of the Bank was as of

June 30, 1998. Under agency scheduling guidelines, it is likely that another examination will be initiated in the fourth quarter of 1999. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Bank to provide for higher general or specific loan loss reserves. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the OTS. The Bank's OTS assessment for the fiscal year ended September 30, 1998 was $695,000.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including the Bank, the Stock Holding Company and the MHC. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of the Bank is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal institutions in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings institutions are also generally authorized to branch nationwide. The Bank is in compliance with the noted restrictions.

         The Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At September 30, 1998, the Bank's lending limit under this restriction was $97.6 million.
The Bank is in compliance with the loans-to-one-borrower limitation.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC

         The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the SAIF or the BIF. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," for an explanation on the special SAIF assessment amount paid by the Bank.

         Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF-insured institutions are required to pay a Financing Corporation (FICO) assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to approximately 6.00 basis points for each $100 in domestic deposits, while BIF-insured institutions pay an assessment equal to approximately 1.00 basis point for each $100 in domestic deposits. The assessment is expected to be reduced to about 2.00 basis points no later than January 1, 2000, when BIF insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits will continue until the bonds mature in the year 2017.

Regulatory Capital Requirements

         Federally insured savings institutions, such as the Bank, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At September 30, 1998, the Bank did not have any intangible assets.

         At September 30, 1998, the Bank had tangible capital of $649.2 million, or 12.1% of adjusted total assets, which is approximately $569.5 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At September 30, 1998, the Bank had no intangibles which were subject to these tests.

         At September 30, 1998, the Bank had core capital equal to $649.2 million, or 12.1% of adjusted total assets, which is $489.7 million above the minimum leverage ratio requirement of 3% as in effect on that date.

          The OTS risk-based requirement requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At September 30, 1998, the Bank had $5.0 million of general loan loss reserves, which was less than 1.25% of risk-weighted assets.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         On September 30, 1998, the Bank had total risk-based capital of $650.6 million (including $649.2 million in core capital and $1.4 million in qualifying supplementary capital) and risk- weighted assets of $2.38 billion; or total capital of 27.3% of risk-weighted assets. This amount was $459.4 million above the 8.0% requirement in effect on that date.

         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings institutions that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized institution" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio). Any such institution must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized institutions.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings institution that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on the Bank may have a substantial adverse effect on its operations and profitability.

Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings institution from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the institution would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion.

         Generally, savings institutions, such as the Bank, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the institution's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of their net income for the most recent four quarter period. However, an institution deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. The Bank may pay dividends in accordance with this general authority.

         Savings institutions proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. See "-- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings institution may make a capital distribution without notice to the OTS (unless it is a subsidiary of a holding company) provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings institutions that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings institution may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

Liquidity

         All savings institutions, including the Bank, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the average daily balance of its liquidity base during the preceding calendar quarter or a percentage of the amount of its liquidity base at the end of the preceding quarter. For a discussion of what the Bank includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Commitments." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At the present time, the minimum liquid asset ratio is 4%.

         Penalties may be imposed upon institutions for violations of the liquid asset ratio requirement. At September 30, 1998, the Bank was in compliance with the requirement, with an overall liquid asset ratio of 45.3%.

Qualified Thrift Lender Test

         All savings institutions, including the Bank, are required to meet a QTL test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At September 30, 1998, the Bank met the test and has always met the test since its effectiveness.

         Any savings institution that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an institution does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any institution that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "--The Stock Holding Company."

Community Reinvestment Act

         Under the CRA, every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS. Due to the heightened attention being given to the CRA in the past few years, the Bank may be required to devote additional funds for investment and lending in its local community. The Bank was examined for CRA compliance in October 28, 1996, and received a rating of satisfactory.

Transactions with Affiliates

         Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of the Bank include the Stock Holding Company and any company which is under common control with the Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The OTS has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

Federal Securities Law

         The stock of the Stock Holding Company will be registered with the SEC under the Securities Exchange Act of 1934, as amended. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         The Stock Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Stock Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Stock Holding Company meets specified current public information requirements, each affiliate of the Stock Holding Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At September 30, 1998, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "--Liquidity."

         Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

         The Bank is a member of the FHLB of Topeka, which is one of 12 regional FHLBs, that administers the home financing credit function of savings institutions. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, the Bank is required to purchase and maintain stock in the FHLB of Topeka. For the year ended September 30, 1998, the Bank had an average outstanding balance of $41.6 million in FHLB stock, which was in compliance with this requirement. In past years, the Bank has received substantial dividends on its FHLB stock. Over the past five fiscal years such dividends have averaged 6.71% and were 7.66% for fiscal year 1998.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate- income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of the Bank's FHLB stock may result in a corresponding reduction in the Bank's capital.

         For the year ended September 30, 1998, dividends paid by the FHLB of Topeka to the Bank totaled $3.2 million, which was an increase over the amount of dividends received in fiscal year 1997.


                                    TAXATION

Federal Taxation

         General. The Stock Holding Company and the Bank will be subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Stock Holding Company or the Bank. The Bank's federal income tax returns have been closed without audit by the IRS through its fiscal year ended September 30, 1995.

         Following the Reorganization, the Stock Holding Company anticipates that it will file a consolidated federal income tax return with the Bank commencing with the first taxable year after consummation of the Reorganization. Accordingly, it is anticipated that any cash distributions made by the Stock Holding Company to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

         Method of Accounting. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on September 30, for filing its federal income tax return.

         Bad Debt Reserves. Prior to the Small Business Job Protection Act (the "1996 Act"), the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at taxable income. As a result of the 1996 Act, savings associations must now use the specific chargeoff method in computing bad debt deductions beginning with their 1996 Federal tax return. In addition, federal legislation requires the Bank to recapture (over a six year period) the excess of tax bad debt reserves at September 30, 1997 over those established as of the base year reserve balance as of September 30, 1989. The amount of such reserve subject to recapture as of September 30, 1998 for the Bank is approximately $97.1 million. The Bank continues to utilize the reserve method in recalculating its privilege tax obligations to the State of Kansas.

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to the year ended September 30, 1997, were subject to recapture into taxable income should the Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a thrift charter.

         Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax nor does the Bank have any such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. For losses incurred in the taxable years prior to August 6, 1997, the carryback period was three years and the carryforward period was 15 years. At September 30, 1998, the Bank had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. The Stock Holding Company may eliminate from its income dividends received from the Bank as a wholly-owned subsidiary of the Stock Holding Company if it elects to file a consolidated return with the Bank. The corporate dividends-received deduction is 100% or 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, dependent on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

State Taxation

         The Bank files Kansas privilege tax returns. For Kansas privilege tax purposes, for taxable years beginning after 1997, the minimum tax rate is 4.5% of earnings, which is calculated based on federal taxable income, subject to certain adjustments. The earnings of the Stock Holding Company may be combined with the Bank for purposes of the Kansas Privilege Tax. If it is not, the Stock Holding Company will file Kansas income tax returns with non-thrift members of the affiliated group.

                                   MANAGEMENT

Management of the Stock Holding Company

         The Board of Directors of the Stock Holding Company will consist of the same individuals who serve as directors of the Bank. The Board of Directors of the Stock Holding Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Stock Holding Company for staggered three year terms, or until their successors are elected. One class of directors, consisting of B.B. Andersen and John C. Dicus, has a term of office expiring at the first annual meeting of stockholders, a second class, consisting of John B. Dicus and Frederick P. Reynolds, has a term of office expiring at the second annual meeting of stockholders and a third class, consisting of Robert B. Maupin, Carl
W. Quarnstrom, and Marilyn S. Ward, has a term of office expiring at the third annual meeting of stockholders.

         The following individuals are executive officers of the Stock Holding Company and hold the offices set forth below opposite their names.



Executive                 Position Held with Stock Holding Company
---------                 ----------------------------------------
John C. Dicus .........   Chairman and Chief Executive Officer
John B. Dicus .........   President and Chief Operating Officer
Neil F.M. McKay .......   Executive Vice President,
                              Chief Financial Officer and Treasurer
Kent G. Townsend ......   First Vice President and Controller


         The executive officers of the Stock Holding Company are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the Board of Directors.

         Information concerning the principal occupations, employment and compensation of the directors and officers of the Stock Holding Company is set forth under "- Management of the Bank" and "- Executive Officers Who Are Not Directors." Directors of the Stock Holding Company initially will not be compensated by the Stock Holding Company but will serve and be compensated by the Bank. It is not anticipated that separate compensation will be paid to directors of the Stock Holding Company until such time as these persons devote significant time to the separate management of the Stock Holding Company's affairs, which is not expected to occur until the Stock Holding Company becomes actively engaged in additional businesses other than holding the stock of the Bank. The Stock Holding Company may determine that such compensation is appropriate in the future.

Management of the Bank

         Because the Bank is a mutual savings association, its members have elected its Board of Directors. Upon completion of the Reorganization and Stock Issuance, the directors of the Bank immediately prior to the Stock Issuance will continue to serve as directors of the Bank in stock form. The Board of Directors of the Bank in stock form will consist of seven directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of stockholders.

Because the Stock Holding Company will own all the issued and outstanding capital stock of the Bank following the Reorganization and Stock Issuance, the Board of Directors of the Stock Holding Company will elect the directors of the Bank. The persons who are serving as directors of the Bank will also serve as directors of the MHC and the Stock Holding Company upon consummation of the Reorganization and Stock Issuance.

         The following table sets forth certain information regarding the Board of Directors of the Bank.


                                                                         Term of
                                                                Director  Office
  Name                  Age(1)   Positions Held With the Bank     Since  Expires
  ----                  ------   ----------------------------   -------- -------
B.B. Andersen             62     Director                         1981    1999
John B. Dicus             37     President, Chief Operating       1989    2000
                                    Officer and Director
John C. Dicus             65     Chairman, Chief Executive        1963    1999
                                    Officer and Director
Robert B. Maupin          73     Director                         1973    2001
Carl W. Quarnstrom        69     Director                         1985    2001
Frederick P. Reynolds     74     Director                         1979    2000
Marilyn S. Ward           59     Director                         1977    2001
------------
(1) As of September 30, 1998.

         The business experience of each director for at least the past five years is set forth below.

         B.B. Andersen. Mr. Andersen had a life long career in construction and development activities. He is currently involved in various real estate development projects in Colorado.

         John B. Dicus. Mr. Dicus is President and Chief Operating Officer of the Bank, positions he has held since1996. Prior to that, he served as the Executive Vice President of Corporate Services for the Bank for four years. He has been with the Bank in various other positions since 1985. Mr. John B. Dicus is the son of Mr. John C. Dicus.

         John C. Dicus. Mr. Dicus is Chairman of the Board of Directors and Chief Executive Officer of the Bank, positions he has held since 1989. He has served the Bank in various capacities since 1959. He also served as President of the Bank from 1969 until 1996.

         Robert B. Maupin. Mr. Maupin is currently retired. Previously, he worked for the Bank for over forty years. He retired in 1991 as the Bank's Senior Executive Vice President and Chief Lending Officer.

         Carl W. Quarnstrom. Mr. Quarnstrom is a partner in the law firm of Shaw, Hergenreter, Quarnstrom & Kocher, L.L.P., located in Topeka, Kansas. The firm serves as general counsel for the Bank.

         Frederick P. Reynolds. Mr. Reynolds is currently the Chairman of the Board of Sound Products, Inc., a music and sound system company located in Kansas City. Over the last forty years, Mr. Reynolds has been an owner, operator and investor in radio stations (on both a local Topeka and national level) and cable television (in eastern Missouri).

         Marilyn S. Ward. Since 1985, Ms. Ward has been Executive Director of ERC/Resource & Referral, a family resource center located in Topeka, Kansas.

Executive Officers Who Are Not Directors

         Each of the executive officers of the Bank will retain his office following the Reorganization. Officers are elected annually by the Board of Directors of the Bank. The business experience of each director for at least the past five years for the four executive officers of the Bank who do not serve as directors is set forth below.

         Stanley F. Mick. Age 59 years. Mr. Mick has served as Executive Vice President and Chief Lending Officer of the Bank since 1991. Since 1994, he has also served as President of Capitol Funds Inc., a subsidiary of the Bank.

         Neil F.M. McKay. Age 57 years. Mr. McKay serves as Executive Vice President, Chief Financial Officer and Treasurer of the Bank, positions he has held since 1994. Prior to that, he served as the Chief Operating Officer and Chief Financial Officer of another savings institution for five years.

         Larry K. Brubaker. Age 51 years. Mr. Brubaker has been employed with the Bank since 1971 and currently serves as Executive Vice President for Corporate Services of the Bank, a position he has held since 1997. Prior to that, he was employed by the Bank as the Eastern Region Manager for seven years.

         R. Joe Aleshire. Age 51 years. Mr. Aleshire has been employed with the Bank since 1973 and currently serves as Executive Vice President for Retail Operations of the Bank, a position he has held since 1997. Prior to that, he was employed by the Bank as the Wichita Area Manager for 17 years.

Meeting and Committees of the Board of Directors

         Our Board of Directors meets on a monthly basis. During the year ended September 30, 1998, the Board of Directors held 12 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served during this period.

         We currently have standing Executive and Audit Committees. We do not have a standing Compensation or Nominating Committee; rather, the entire Board of Directors performs these functions.

         The Executive Committee is comprised of John C. Dicus (Chairman) and Directors John B. Dicus, Andersen and Maupin. The Executive Committee meets on an as needed basis and exercises the power of the Board of Directors between Board meetings, to the extent permitted by applicable law. The Executive Committee did not meet during fiscal 1998.

         The Audit  Committee  is  comprised  of Director  Ward  (Chairman)  and
Directors Andersen, Maupin, Quarnstrom and Reynolds. The Audit Committee oversees the audit program for the Bank and meets periodically with the Bank's accounting firm in order to review the annual audit. This committee met three times in fiscal 1998.

         The entire Board of Directors of the Bank is responsible for determining salaries to be paid to officers and employees of the Bank, based on recommendations of John C. Dicus and John B. Dicus, who excuse themselves from Board discussions concerning their salaries as Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively. The Board of Directors met twice during fiscal 1998 to discuss compensation matters.

Directors' Compensation

         Since January 1, 1998, each director receives a $1,000 monthly retainer, plus $1,000 for each meeting attended. From July 1, 1997 through December 31, 1997, each director received an $800 monthly retainer, plus $1,000 for each board meeting attended. In addition, since January 1, 1998, each non-employee director receives $500 per committee meeting attended. From July 1, 1997 through December 31, 1997, each non-employee director received $400 per committee meeting. See "- Benefits - Other Stock Benefit Plans."

         Mr. Quarnstrom, a director of the Bank, is a partner in the law firm of Shaw, Hergenreter, Quarnstrom & Kocher, L.L.P. The firm receives a retainer fee to serve as general counsel for the Bank regarding real estate and litigation issues. The legal fees received by the law firm for professional services rendered to the Association during the year ending September 30, 1998 did not exceed 5% of the firm's gross revenues.

Executive Compensation

         The following table sets forth a summary of certain information concerning the compensation paid by the Bank (including amounts deferred to future periods by the officers) for services rendered in all capacities during the fiscal year ended September 30, 1998 to the Chairman and Chief Executive Officer of the Bank and the four other highest compensated executive officers of the Bank.

                           SUMMARY COMPENSATION TABLE

                                                                                                             Long Term
                                                                  Annual Compensation(1)                 Compensation Awards
                                                       -------------------------------------   -------------------------------------
                                                                                    Other       Restricted
                                                                                   Annual         Stock                   All Other
                                             Fiscal                             Compensation      Award      Options       Compen-
       Name and Principal Position            Year        Salary       Bonus       ($)(1)        ($)(2)      (#)(2)        sation
       ---------------------------            ----        ------       -----       ------        ------      ------        ------
John C. Dicus, Chairman and Chief             1998     $622,800(3)   $ 95,355     109,620(4)       ---         ---    $219,630(5)
Executive Officer

John B. Dicus, President and Chief            1998      312,800(3)     40,096      19,292(4)       ---         ---      76,650(5)
Operating Officer

Stanley F. Mick, Executive Vice President     1998      256,000        45,149       8,148(4)       ---         ---      41,850(5)
and Chief Lending Officer

Neil F. M. McKay, Executive Vice              1998      203,500        31,410       5,086(4)       ---         ---      29,250(5)
President, Chief Financial Officer and
Treasurer

Larry K. Brubaker, Executive Vice             1998      186,500        38,938         ---          ---         ---       8,250(6)
President for Corporate Services

-------------

(1) Does not include perquisites, which did not exceed the lesser of $50,000 or 10% of the named individuals' salary and bonus.

(2) As a mutual institution, the Bank does not have any stock options or restricted stock plans. The Bank does, however, intend to adopt such plans following the Reorganization. See "-- Benefits - Other Stock Benefit Plans."

(3)  Includes director fees of $22,800 for service on the Board of Directors.

(4) Represents the amount reimbursed for all or part of the tax liability resulting from the payment of premiums on life insurance policies pursuant to Executive Bonus Agreements.

(5) Amounts represent allocations under the Bank's Profit Sharing Plan and premiums on universal life insurance policies pursuant to Executive Bonus Agreements. These amounts, respectively, include $8,250 and $211,380 for Mr. John C. Dicus; $8,250 and $68,400 for Mr. John B. Dicus; $8,250 and $33,600 for Mr. Mick; $8,250 and $21,000 for Mr. McKay.

(6) Amount represents the allocation under the Bank's Profit Sharing Plan for Mr. Brubaker.


Benefits

         General. The Bank currently provides health and welfare benefits to its employees, including hospitalization, major medical, dental, life and long-term disability insurance, subject to certain deductibles and copayments by employees.

         Employees' Pension Plan. The Bank sponsors a defined benefit pension plan for its employees (the "Pension Plan"). Such employees are eligible to participate in the Pension Plan on the next June 1st or December 1st following the completion of one year of service (1,000 hours of service during a continuous 12-month period) and attainment of age 21. A participant must be credited with 5 years of service before attaining a vested interest in his or her retirement benefits, after which such participant is 100% vested. The Pension Plan is funded solely through contributions made by the Bank.

         The benefit provided to a participant at normal retirement age (generally the later of age 65 or the fifth anniversary of the year in which the participant commenced participation in the Pension Plan) is based on the average of the participant's annual compensation during the five plan years (June 1st to the following May 31st) of a participant's service which yields the highest average compensation ("average annual compensation"). Compensation for this purpose equals the participant's base salary, including any contributions through a salary reduction arrangement to a plan described under Section 125 or 401(k) of the Code, but exclusive of overtime, discretionary bonuses, excess commissions, severance pay, or any special payments or other deferred compensation arrangements.

         The following table sets forth, as of May 31, 1998 (the fiscal year end for this plan), estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service. The figures in this table are based upon the assumption that the Pension Plan continues in its present form. At May 31, 1998, the estimated years of credited service of Messrs. John C. Dicus, John B. Dicus, Stanley F. Mick, Neil F.M. McKay and Larry
K. Brubaker were 39, 13, 37, 4 and 27 years, respectively.


                               Years of Credited Service
--------------------------------------------------------------------------------
Remuneration        15           20            25           30            35
------------     -------       -------       -------      -------       --------
 $50,000          $9,290       $12,387       $15,483      $18,580       $21,677
 $75,000         $14,694       $19,592       $24,490      $29,388       $34,285
$100,000         $20,098       $26,797       $33,496      $40,195       $46,894
$125,000         $25,501       $34,002       $42,502      $51,003       $59,503
$150,000         $30,905       $41,207       $51,508      $61,810       $72,112
$175,000         $33,067       $44,089       $55,111      $66,133       $77,155
$200,000         $33,067       $44,089       $55,111      $66,133       $77,155


         The Bank intends to terminate the Pension Plan, effective May 31, 1999, and to cease the accrual of any further benefits and the contribution of any further amounts under the Pension Plan. Following the approval of the Pension Plan's termination by the IRS and the Pension Benefit Guaranty Corporation, the Bank intends to distribute the plan's assets to participants in accordance with their accrued benefits and the requirements of applicable law.

         Retirement Program. The Bank has purchased a key man life insurance policy to fund a retirement program for John C. Dicus. The policy is designed to pay monthly installments to the Bank for a period of twenty years following the retirement of Mr. Dicus. A portion of the amount received by the Bank will be paid to Mr. Dicus. Upon retirement, Mr. Dicus will receive $2,083 monthly under this program.

         Employees' Profit Sharing Plan. The Bank has a qualified, tax-exempt profit sharing thrift plan (the "Profit Sharing Plan"). All employees who have completed two years of service during which they are credited with at least 1,000 hours of service are eligible to participate on the next October 1st or April 1st.

         The Bank makes two types of discretionary contributions to the Profit Sharing Plan- profit sharing contributions of between .5% and 5% of participants' compensation, and thrift contributions of between .5% and 10% of participants' compensation. Thrift contributions may not be more than 5 percentage points over the percentage of participants' compensation that the Bank makes in profit sharing contributions for the plan year (October 1st to the following September 30th).

         Participants are required to make a thrift contribution on an after-tax basis equal to 50% of the Bank's thrift contribution for the plan year, not to exceed 5% of their annual compensation. Participants are permitted to make voluntary after-tax contributions which, when added to the participant's thrift contribution shall not exceed the sum of the participant's profit sharing contribution and the Bank's thrift contribution allocated for the participant for the Plan Year, and, in no event, shall exceed 10% of the participant's compensation for the Plan Year.

         The Bank directs the trustees of the Profit Sharing Plan regarding the investment of participants' accounts under the Profit Sharing Plan. Each participant receives an annual statement which provides information regarding, among other things, the market value of the participant's accounts and contributions made to the Profit Sharing Plan either by the participant or on behalf of the participant. Plan distributions are made in the form of an annuity contract, installments or a lump sum. Participants are not permitted to borrow against their account balance or to receive in-service withdrawals from the Profit Sharing Plan. In the year ended September 30, 1998, the Bank's contributions to the Profit Sharing Plan on behalf of Messrs. John C. Dicus, John B. Dicus, Stanley F. Mick, Neil F.M. McKay and Larry K. Brubaker were $8,250 each.

         Employee Stock Ownership Plan. The Stock Holding Company intends to adopt an ESOP for employees of the Stock Holding Company and the Bank to become effective upon the Reorganization and Stock Issuance. Employees of the Stock Holding Company and the Bank who have been credited with a year of service (at least 1,000 hours of service during a twelve month period) are eligible to participate in the ESOP.

         As part of the Reorganization and Stock Issuance, it is anticipated that the ESOP will borrow funds from the Stock Holding Company. The ESOP will purchase up to 8.0% of the Common Stock sold in the stock offering. It is anticipated that such loan will equal 100% of the aggregate purchase price of the Common Stock acquired by the ESOP. The loan to the ESOP will be repaid principally from the Bank's contributions to the ESOP over a period of 15 years, and the collateral for the loan will be the Common Stock purchased by the ESOP. The interest rate for the ESOP loan is expected to be the minimum rate prescribed by the Code. The Stock Holding Company may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of Common Stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by the Stock Holding Company or upon the sale of treasury shares by the Stock Holding Company. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional contributions from the Stock Holding Company. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released to participants' accounts as debt service payments are made. Shares released from the ESOP will be allocated to each eligible participant's ESOP account based on the ratio of each such participant's compensation to the total compensation of all eligible ESOP participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount the Stock Holding Company might otherwise have contributed to the ESOP. The account balances of participants within the ESOP will become 20% vested after three years of service, with an additional 20% per year until full vesting after seven years of service. Credit for eligibility and vesting is given for years of service with the Bank prior to adoption of the ESOP. In the case of a "change in control," as defined, which triggers a termination of the ESOP, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. The Stock Holding Company's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

         Intrust Bank, N.A. will serve as trustee of the ESOP. Under the ESOP, the trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

         GAAP requires that any third party borrowing by the ESOP be reflected as a liability on the Stock Holding Company's statement of financial condition. Since the ESOP is borrowing from the Stock Holding Company, such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the ESOP purchases newly issued shares from the Stock Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

         The ESOP will be subject to the requirements of the ERISA, and the regulations of the IRS and the Department of Labor thereunder.

         Other  Stock  Benefit  Plans.  In  the  future,  we  may  consider  the implementation of a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the Stock Option Plan and restricted stock plan will have reserved a number of shares equal to 10% and 4%, respectively, of the Stock Holding Company Common Stock sold in the Stock Issuance. Grants of Common Stock pursuant to the restricted stock plan will be issued without cost to the recipient. If a determination is made to implement a Stock Option Plan or restricted stock plan, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and effected, they will have a dilutive effect on the Stock Holding Company's stockholders as well as affect the Stock Holding Company's net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented. Any such Stock Option Plan or restricted stock plan will not be implemented less than six months after the date of the consummation of the Reorganization, subject to continuing OTS jurisdiction.

Certain Transactions

         The Bank has followed a policy of granting loans to officers and directors. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         All loans we make to our directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Bank. Loans to all directors and executive officers and their associates totaled approximately $1.4 million at September 30, 1998, which was 0.2% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at September 30, 1998.


                          PROPOSED MANAGEMENT PURCHASES

         The following table sets forth, for each of the Bank's directors and for all of the directors and senior officers as a group, the proposed purchases of Common Stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates.



                               At the Minimum of the         At the Maximum of
                             Estimated Offering Range   Estimated Offering Range
                             ------------------------   ------------------------
                                             As a Percent           As a Percent
                                   Number of   of Shares   Number of  of Shares
Name                      Amount     Shares     Offered     Shares     Offered
----                    ----------  --------  ----------   --------  -----------
B.B. Andersen           $  500,000    50,000       *         50,000        *
John B. Dicus              500,000    50,000       *         50,000        *
John C. Dicus              500,000    50,000       *         50,000        *
Robert B. Maupin           500,000    50,000       *         50,000        *
Carl W. Quarnstrom         100,000    10,000       *         10,000        *
Frederick P. Reynolds      500,000    50,000       *         50,000        *
Marilyn S. Ward            100,000    10,000       *         10,000        *
All directors and        3,505,000   350,500     1.1%       350,500        *
  senior officers as
  a group (15 persons)
------------------
*   Less than 1.0%

                      THE REORGANIZATION AND STOCK ISSUANCE

General

         The Board of Directors of the Bank adopted the Plan, pursuant to which the Bank will reorganize into the federal mutual holding company structure as a wholly owned subsidiary of the Stock Holding Company, which in turn will be a majority-owned subsidiary of the MHC. Following receipt of all required regulatory approvals, the approval of the members of the Bank entitled to vote on the Plan, and the satisfaction of all other conditions precedent to the Reorganization, the Bank will consummate the Reorganization. Following completion of the Reorganization, the Bank in its stock form will continue to conduct its business and operations from the same offices with the same personnel as the Bank conducted prior to the Reorganization. The Reorganization will not affect the balances, interest rates or other terms of the Bank's loans or deposit accounts, and the deposit accounts will continue to be issued by the FDIC to the same extent as they were prior to the Reorganization. The MHC initially will be capitalized with $100,000. Upon consummation of the Reorganization, such capital will be used for general corporate purposes.

         Pursuant to the Plan, the Reorganization will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan:

     (1) the Bank will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One");

     (2) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two");

     (3) Interim One will organize the Stock Holding Company as a wholly-owned subsidiary;

     (4) the Bank will exchange its charter for a federal stock savings bank charter to become the Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the MHC;

     (5) simultaneously with step (4), Interim Two will merge with and into the Bank with the Bank as the resulting institution;

     (6) all of the initially issued stock of the Bank will be transferred to the MHC in exchange for membership interests in the MHC;

     (7) the MHC will contribute the capital stock of the Bank to the Stock Holding Company, and the Bank will become a wholly-owned subsidiary of the Stock Holding Company; and

     (8) contemporaneously with the Reorganization, the Stock Holding Company will offer for sale in the Stock Offering shares of Common Stock based on the pro forma market value of the Stock Holding Company and the Bank.

         The Stock Holding Company expects to receive the approval of the OTS to become a savings and loan holding company and to own all of the common stock of the Bank. The Stock Holding Company intends to retain $50 million of the net proceeds of the Stock Offering. The Reorganization will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan.

         The discussion herein provides a brief summary of material aspects of the Reorganization and Stock Issuance. The summary is qualified in its entirety by reference to the provisions of the Plan of Reorganization and Stock Issuance Plan. Copies of the Plan of Reorganization and Stock Issuance Plan are available for inspection at any office of the Bank and at the OTS. The Plan of Reorganization and Stock Issuance Plan are also filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which may be obtained from the SEC. See "Additional Information."

         The Board of Directors of the Bank and the OTS have approved the Plan, subject to approval by the members of the Bank entitled to vote on the matter and the satisfaction of certain other conditions. Such OTS approval, however, does not constitute a recommendation or endorsement of the Plan by such agency.

Purposes of the Reorganization

         As a mutual institution, the Bank has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is the Bank able to enhance its capital position.

         As a stock corporation upon consummation of the Reorganization, the Bank will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of the Bank's or Stock Holding Company's capital stock will allow the Bank the flexibility to enhance its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the Board of Directors of the Bank, thereby supporting future growth and expanded operations (including increased lending and investment activities) as business and regulatory needs dictate. The ability to attract new capital also will assist in increasing the capabilities of the Bank to address the needs of the communities it serves and enhance its ability to effect acquisitions or pursue business diversification opportunities. Thus, whereas the acquisition alternatives available to the Bank are quite limited as a mutual institution (because of a requirement in OTS regulations that the surviving institution in a merger involving a mutual institution generally must be in mutual form), upon consummation of the Reorganization, the Bank will have increased ability to merge with other mutual and stock institutions and the Stock Holding Company may acquire control of other mutual or stock savings associations and retain the acquired institution as a separate subsidiary of the Stock Holding Company. Finally, the ability to issue capital stock will enable the Bank to establish stock compensation plans for directors, officers and employees, thereby granting them equity interests in the Bank and greater incentive to improve its performance. For a description of the stock compensation plans which will be adopted by the Bank in connection with the Reorganization, see "Management." Although the Bank's ability to raise capital and general business flexibility will be enhanced by organizing as a subsidiary of a stock subsidiary of a mutual holding company, such advantages will be limited by (i) the requirement in applicable laws and regulations that a mutual holding company maintain a majority ownership interest in its savings bank holding company subsidiary and (ii) the Stock Holding Company's offering of up to 49.9% of its to-be-outstanding Common Stock (prior to the proposed issuance of shares to the Foundation), which will affect the Stock Holding Company's ability to issue additional shares of Common Stock in the future absent additional issuances of such stock to the MHC.

         The advantages of the Reorganization also could be achieved if the Bank were to reorganize into a wholly-owned subsidiary of a stock form holding company (a "standard conversion") rather than as a second-tier subsidiary of a mutual holding company. A standard conversion also would free the Bank from the restrictions on its ability to raise capital which result from the requirement that its mutual holding company maintain a majority ownership interest in the Stock Holding Company. Nevertheless, the Board of Directors of the Bank unanimously believes that the Reorganization is in the best interests of the Bank and its account holders. Because OTS regulations require that savings institutions converting to stock form in a standard conversion sell all of their to-be-outstanding capital stock rather than a minority interest in such capital stock, however, the amount of equity capital that would be raised in a standard conversion would be substantially more than that which could be raised in a minority stock offering by a subsidiary of a mutual holding company, which would make it more difficult for the Bank to maximize the return on its equity. Finally, such a reorganization also would eliminate all aspects of the mutual form of organization. Consummation of the Reorganization does not foreclose the possibility of the MHC converting from mutual to stock form in the future; however, no such action is contemplated at this time. See "Conversion of the MHC to Stock Form."

         After considering the advantages and disadvantages of the Reorganization, as well as applicable fiduciary duties and alternative transactions, including a reorganization into a wholly-owned subsidiary of a stock form holding company rather than as a second-tier subsidiary of a mutual holding company, the Board of Directors of the Bank unanimously approved the Reorganization as being in the best interests of the Bank and equitable to its account holders.

Effects of the Reorganization

         General. The Reorganization will have no effect on the Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The Reorganization will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management and staff. The Bank will continue to be subject to regulation, supervision and examination by the OTS and the FDIC.

         Deposits and Loans. Each holder of a deposit account in the Bank at the time of the Reorganization will continue as an account holder in the Bank after the Reorganization, and the Reorganization will not affect the deposit balance, interest rate or other terms of such accounts. Each account will be insured by the FDIC to the same extent as before the Reorganization. Depositors in the Bank will continue to hold their existing certificates, passbooks and other evidence of their accounts. The Reorganization will not affect the loans of any borrower from the Bank. The amount, interest rate, maturity, security for and obligations under each loan will remain contractually fixed as they existed prior to the Reorganization. See "-- Voting Rights" and "-- Liquidation Rights" below for a discussion of the effects of the Reorganization on the voting and liquidation rights of the depositors of the Bank.

         Continuity. During the Reorganization and Stock Issuance process, the normal business of the Bank of accepting deposits and making loans will continue without interruption. Following consummation of the Reorganization and Stock Issuance, the Bank will continue to be subject to regulation by the OTS, and FDIC insurance of accounts will continue without interruption. After the Reorganization and Stock Issuance, the Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

         The Board of Directors presently serving the Bank will serve as the Board of Directors of the Bank after the Reorganization and Stock Issuance. The initial members of the Board of Directors of the Stock Holding Company and the MHC will consist of the individuals currently serving on the Board of Directors of the Bank. Thereafter, the voting stockholders of the Stock Holding Company will elect approximately one-third of the Stock Holding Company's directors annually, and approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist of certain of the former Members of the Bank and all persons who become Depositors of the Bank after the Reorganization. All current officers of the Bank will retain their positions with the Bank after the Reorganization and Stock Issuance.

         Voting Rights. Upon the completion of the Reorganization and Stock Issuance, depositor and borrower members as such will have no voting rights in the Bank or the Stock Holding Company and, therefore, will not be able to elect directors of the Bank or the Stock Holding Company or to control their affairs. Currently these rights are accorded to depositors and certain borrowers of the Bank. Subsequent to the Reorganization and Stock Issuance, voting rights will be vested exclusively in the stockholders of the Stock Holding Company which, in turn, will own all of the stock of the Bank. Each holder of Common Stock shall be entitled to vote on any matter to be considered by the stockholders of the Stock Holding Company, subject to the provisions of the Stock Holding Company's Charter.

         As a federally-chartered mutual holding company, the MHC will have no authorized capital stock and, thus, no stockholders. The MHC will be controlled by members of the Bank (i.e., depositors and certain borrowers), and such members have granted proxies in favor of the Bank's management. According to regulations of the OTS, the revocable proxies that members of the Bank have granted to the Board of Directors of the Bank, which confer on the Board of Directors of the Bank general authority to cast a member's vote on any and all matters presented to the members, shall be deemed to cover the member's votes as members of the MHC, and such authority shall be conferred on the Board of Directors of the MHC. The Plan also provides for the transfer of proxy rights to the Board of Directors of the MHC. Accordingly, the Board of Directors of the Bank will, in effect, be able to govern the operations of the MHC, and hence the Stock Holding Company, notwithstanding objections raised by members of the MHC or stockholders of the Stock Holding Company, respectively, so long as the Board of Directors has been appointed proxy for a majority of the outstanding votes of members of the MHC and such proxies have not been revoked. In addition, all persons who become depositors of the Bank following the Reorganization will have membership rights with respect to the MHC. Borrowers who were borrowers of the Bank under its existing charter immediately prior to the Reorganization and whose loans continue in existence are members of the Bank and will have membership rights in the MHC; all other borrowers are not members of the Bank and, thus, will not receive membership rights in the MHC.

         Liquidation Rights. In the event of a voluntary liquidation of the Bank prior to the Reorganization, holders of deposit accounts in the Bank would be entitled to distribution of any assets of the Bank remaining after the claims of such depositors (to the extent of their deposit balances) and all other creditors are satisfied. Following the Reorganization, the holder of the Bank's Common Stock, i.e., the Stock Holding Company, would be entitled to any assets remaining upon a liquidation, dissolution or winding up of the Bank and, except through their liquidation interests in the MHC, discussed below, holders of deposit accounts in the Bank would not have interest in any such assets.

         In the event of a voluntary or involuntary liquidation, dissolution or winding up of the MHC following consummation of the Reorganization, holders of deposit accounts in the Bank would be entitled, pro rata to the value of their accounts, to distribution of any assets of the MHC remaining after the claims of all creditors of the MHC are satisfied. Stockholders of the Stock Holding Company will have no liquidation or other rights with respect to the MHC in their capacities as such.

         In the event of a liquidation, dissolution or winding up of the Stock Holding Company, each holder of shares of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Stock Holding Company, a pro rata portion of all assets of the Stock Holding Company available for distribution to holders of the Common Stock.

         There currently are no plans to liquidate the Bank, the Stock Holding Company or the MHC in the future.

         Tax Effects. The Bank has received an opinion from its special counsel, Silver, Freedman, & Taff L.L.P., Washington, D.C., as to the material federal income tax consequences of the Reorganization and Stock Issuance to the Bank, the Stock Holding Company and the MHC, and as to the generally applicable material federal income tax consequences of the Reorganization and Stock Issuance to the Bank's account holders and to persons who purchase Common Stock in the Offering. In the following discussion, "Stock Bank" refers to the Bank after the Reorganization and Stock Issuance.

         The opinion provides that, among other things, (i) the Bank's adoption of a charter in stock form (the "Bank Conversion") will qualify as a tax-free reorganization under Internal Revenue Code of 1986, as amended, Section
368(a)(1)(F); (ii) the conversion of the Bank's wholly-owned subsidiary ("Interim 1") into the MHC will qualify as a tax-free reorganization under Code
Section 368(a)(1)(F); (iii) the merger of the wholly-owned subsidiary of Interim 1 ("Interim 2") into the Stock Bank with the Stock Bank as the survivor will qualify as a tax-free reorganization under Code Section 368(a)(1)(A); (iv) no gain or loss will be recognized by the Bank in the Bank Conversion; (v) neither the Stock Bank nor the MHC will recognize gain or loss upon the receipt by the Stock Bank of substantially all of the assets of the Bank in exchange for equity interests in the MHC and the Stock Bank's assumption of the Bank's liabilities;(vi) the MHC's basis in the stock of the Stock Bank will represent the Bank's net basis in the property transferred to the Stock Bank; (vii) the Stock Bank's basis in the property received from the Bank will be the same as the basis of such property in the hands of the Bank immediately prior to the Reorganization and Stock Issuance; (viii) the Stock Bank's holding period for the property received from the Bank will include the period during which such property was held by the Bank; (ix) subject to the conditions and limitations set forth in Code Sections 381, 382, 383, and 384 and the Treasury regulations promulgated thereunder, the Stock Bank will succeed to and take into account the items of the Bank described in Code Section 381(c); (x) no gain or loss will be recognized by the depositors of the Bank on the receipt of equity interests with respect to the MHC in exchange for their equity interests surrendered therefor; (xi) the receipt of stock by depositors for equity interests in the MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to Code Section 351;
(xii) each Bank depositor's aggregate basis, if any, in the MHC equity interest received in the exchange will equal the aggregate basis, if any, of each depositor's equity interest in the Bank; (xiii) the holding period of the MHC equity interests received by the depositors of Bank will include the period during which the Bank equity interests surrendered in exchange therefor were held; (xiv) the MHC will recognize no gain or loss upon the transfer of the Stock Bank stock to the Stock Holding Company in exchange for Common Stock pursuant to Code Section 351; (xv) the Stock Holding Company will recognize no gain or loss upon its receipt of Stock Bank stock from the MHC in exchange for Common Stock; (xvi) the MHC will have a basis in its shares of the Common Stock in an amount representing the MHC's basis in its Stock Bank stock; (xvii) the Stock Holding Company will recognize no gain or loss upon the receipt of money in exchange for shares of Common Stock; (xviii) no gain or loss will be recognized by the Bank's account holders upon the issuance to them of accounts in the Stock Bank in stock form immediately after the Reorganization and Stock Issuance, in the same dollar amounts and on the same terms and conditions as their accounts at the Bank immediately prior to the Reorganization and Stock Issuance; (xix) the tax basis of the Common Stock purchased in the Reorganization and Stock Issuance will be equal to the amount paid therefor increased, in the case of the Common Stock acquired to the exercise of Subscription Rights, by the fair market value, if any, of the Subscription Rights exercised; (xx) the holding period for the Common Stock purchased in the Reorganization and Stock Issuance will commence upon the exercise of such holder's Subscription Rights and otherwise on the day following the date of such purchase; (xxi) gain or loss will be recognized to account holders upon the receipt or exercise of Subscription Rights in the Reorganization and Stock Issuance, but only to the extent such Subscription Rights are deemed to have value, as discussed below.

         The opinion of Silver, Freedman & Taff, L.L.P. is based in part upon, and subject to the continuing validity in all material respects through the date of the Reorganization and Stock Issuance of various representations of the Bank and upon certain assumptions and qualifications, including that the Reorganization and Stock Issuance are consummated in the manner and according to the terms provided in the Plan of Reorganization and Stock Issuance Plan. Such opinion is also based upon the Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

         The Bank has also obtained an opinion from Deloitte & Touche LLP, that the income tax effects of the Reorganization and Stock Issuance under Kansas tax laws will be substantially the same as described above with respect to federal income tax laws.

         The Stock Holding Company and the Bank have received a letter from RP Financial, stating its belief that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the Common Stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of Common Stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income ) in an amount equal to such value, and the Stock Holding Company and the Bank could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

Establishment of the Foundation

         General. Continuing the Bank's commitment to the communities that it serves, the Plan provides that the Bank and the Stock Holding Company will establish the Foundation, which will be incorporated under Kansas law as a non-stock corporation, and will fund the Foundation with cash and Common Stock in an amount up to 8.0% of the aggregate value of shares of Common Stock sold in the Offerings. By increasing the Bank's visibility and reputation in the communities that it serves, the Bank believes that the Foundation will enhance the long-term value of the Bank's community banking franchise. The Foundation will be dedicated to the promotion of charitable purposes within the Bank's market areas.

         Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable purposes including education, affordable housing activities, the United Way and other charitable purposes within the communities served by the Bank. Traditionally, the Bank has emphasized community lending and community development activities within the communities that it serves. The Foundation is being formed as a complement to the Bank's existing community activities. The Bank believes that the Foundation will enable the Stock Holding Company and the Bank to assist their local communities in areas beyond community development and lending. The Bank believes the establishment of the Foundation will enhance its activities in the affordable housing area. In this regard, the Board of Directors believes the establishment of a charitable foundation is consistent with the Bank's commitment to community service. The Board further believes that the funding of the Foundation with Common Stock of the Stock Holding Company is a means of enabling the communities served by the Bank to share in the growth and success of the Stock Holding Company long after completion of the Reorganization. The Foundation will accomplish that goal by providing for continued ties between the Foundation and Bank, thereby forming a partnership with the Bank's communities. The establishment of the Foundation will also enable the Stock Holding Company and the Bank to develop a unified charitable donation strategy. The Bank, however, does not expect the contribution to the Foundation to take the place of the Bank's traditional community lending activities. In this respect, subsequent to the Reorganization, the Bank may continue to make contributions to other charitable organizations and/or it may make additional contributions to the Foundation.

         Structure of the Foundation. The Foundation will be incorporated under Kansas law as a non-stock corporation. Pursuant to the Foundation's Bylaws, the Foundation's initial Board of Directors will be comprised of two members of the Stock Holding Company and the Bank's Boards of Directors (Messrs. John C. Dicus and John B. Dicus) and three other individuals chosen in light of their commitment and service to charitable and community purposes. The other persons expected to serve as directors of the Foundation are Nancy J. Perry (President and C.E.O. of the United Way of Greater Topeka), Rick C. Jackson (First Vice President - Community Development Director of the Bank) and Ronald W. Roskens (President, Global Connections, Inc., former president of the University of Nebraska and former Administrator of the Agency for International Development, Washington, D.C.). Mr. Roskens is the father-in-law of Mr. John B. Dicus. There are no plans to change the size of the Foundation's Board of Directors during the one-year period subsequent to consummation of the Reorganization. The Bank currently intends that less than a majority of the Bank's directors will also serve as directors of the Foundation. A Nominating Committee of the Foundation's Board will nominate individuals eligible for election to the Board of Directors. The members of the Foundation, who are comprised of its Board members, will elect the Directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as Directors of the Foundation qualify as members of the Foundation, with voting authority. Directors will be divided into three classes with each class appointed for three-year terms. No determination has been made what, if any, compensation the Foundation directors will receive. The articles of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's articles of incorporation further provide that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members. No award, grant or distribution shall be made by the Foundation to any director, officer or employee of the Stock Holding Company or the Bank or any affiliate thereof. In addition, any of such persons, to the extent that they serve as an officer, director or employee of the Foundation will be subject to the conflict of interest regulations of the OTS.

         The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purposes for which the Foundation is established. The directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the Common Stock of the Stock Holding Company held by the Foundation. However, it is expected that as a condition to receiving the approval of the OTS to the Bank's Reorganization, the Foundation will be required to commit to the OTS that all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Stock Holding Company's Common Stock on all proposals considered by stockholders of the Stock Holding Company; provided, however, that, consistent with such expected condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Kansas and the OTS determines that federal law would not preempt the application of the laws of Kansas to the

Foundation; (ii) would cause the Foundation to lose its tax-exempt status, or cause the IRS to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Stock Holding Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS that compliance with the voting requirement would have the effect described in clauses (i), (ii) or
(iii) above. Under those circumstances, the OTS would grant a waiver of the voting restriction upon submission of such legal opinions(s) by the Stock Holding Company or the Foundation that are satisfactory to the OTS. In the event that the OTS were to waive the voting requirement, the Directors would direct the voting of the Common Stock held by the Foundation.

         The Foundation's place of business is expected to initially be located at the Bank's executive offices and initially the Foundation is expected to have no separate employees but will utilize the staff of the Bank for which the Bank will be reimbursed. The Board of Directors of the Foundation expects to hire a full time executive director. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. In this regard, it is expected that the Bank will be required to provide the OTS with a commitment that, to the extent applicable, the Bank will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Bank and the Foundation.

         The Stock Holding Company intends to capitalize the Foundation with an amount equal to 8.0% of the aggregate value of shares of Common Stock sold in the Offerings, 50% in Common Stock and 50% in cash, which would have a total market value of $25.7 million to $34.8 million ($40.0 million at the maximum, as adjusted), based on the Purchase Price of $10.00 per share. Messrs. John C. and John B. Dicus, who will serve as initial directors of the Foundation, and their affiliates intend to purchase, subject to availability, an aggregate of 100,000 shares of Common Stock. The other directors of the Foundation expect to purchase shares of Common Stock as follows: Perry - 1,000 shares; Jackson - 4,000 shares and Roskens - 1,000 shares. The shares of Common Stock to be acquired by the Foundation, when combined with the proposed purchases of shares of Common Stock by all Foundation directors and their affiliates will total 1.8 million shares or 1.7% of the total number of shares of Common Stock to be issued and outstanding (assuming the sale of 43.5 million shares of Common Stock).

         The Foundation will receive working capital from any dividends that may be paid on the Common Stock in the future, and subject to applicable federal and state laws, loans collateralized by the Common Stock or from the proceeds of the sale of any of the Common Stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. Failure to distribute such a minimum return will require substantial federal taxes to be paid. One of the conditions imposed on the gift of Common Stock by the Stock Holding Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the Foundation determines that the failure to sell an amount of Common Stock greater than such amount would result in a longer term reduction of the value of the

Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. Upon completion of the Reorganization and the Stock Issuance and the contribution of shares of Common Stock to the Foundation, the Stock Holding Company would have 77,785,444, 91,512,288, 105,239,130 and 128,025,000 shares issued and outstanding based on the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Offering Range. Because the Stock Holding Company will have an increased number of shares outstanding, the voting and ownership interests of Minority Stockholders in the Stock Holding Company's Common Stock would be diluted to 41.31% as compared to a 42.01% interest in the Stock Holding Company if the Foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data."

         Tax Considerations. The Stock Holding Company and the Bank have been advised by their independent tax advisors that an organization created and operated for the above charitable purposes would generally qualify as a Section 501(c)(3) exempt organization under the Code, and further that such an organization should be classified as a private foundation as defined in Section 509 of the Code. The Foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the Foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization. The Stock Holding Company's and the Bank's independent tax advisor, however, has not rendered any advice on the regulatory condition to the contribution which is expected to require that all shares of Common Stock of the Stock Holding Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Stock Holding Company on all proposals considered by stockholders of the Stock Holding Company. Consistent with the expected condition, in the event that the Stock Holding Company or the Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation, or subject the Foundation to an excise tax under Section 4941 of the Code, it is expected that the OTS would waive such voting restriction upon submission of a legal opinion(s) by the Stock Holding Company or the Foundation satisfactory to the OTS. See "-- Regulatory Conditions Imposed on the Foundation."

         Under the Code, the Stock Holding Company is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of the combined taxable income of the consolidated groups of corporations (with certain modifications) for such year. Charitable contributions made by the Stock Holding Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. The Stock Holding Company and the Bank believe that the Reorganization presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Reorganization. In making such a determination, the Stock Holding Company and the Bank considered the dilutive impact of the contribution of Common Stock to the Foundation on the amount of Common Stock available to be offered for sale in the Reorganization. Based on such consideration, the Stock Holding Company and Bank believe that the contribution to the Foundation in excess of the 10% annual deduction limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Stock Issuance and the potential benefits of the Foundation to the communities served by the Bank. In this regard, assuming the sale of shares at the maximum of the Estimated Offering Range, the

Stock Holding Company would have pro forma stockholders' equity of $1.03 billion or 18.18% of pro forma consolidated assets and the Bank's pro forma tangible, core and total risk-based capital ratios would be 16.67%, 16.67% and 38.93%, respectively. See "Regulatory Capital," "Capitalization," "Comparison of Valuation and Pro Forma Information with No Foundation" and "Pro Forma Data." The Stock Holding Company and the Bank believe that the amount of the charitable contribution is reasonable given the Stock Holding Company's and the Bank's pro forma capital positions. As such, the Stock Holding Company and the Bank believe that the contribution does not raise safety and soundness concerns.

         The Stock Holding Company and the Bank have received an opinion from their independent tax advisors that the Stock Holding Company's contribution of its own stock and cash to the Foundation would not constitute an act of self-dealing, and that the Stock Holding Company will be entitled to a deduction in the amount of the cash and potentially a deduction for the fair market value of the stock contributions to the Foundation such fair market value at the time of the contribution less any nominal par value that the Foundation may be required to pay to the Stock Holding Company for such stock, subject to the annual deduction limitation described above. The Stock Holding Company, however, would be able to carryforward any unused portion of the deduction for five years following the contribution, subject to certain limitations. The Stock Holding Company's and the Bank's independent tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the Foundation would have been established in fiscal 1998, the Stock Holding Company would have received tax benefits of approximately $13.2 million (based on the Bank's pre-tax income for fiscal 1998, an assumed tax rate of 38.0% and a deduction for the contribution of cash and Common Stock equal to $34.8 million). Assuming the close of the Offerings at the maximum of the Estimated Price Range, the Stock Holding Company estimates that all of the contribution should be deductible over the six-year period. The Stock Holding Company and/or the Bank may make further contributions to the Foundation following the initial contribution. In addition, the Bank and the Stock Holding Company also may continue to make charitable contributions to other qualifying organizations. Any such decisions would be based on an assessment of, among other factors, the financial condition of the Stock Holding Company and the Bank at that time, the interests of stockholders and depositors of the Stock Holding Company and the Bank, and the financial condition and operations of the Foundation.

         Although the Stock Holding Company and the Bank have received an opinion of their independent tax advisors that the Stock Holding Company will more likely than not be entitled to an income tax deduction for the stock portion of the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. See "Risk Factors-Establishment of the Foundation."

         As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant. Numerous other requirements exist in the operation of the Foundation including transactions with related entities, level of investments and distributions for charitable purposes.

         Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is expected to be subject to the following conditions being agreed to by the Foundation in writing as a condition to receiving the OTS' approval of the Reorganization: (i) the Foundation will be subject to examination by the OTS; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will operate in accordance with written policies adopted by its Board of Directors, including a conflict of interest policy; (iv) any shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of Common Stock voting on all proposals considered by stockholders of the Stock Holding Company; provided, however, that, consistent with the condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Kansas, and the OTS determines that federal law would not preempt the application of the laws of Kansas to the Foundation;
(b) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code; and
(v) any shares of Common Stock subsequently purchased by the Foundation will be aggregated with any shares repurchased by the Stock Holding Company or the Bank for purposes of calculating the number of shares which may be repurchased during the three-year period subsequent to Reorganization. In order for the OTS to waive such voting restriction, the Stock Holding Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS. While there is no current intention for the Stock Holding Company or the Foundation to seek a waiver from the OTS from such restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the OTS would grant an unconditional waiver of the voting restriction. If the voting restriction is waived or becomes unenforceable, the OTS may either impose a condition that provides a certain portion of the members of the Foundation's Board of Directors shall be persons who are not directors, officers or employees of the Stock Holding Company, the Bank or any affiliate or impose such other conditions relating to control of the Foundation's Common Stock as is determined by the OTS to be appropriate at the time. In no event would the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

         Various OTS regulations may be deemed to apply to the Foundation including regulations regarding (i) transactions with affiliates, (ii) conflicts of interest, (iii) capital distributions and (iv) repurchases of capital stock within the three-year period subsequent to the Stock Issuance. Because only two of the directors of the Stock Holding Company and the Bank are expected to serve as directors of the Foundation, the Stock Holding Company and the Bank do not believe that the Foundation should be deemed an affiliate of the Bank. The Stock Holding Company and the Bank anticipate that the Foundation's affairs will be conducted in a manner consistent with the OTS' conflict of interest regulations. The Bank has provided information to the OTS demonstrating that the initial contribution of Common Stock to the Foundation would be within the amount which the

Bank would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by the Bank.

Stock Pricing and Number of Shares to be Issued

         The Plan requires that the purchase price of the Common Stock must be based on the appraised pro forma market value of the Stock Holding Company and Bank, as determined on the basis of an independent valuation. The Bank has retained RP Financial to make such valuation. For its services in making such appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $117,500. The Bank has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by the Bank to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

         An appraisal has been made by RP Financial in reliance upon the information contained in this Prospectus, including the Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Stock Holding Company and the Bank and the economic and demographic conditions in the Bank's existing marketing areas; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly traded mutual holding companies; the aggregate size of the offering of the Common Stock; the impact of the Reorganization on the Bank's net worth and earnings potential; the proposed dividend policy of the Stock Holding Company and the Bank; and the trading market for securities of comparable institutions and general conditions in the market for such securities. In its review of the appraisal provided by RP Financial, the Board of Directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors enumerated above, and the Board of Directors believes that such assumptions were reasonable.

         On the basis of the foregoing, RP Financial has advised the Stock Holding Company and the Bank that in its opinion, dated November 20, 1998, the estimated pro forma market value of the Common Stock on a fully converted basis, assuming a contribution to a charitable foundation in an amount equal to 8.0% of the shares sold, ranged from a minimum of $795.6 million to a maximum of $1.08 billion with a midpoint of $936.0 million. The Board of Directors of the Bank determined that the Common Stock should be sold at $10.00 per share and that 42.01% of the to-be-outstanding shares (prior to the contribution to the Foundation) should be offered to Minority Stockholders. Based on the Estimated Valuation Range and the Purchase Price, the number of shares of Common Stock that the Stock Holding Company will issue will range from between 32,136,106 shares to 43,478,261 shares, with a midpoint of 37,807,183 shares. The anticipated issuance of a number of shares equal to 4.0% of the shares of Common Stock sold in the Offering to the Foundation as part of the Stock Issuance will result in shareholders other than the MHC and the Foundation owning 41.31% of the shares of the Common Stock outstanding at the conclusion of the Reorganization and Stock Issuance. The remaining shares of the Stock Holding Company's Common Stock that are not sold in the Offerings or contributed to the Foundation will be issued to the MHC. The Estimated

Valuation Range may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of the Stock Holding Company and the Bank or market conditions generally, or to fill the order of the ESOP. In the event the Estimated Valuation Range is updated to amend the value of the Common Stock below $795.6 million or above $1.08 billion (the maximum of the Estimated Valuation Range, as adjusted by 15%), the new appraisal will be filed with the SEC by post-effective amendment.

         Based upon current market and financial conditions and recent practices and policies of the OTS, in the event the Stock Holding Company receives orders for Common Stock in excess of $434.8 million (the maximum of the Estimated Offering Range) and up to $500.0 million (the maximum of the Estimated Offering Range, as adjusted by 15%), the Stock Holding Company may be required by the OTS to accept all such orders. No assurances, however, can be made that the Stock Holding Company will receive orders for Common Stock in excess of the maximum of the Estimated Offering Range or that, if such orders are received, that all such orders will be accepted because the Stock Holding Company's final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the OTS. In addition, an increase in the number of shares above 43,478,261 shares will first be used, if necessary, to fill the order of the ESOP. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the Reorganization.

         RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the consolidated financial statements and other information provided by the Bank, nor did RP Financial value independently the assets or liabilities of the Bank. The valuation considers the Bank as a going concern and should not be considered as an indication of the liquidation value of the Bank. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Common Stock in the Offerings will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

         Prior to completion of the Reorganization, the maximum of the Estimated Offering Range may be increased up to 15% and the number of shares of Common Stock may be increased to 50,000,000 shares to reflect changes in market and financial conditions or to fill the order of the ESOP, without the resolicitation of subscribers. See "- Limitations on Stock Holding Company Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Estimated Offering Range to fill unfilled orders in the Subscription Offering.

         No sale of shares of Common Stock in the Reorganization may be consummated unless prior to such consummation RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the Common Stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of the Stock Holding Company and Bank. If such confirmation is not received, the Stock Holding Company may cancel the Offerings, extend the Offerings and establish a new estimated valuation range and/or estimated price range, extend, reopen or hold a new Offering or take such other action as the OTS may permit.

         Depending upon market or financial conditions following the commencement of the Subscription Offering, the total number of shares of Common Stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the Purchase Price is not below the minimum or more than 15% above the maximum of the Estimated Offering Range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the Estimated Offering Range or more than 15% above the maximum of such range, purchasers will be resolicited (i.e., permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at the Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions). Any change in the Estimated Offering Range must be approved by the OTS. If the number of shares of Common Stock issued in the Reorganization is increased due to an increase of up to 15% in the Estimated Offering Range to reflect changes in market or financial conditions or to fill the order of the ESOP, persons who subscribed for the maximum number of shares will be given the opportunity to subscribe for the adjusted maximum number of shares. See "- Limitations on Stock Holding Company Common Stock Purchases."

         An increase in the number of shares of Common Stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and the Stock Holding Company's pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of Common Stock would increase both a subscriber's ownership interest and the Stock Holding Company's pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - Possible Increase in Number of Shares of Common Stock Issued in the Reorganization" and "Pro Forma Data."

         Copies of the appraisal report of RP Financial, including any amendments thereto, and the detailed report of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

Subscription Offering and Subscription Rights

         In accordance with the Plan of Reorganization and Stock Issuance Plan, rights to subscribe for the purchase of Common Stock have been granted under the Plan to the following persons in the following order of descending priority: (1) Eligible Account Holders, (2) Tax-Qualified Employee Plans, (3) Supplemental Eligible Account Holders, (4) Other Members and (5) Directors, Officers and
Employees of the Bank. All subscriptions received will be subject to the availability of Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan and as described below under "- Limitations on Stock Holding Company Common Stock Purchases."

         Preference Category No.1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for shares of Common Stock in an amount equal to the greater of (i) $500,000 or 50,000 shares of Common Stock,
(ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in the converting Bank in each case as of the close of business on June 30, 1997 (the "Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Stock Holding Company Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders pro rata whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Stock Benefit Plans to purchase shares in excess of the maximum of the Estimated Offering Range.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding June 30, 1997.

         Preference Category No. 2: Tax-Qualified Employee Plans. Each Tax-Qualified Employee Plan, including the ESOP shall be entitled to receive, without payment therefor, second priority, nontransferable subscription rights to purchase up to 10% of Common Stock, provided that individually or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of Common Stock, including any increase in the number of shares of Common Stock after the date hereof as a result of an increase of up to 15% in the maximum of the Estimated Offering Range. The ESOP intends to purchase 8.0% of the shares of Common Stock sold in the Offering, or 2,570,888 shares and 3,478,261 shares based on the minimum and maximum of the Estimated Offering Range, respectively. Subscriptions by any of the Tax-Qualified Employee Plans will not be aggregated with shares of Common Stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Direct Community Offerings, including subscriptions of any of the Bank's directors, officers, employees or associates thereof. Subscription rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No.1; provided, however, that notwithstanding any other provision of the Plan to the contrary, the Tax-Qualified Employee Plans shall have a first priority subscription right to the extent that the total number of shares of Common Stock sold in the Stock Offering exceeds the maximum of the estimated valuation range as set forth in this Prospectus. In the event that the total number of shares offered in the Offerings is increased to an amount greater than the number of shares representing the maximum of the Estimated Offering Range ("Maximum Shares"), each Tax- Qualified Employee Plan will have a priority right to purchase any such shares exceeding the Maximum Shares up to an aggregate of 10% of the Common Stock sold in the Offerings. See "Management - Benefits - Employee Stock Ownership Plan."

         Preference Category No. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for shares of Common Stock in an amount equal to the greater of (i) $500,000 or 50,000 shares of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in the converting Bank in each case on the close of business on December 31, 1998 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations. See "- Limitations on Stock Holding Company Common Stock Purchases."

         If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No.1) equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the
Supplemental Eligible Account Holders pro rata whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         Preference Category No. 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for shares of Stock Holding Company Common Stock, up to the greater of: (i) $500,000 or 50,000 shares of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock in the Stock Offering, subject to the overall purchase limitations. See "- Limitations on Stock Holding Company Common Stock Purchases."

         In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of Common Stock offered in the Stock Offering, available shares will be allocated among the subscribing Other

Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Bank's mutual Charter and bylaws in effect on the date of approval by members of the Plan.

         Preference Category No. 5 : Directors, Officers and Employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, then Directors, Officers and Employees of the Bank as of the date of the commencement of the Subscription Offering shall be entitled to receive, without payment therefor, fifth priority, nontransferable subscription rights to purchase shares, in this Category, an aggregate of up to 15% of Common Stock. The maximum amount of shares which may be purchased under this Category by any Person is $500,000 of Common Stock. The ability of Directors, Officers and Employees to purchase Common Stock under this category is in addition to rights which are otherwise available to them under the Plan as they may fall within higher priority categories, and the Plan generally allows such persons to purchase in the aggregate up to 25% of Common Stock sold in the Offering. See "- Limitations on Stock Holding Company Common Stock Purchases."

         In the event of an oversubscription in this Category, the shares available shall be allocated pro rata among all of the subscribing Directors, Officers and Employees in this Category.

         Expiration Date for the Subscription Offering. The Subscription Offering will expire at noon, Topeka, Kansas Time, on __________, 1999 (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by the Stock Holding Company and the Bank as may be approved by the OTS. The Subscription Offering may not be extended beyond _________, 2001. Subscription rights which have not been exercised prior to the Subscription Expiration Date (unless extended) will become void.

         The Stock Holding Company and the Bank will not execute orders until at least the minimum number of shares of Common Stock (32,136,106 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, the Stock Holding Company and the Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Direct Community Offering

         To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees of the Bank, the Stock Holding Company and the Bank anticipate that they will offer shares pursuant to the Plan to certain members of the general public, with preference given to natural persons residing in the counties in which the Bank has offices (such natural persons referred to as "Preferred Subscribers"). Such persons, together with an Associate or group of Persons acting in concert with such persons, may not subscribe for or purchase more than $500,000 of Common Stock in the Direct Community Offering, if any. Further the Stock Holding Company and the Bank may limit total subscriptions under this Section so as to assure that the number of shares available for the Public Offering may be up to a specified percentage of the number of shares of Common Stock. Finally, the Stock Holding Company and the Bank may reserve shares offered in the Direct Community Offering for sales to institutional investors. The opportunity to subscribe for shares of Common Stock in any Direct Community Offering will be subject to the right of the Stock Holding Company and the Bank, in their sole discretion, to accept or reject any such orders in whole or in part from any Person either at the time of receipt of an order or as soon as practicable following the Expiration Date. The Direct Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by the Stock Holding Company and the Bank, and shall commence concurrently with, during or promptly after the Subscription Offering.

         In the event of an oversubscription for shares in the Direct Community Offering, shares may be allocated (to the extent shares remain available) first to each Preferred Subscriber whose order is accepted by the Stock Holding Company. Thereafter, shares may be allocated to cover the orders of any other person subscribing for shares in the Direct Community Offering so that each such person subscribing for shares may receive 1,000 shares, if available, and thereafter on a pro rata basis to such person based on the amount of their respective subscriptions.

Public Offering

         As a final step in the Offerings, the Plan provides that, if feasible, all shares of Common Stock not purchased in the Subscription and Direct Community Offerings may be offered for sale to selected members of the general public in the Public Offering through the underwriter. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any. The Stock Holding Company and the Bank, in their sole discretion, have the right to reject orders in whole or in part received in the Public Offering. Neither Webb nor any registered broker-dealer shall have any obligation to take or purchase any shares of Common Stock in the Public Offering; however, Webb has agreed to use its best efforts in the sale of shares in the Public Offering.

         The price at which Common Stock is sold in the Public Offering will be the same price at which shares are offered and sold in the Subscription and Direct Community Offerings. No person, by himself or herself, or with an Associate or group of Persons acting in concert, may purchase more than $500,000 of Common Stock in the Public Offering, subject to the maximum purchase limitations. See "- Limitations on Stock Holding Company Common Stock Purchases."

         Webb may enter into agreements with broker-dealers ("Selected Dealers") to assist in the sale of the shares in the Public Offering, although no such agreements exist as of the date of this Prospectus. No orders may be placed or filled by or for a Selected Dealer during the Subscription Offering. After the close of the Subscription Offering, Webb will instruct Selected Dealers as to the number of shares to be allocated to each Selected Dealer. Only after the close of the Subscription Offering and upon allocation of shares to Selected Dealers may Selected Dealers take orders from their customers. During the Subscription and Direct Community Offerings, Selected Dealers may only solicit indications of interest from their customers to place orders with the Stock Holding Company as of a certain date ("Order Date") for the purchase of shares of the Stock Holding Company Common Stock. When, and if, Webb and the Bank believe that enough indications of interest and orders have not been received in the Subscription and Direct Community Offerings to consummate the Reorganization, Webb will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the "Settlement Date" which date will be three business days from the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the Settlement Date. On the Settlement Date, Selected Dealers will remit funds to the account established by the Bank for each Selected Dealer. Each customer's funds so forwarded to the Bank, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by the Bank from Selected Dealers, funds will earn interest at the Bank's passbook rate until the consummation or termination of the Reorganization. Funds will be promptly returned, with interest, in the event the Reorganization is not consummated as described above.

         The Public Offering will be completed within 90 days after the termination of the Subscription Offering, unless extended by the Bank with the approval of the OTS. See "- Stock Pricing and Number of Shares to be Issued" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Persons in Non-qualified States or Foreign Countries

         The Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, the Bank is not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which: (a) the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small; (b) the granting of subscription rights or the offer or sale of shares of Common Stock to such persons would require any of the Stock Holding Company and the Bank or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and
(c) such registration, qualification or filing in the judgment of the Bank would be impracticable or unduly burdensome for reasons of cost or otherwise. Where the number of persons eligible to subscribe for shares in one state is small, the Bank will base its decision as to whether or not to offer the Common Stock in such state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register the Bank, its officers, directors or employees as brokers, dealers or salesmen.

Limitations on Stock Holding Company Common Stock Purchases

         The Plan includes the following limitations on the number of shares of the Stock Holding Company Common Stock which may be purchased in the Stock
Offering:

     (1) No fewer than 25 shares of Common Stock may be purchased, to the extent such shares are available;

     (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i) $500,000 or 50,000 shares of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in the converting Bank in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;

     (3) The Tax-Qualified Employee Plans, including an ESOP, may purchase in the aggregate up to 10% of the shares of Common Stock sold in the Stock Issuance, including any additional shares issued in the event of an increase in the Estimated Offering Range; although at this time the ESOP intends to purchase only 8.0% of such shares;

     (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (i)
          $500,000 or 50,000 shares of Common Stock, (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock or
          (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in the Bank in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

     (5) Each Other Member may subscribe for and purchase in the Subscription Offering or Direct Community Offering, as the case may be, up to the greater of (i) $500,000 or 50,000 shares of Common Stock or (ii) one-tenth of one percent (0.10%) of the total offering of shares of Common Stock, subject to the overall limitation in clause (7) below;

     (6)  Persons  purchasing  shares of Common  Stock in the  Direct  Community
          Offering or Public Offering may purchase in the Direct Community Offering or Public Offering up to $500,000 or 50,000 shares of Common Stock, subject to the overall limitation in clause (7) below;

     (7) Except for the Tax-Qualified Employee Plans and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of Stock Holding Company Common Stock subscribed for or purchased in all categories of the Stock Offering by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $5,000,000 or 500,000 shares of Common Stock offered in the Stock Offering; and

     (8) No more than 15% of the total number of shares offered for sale in the Subscription Offering may be purchased by directors and officers of the Bank in the fifth priority category in the Subscription Offering. No more than 25% of the total number of shares offered for sale in the Stock Offering may be purchased by directors and officers of the Bank and their associates in the aggregate, excluding purchases by the Tax-Qualified Employee Plans.

         Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of the Bank, the Boards of Directors of the Stock Holding Company and the Bank may, in their sole discretion, increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the Stock Offerings provided that orders for shares exceeding 5% of the shares being offered in the Stock Offerings shall not exceed, in the aggregate, 10% of the shares being offered in the Stock Offerings. Requests to purchase additional shares of Common Stock will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the preference categories set forth in this Prospectus.

         The term "associate" when used to indicate a relationship with any Person means: (i) any corporation or organization (other than the Bank, Stock Holding Company, MHC or a majority-owned subsidiary of any of them) of which such Person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity;
(iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Association, the MHC, the Stock Holding Company or any subsidiary of the MHC or the Stock Holding Company or any affiliate thereof; and (iv) any person acting in concert with any of the person or entities specified in clauses (i) through
(iii) above; provided, however, that Tax-Qualified or Non-Tax Qualified Employee Plans shall not be deemed to be an associate of any Director or Officer of the Bank, the Stock Holding Company or the MHC, to the extent provided in the Plan. When used to refer to a Person other than an Officer or Director of the Association, the Association in its sole discretion may determine the Persons that are Associates of other Persons.

         The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified

Employee Plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the Board of Directors of the Bank or officers delegated by such Board of Directors and may be based on any evidence upon which such board or delegatee chooses to rely.

Marketing Arrangements

         The Stock Holding Company and the Bank have retained Webb to consult with and to advise the Bank, and to assist the Stock Holding Company, on a best efforts basis, in the distribution of the shares of Common Stock in the Subscription and Direct Community Offerings. The services that Webb will provide include, but are not limited to (i) training the employees of the Bank who will perform certain ministerial functions in the Subscription and Community Offerings regarding the mechanics and regulatory requirements of the stock offering process, (ii) managing the Stock Information Center by assisting interested stock subscribers and by keeping records of all stock orders, (iii) preparing marketing materials, and (iv) assisting in the solicitation of proxies from the Bank's members for use at the special meeting. For its services, Webb will receive a management fee of $100,000 and a success fee of 1.25% of the aggregate Purchase Price of the shares of Stock Holding Company Common Stock sold in the Subscription Offering and Direct Community Offering excluding shares purchased by the Tax-Qualified Employee Plans, and Officers, Directors and Employees of the Bank and members of their immediate families as well as shares issued to the Foundation. The success fee paid to Webb will be reduced by the amount of the management fee. In the event that selected dealers are used to assist in the sale of shares of the Stock Holding Company Common Stock in the Direct Community Offering, such dealers will be paid a fee of up to 5.5% of the aggregate Purchase Price of the shares sold by such dealers. The Bank has agreed to indemnify Webb against certain claims or liabilities, including certain liabilities under the Securities Act, and will contribute to payments Webb may be required to make in connection with any such claims or liabilities.

         Sales of shares of Stock Holding Company Common Stock will be made by registered representatives affiliated with Webb or by the broker-dealers managed by Webb. Webb has undertaken that the shares of Stock Holding Company Common Stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met. A Stock Information Center will be established at the main office of the Bank and in the Kansas City metropolitan area. The Stock Holding Company will rely on Rule 3a4-1 of the Exchange Act and sales of Stock Holding Company Common Stock will be conducted within the requirements of such Rule, so as to permit officers, directors and employees to participate in the sale of the Stock Holding Company Common Stock in those states where the law so permits. No officer, director or employee of the Stock Holding Company or the Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of Common Stock.

Procedure for Purchasing Shares in the Subscription Offering

         To ensure that each purchaser receives a prospectus at least 48 hours before the Subscription Expiration Date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

         To purchase shares in the Subscription Offering, an executed Order Form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Bank (which may be given by completing the appropriate blanks in the order form), must be received by the Bank by __:__ _____, Kansas Time, on the Subscription Expiration Date (unless extended). In addition, the Stock Holding Company and the Bank will require a prospective purchaser to execute a certification in the form required by applicable OTS regulations in connection with any sale of Common Stock. Order Forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. In addition, the Bank will not accept orders submitted on photocopied or facsimiled order forms nor order forms unaccompanied by an executed certification form. The Bank has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed Order Form may not be modified, amended or rescinded without the consent of the Bank, unless the Reorganization has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

         In order to ensure that Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility
Record Date (June 30, 1997) or the Supplemental Eligibility Record Date (December 31, 1998) and depositors as of the close of business on the Voting Record Date (_________, 1999) must list all accounts on the stock order form giving all names in each account and the account numbers.

         Payment for subscriptions may be made (i) in cash if delivered in Person, (ii) by check or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank (including a certificate of deposit). No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at the then-current Bank passbook rate of interest from the date payment is received until consummation of the Stock Offering. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of the Stock Holding Company Common Stock has been sold or the Plan is terminated, whichever is earlier.

         If a subscriber authorizes the Bank to withdraw the amount of the purchase price from his deposit account, the Bank will do so as of the effective date of the Reorganization. The Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate.

         In the event of an unfilled amount of any subscription order, the Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after consummation of the Stock Offering. If for any reason the Stock Offering is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at the Bank.

         If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for such shares of Common Stock subscribed for by it at the Purchase Price upon consummation of the Subscription and Direct Community Offerings, if all shares are sold, or upon consummation of the Public Offering if shares remain to be sold in such offering. In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this Prospectus, the Tax-Qualified and Non-Tax-Qualified Employee Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of Stock Holding Company Common Stock in the Subscription and Direct Community Offerings. ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Offerings make such purchases for the exclusive benefit of the IRAs. IRAs maintained at the Bank are not self-directed IRAs and any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center at (800) ___- ____ for additional information.

         The records of the Bank will be deemed to control with respect to all matters related to the existence of subscription rights and/or one's ability to purchase shares of Common Stock in the Subscription Offering.

Restrictions on Transfer of Subscription Rights and Shares

         Pursuant to the rules and regulations of the OTS, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Reorganization.

         The Bank will refer to the OTS any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

Delivery of Certificates

         Certificates representing Common Stock issued in the Stock Issuance will be mailed by the Stock Holding Company's transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the Reorganization. Any certificates returned as undeliverable will be held by the Stock Holding Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock may have commenced.

Required Approvals

         Various approvals of the OTS are required in order to consummate the Reorganization. The OTS has approved the Plan, subject to approval by the Bank's members and other standard conditions. The Stock Holding Company's holding company application is currently pending.

         The Stock Holding Company is required to make certain filings with state securities regulatory authorities in connection with the issuance of Stock Holding Company Common Stock in the Offering.

Judicial Review

         Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of reorganization may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. ss.563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the OTS by the clerk of the court and thereupon the OTS files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the OTS. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

Certain Restrictions on Purchase or Transfer of Shares After the Reorganization

         All shares of Common Stock purchased in connection with the Reorganization by a director or an executive officer of the Stock Holding Company and the Bank will be subject to a restriction that the shares not be sold for a period of one year following the Reorganization except in the event of the death of such director or officer or pursuant to a merger or similar transaction approved by the OTS. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions.

         Purchases of Common Stock of the Stock Holding Company by directors, executive officers and their associates during the three-year period following completion of the Reorganization may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of the Stock Holding Company's outstanding Common Stock or to certain purchases of stock pursuant to an employee stock benefit plan.

         Pursuant to OTS regulations, the Stock Holding Company will generally be prohibited from repurchasing any shares of the Common Stock for a period of three years following the Reorganization other than pursuant to (i) an offer to all stockholders on a pro rata basis which is approved by the OTS (provided, however, that the MHC may be excluded with the approval of the OTS) or (ii) the repurchase of qualifying shares of a director, if any; although the OTS under its current policies may approve a request to repurchase shares of Common Stock following the six-month anniversary of the Reorganization. Furthermore, the Stock Holding Company may not repurchase any of its stock (i) if the result would be to reduce the regulatory capital of the Bank below the amount required for liquidation account to be established pursuant OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.


         The above limitations are subject to OTS rules which generally provide that the Stock Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Reorganization (subject to certain exceptions), (ii) repurchases during the second and third years following consummation of the Reorganization are part of an open-market stock repurchase program not involving more than 5% of its outstanding capital stock during a 12-month period, (iii) if the repurchases do not cause the Bank to become undercapitalized and (iv) the Bank provides to the Regional Director of the OTS no later than 10 days prior to the commencement of a repurchase program written notice containing a full description of the program to be undertaken and such program is not disapproved by the Regional Director. The OTS may permit stock repurchases in excess of such amounts prior to the third anniversary of the Reorganization if exceptional circumstances are shown to exist.

                       CERTAIN RESTRICTIONS ON ACQUISITION
                    OF THE STOCK HOLDING COMPANY AND THE BANK

         The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire the Stock Holding Company, the Bank or their respective capital stock are described below. Also discussed are certain provisions in the Stock Holding Company's Charter and Bylaws which may be deemed to affect the ability of a person, firm or entity to acquire the Stock Holding Company.

Federal Law

         The Change in the Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institutuion unless the OTS has been given 60 days prior written notice. The HOLA provides that no company may acquire "control" of a savings institution without the prior approval of the OTS. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the OTS. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the savings institution.

         For a period of three years following consummation of the Stock Issuance, OTS regulations generally prohibit, among other things, any person from acquiring or making an offer to acquire, directly or indirectly, beneficial ownership of more than 10% of the stock of the Stock Holding Company or the Bank without OTS approval.

Mutual Holding Company Structure and the Stock Holding Company's Ownership of a Majority of the Common Stock

         For information relating to the mutual holding company form of organization and the MHC's ownership of a majority of the Common Stock that could discourage certain transactions which involve an actual or threatened change in control of the Stock Holding Company or the Bank and perpetuate existing management, see "Risk Factors - Control of the Stock Holding Company by the MHC" and "The Reorganization and Stock Issuance."

Charter and Bylaws of the Stock Holding Company

         The following discussion is a summary of certain provisions of the Charter and Bylaws of the Stock Holding Company that relate to corporate governance. The description is necessarily general and qualified by reference to the Charter and Bylaws.

         Classified Board of Directors. The Board of Directors of the Stock Holding Company is required by the Charter and Bylaws to be divided into three classes which are as equal in size as is possible, and one of such classes is required to be elected annually by stockholders of the Stock Holding Company for three-year terms. A classified Board of Directors promotes continuity and stability of management of the Stock Holding Company but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

         Authorized but Unissued Shares of Capital Stock. Following the Offerings, the Stock Holding Company will have authorized but unissued shares of Preferred Stock and Common Stock. See "Description of Capital Stock of the Stock Holding Company." Although such shares could be used by the Board of Directors of the Stock Holding Company to render more difficult or to discourage an attempt to obtain control of the Stock Holding Company by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given the MHC's ownership of a majority of the Common Stock.

         Special Meetings of Stockholders. The Stock Holding Company's Charter provides that for a period of five years following consummation of the Reorganization, special meetings of stockholders may be called only upon direction of the Stock Holding Company's Board of Directors, for matters relating to changes in control of the Stock Holding Company or amendments to its charter.

         Absence of Cumulative Voting. The Stock Holding Company's Charter provides that there shall not be cumulative voting by stockholders for the election of the Stock Holding Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders (i.e., the MHC) may, if they so choose, elect all directors of the Stock Holding Company to be elected at that meeting, thus precluding minority stockholder representation on the Stock Holding Company's Board of Directors.

         Restrictions on Acquisitions of Securities. The Stock Holding Company's Charter provides that for a period of five years from the effective date of the Stock Issuance, no person other than the MHC may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Stock Holding Company. This provision does not apply to any tax-qualified employee stock benefit plan of the Stock Holding Company or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of the Stock Holding Company or a subsidiary thereof; provided, that upon completion of the sale or resale, no such underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of the Stock Holding Company. In addition, during such five-year period, no shares beneficially owned in violation of the foregoing percentage limitation shall be entitled to vote in connection with any matter submitted to stockholders for a vote.

         Procedures for Stockholder Nominations. The Stock Holding Company's Bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Secretary of the Stock Holding Company at least five days before the date of the annual meeting. The Bylaws further provide that if a stockholder seeking to make a nomination or a proposal for new business fails to follow the prescribed procedures, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of the Stock Holding Company and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

         In addition to the provisions of the Stock Holding Company's Charter and Bylaws described above, certain benefit plans of the Stock Holding Company and the Bank adopted in connection with the Reorganization and Stock Issuance contain provisions which also may discourage hostile takeover attempts which the Boards of Directors of the Bank might conclude are not in the best interests of the Stock Holding Company, the Stock Holding Company and the Bank or the Stock Holding Company's stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control of the Stock Holding Company or the Bank, see "Management - Benefits."


            DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY

General

         The Stock Holding Company is authorized to issue 450 million shares of Common Stock having a par value of $0.01 per share and 50 million shares of preferred stock having a par value of $0.01 per share (the "Preferred Stock"). The Stock Holding Company currently expects to issue up to a maximum of 105,239,131 shares (121,025,011 shares in the event that the maximum of the Estimated Offering Range is increased by 15%) of Common Stock and no shares of Preferred Stock in the Stock Issuance. Each share of the Stock Holding Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock in accordance with the Plan, all such stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of the Stock Holding Company's capital stock which are deemed material to an investment decision with respect to the Stock Issuance.

         The  Common  Stock  of  the  Stock  Holding   Company  will   represent
nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

         Distributions. The Stock Holding Company can pay dividends if, as and when declared by its Board of Directors, subject to compliance with limitations which are imposed by law. See "Dividend Policy" and "Waiver of Dividends by the MHC." The holders of Common Stock of the Stock Holding Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Stock Holding Company out of funds legally available therefor. If the Stock Holding Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

         Voting Rights. Upon the effective date of the Reorganization, the holders of Common Stock of the Stock Holding Company will possess exclusive voting rights in the Stock Holding Company. Each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of Common Stock may be considered "Excess Shares" and, accordingly, not be entitled to vote. See "Certain Restrictions on Acquisition of the Stock Holding Company and the Bank." If the Stock Holding Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, the Stock Holding Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Reorganization and Stock Issuance - Effects of the Reorganization - Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Stock Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Stock Holding Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

         Preemptive Rights. Holders of the Common Stock of the Stock Holding Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

Preferred Stock

         None of the shares of the Stock Holding Company's authorized Preferred Stock will be issued in the Stock Issuance. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. The Stock Holding Company has no present plans to issue Preferred Stock.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Stock Holding Company's Common Stock is --------.


                                     EXPERTS

         The financial statements of the Bank as of September 30, 1998 and 1997 and for each of the three years in the period ended September 30, 1998 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         RP Financial has consented to the publication herein of the summary of its report to the Bank setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Reorganization and its letter with respect to subscription rights.


                             LEGAL AND TAX OPINIONS

         The legality of the Common Stock and the federal income tax consequences of the Reorganization will be passed upon for the Bank by Silver Freedman & Taff, L.L.P., Washington, D.C., special counsel to the Bank and the Stock Holding Company. The Kansas income tax consequences of the Reorganization will be passed upon for the Bank by Deloitte & Touche LLP The federal income tax consequences of certain matters relating to establishment of the Foundation will be passed upon for the Bank by Deloitte & Touche LLP. Certain legal matters will be passed upon for Charles Webb & Company by Elias, Matz, Tiernan & Herrick, L.L.P., Washington, D.C.


                             ADDITIONAL INFORMATION

         The Stock Holding Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the Appraisal Report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Stock Holding Company. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         The Bank has filed Applications on Form MHC-1 and Form MHC-2 and an Application H-(e)1 with the OTS with respect to the Reorganization and Stock Issuance. This Prospectus omits certain information contained in those applications. The Applications may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the Midwest Regional Office of the OTS located at 122 West John Carpenter Freeway, Suite 600, Irving, Texas, 75261-9027.

         In connection with the Reorganization, the Stock Holding Company will register its Common Stock with the SEC under Section 12 of the Exchange Act, and, upon such registration, the Stock Holding Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Stock Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Reorganization.

         A copy of the Plan of Reorganization and Plan of Stock Issuance and the Charter and Bylaws of the Stock Holding Company, the Bank and the MHC are available without charge from the Bank. Requests for such information should be directed to: Stockholder Relations, Capitol Federal Savings, 700 Kansas Avenue, Topeka, Kansas 66603.

           CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                          Page

Independent Auditors' Report.........................................      F-2

Consolidated Balance Sheets as of September 30, 1998 and 1997........    F-3-F-4

Consolidated Statements of Income for the Years Ended
 September 30, 1998, 1997 and 1996...................................       44

Consolidated Statements of Equity for the Years Ended
 September 30, 1998, 1997 and 1996...................................       F-5

Consolidated Statements of Cash Flows for the Years Ended
 September 30, 1998, 1997 and 1996...................................    F-6-F-7

Notes to Consolidated Financial Statements for the Years Ended
 September 30, 1998, 1997 and 1996...................................   F-8-F-30


         All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

         The financial statements of the Stock Holding Company have been omitted because the Stock Holding Company has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

INDEPENDENT AUDITORS' REPORT


Board of Directors
Capitol Federal Savings and Loan Association and Subsidiary
Topeka, Kansas

We have audited the accompanying consolidated balance sheets of Capitol Federal Savings and Loan Association and Subsidiary (the "Bank") as of September 30, 1998 and 1997, and the related consolidated statements of income, equity and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
-------------------------

November 17, 1998
Kansas City, Missouri

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION
  AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1998 AND 1997 (in thousands)
--------------------------------------------------------------------------------

ASSETS                                                    1998          1997
------                                                    ----          ----
CASH AND CASH EQUIVALENTS:
  Cash and amounts due from depository institutions   $   12,454   $   15,188
  Interest bearing deposits in other banks ........       12,000       16,000
                                                      ----------   ----------
           Total cash and cash equivalents ........       24,454       31,188

SECURITIES PURCHASED UNDER AGREEMENT TO RESELL ....      235,000

INVESTMENT SECURITIES, Held-to-maturity
  (Market value of $160,712 and $585,979)..........      160,569      585,394

CAPITAL STOCK OF FEDERAL HOME LOAN BANK, At cost ..       43,584       40,398

MORTGAGE-RELATED SECURITIES:
  Available-for-sale, At market value
   (Amortized cost of $726,104 and $738,216) ......      747,991      754,179
  Held-to-maturity (Market value of $319,128
   and $118,956) ..................................      320,379      120,007

LOANS HELD FOR SALE, Net (Market value of
 $14,901 and $9,590) ..............................       14,578        9,590

LOANS RECEIVABLE, Net (Less allowance for
 loan losses of $4,981 and $1,639) ................    3,710,252    3,322,102

PREMISES AND EQUIPMENT, Net .......................       22,785       20,113

REAL ESTATE OWNED, Net (Less allowance for
 losses of $139 and $166) .........................        1,964        2,435

ACCRUED INTEREST RECEIVABLE:
  Loans receivable ................................       18,399       17,192
  Mortgage-related securities .....................        6,823       11,199
  Investment securities ...........................        2,776        3,523

OTHER ASSETS ......................................        5,347        6,337
                                                      ----------   ----------
TOTAL .............................................   $5,314,901   $4,923,657
                                                      ==========   ==========

                                                                     (Continued)

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION
  AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1998 AND 1997 (in thousands)
--------------------------------------------------------------------------------

LIABILITIES AND EQUITY                                     1998           1997
----------------------                                     ----           ----
LIABILITIES:
  Deposits .........................................    $3,894,180    $3,787,123
  Advances from Federal Home Loan Bank .............       500,000       275,000
  Securities sold under agreement to repurchase ....       175,000       175,000
  Advance payments by borrowers for taxes and
   insurance .......................................        37,426        37,884
  Income taxes payable .............................           227         3,378
  Deferred income taxes ............................        28,995        26,658
  Accounts payable and accrued expenses ............        16,741        13,828
                                                        ----------    ----------
                                                         4,652,569     4,318,871

COMMITMENTS AND CONTINGENCIES (NOTE 16)

EQUITY:
  Retained earnings ................................       649,199       595,208
  Unrealized gains on mortgage-related
   securities available-for-sale (net
   of deferred income taxes of $8,755
   and $6,385) .....................................        13,133         9,578
                                                        ----------    ----------
                                                           662,332       604,786
                                                        ----------    ----------
TOTAL ..............................................    $5,314,901    $4,923,657
                                                        ==========    ==========


See notes to consolidated financial statements.                      (Concluded)

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EQUITY
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (in thousands)
--------------------------------------------------------------------------------

                                                              Unrealized
                                                              Gains on
                                                              Available-
                                                  Retained     for-Sale    Total
                                                  Earnings    Securities  Equity
                                                  --------    ----------  ------
BALANCE, October 1, 1995 ......................   $515,882              $515,882

  Net income ..................................     26,622                26,622

  Change in accounting resulting from
   implementation of Financial Accounting
   Standards Board Special Report on SFAS
   No. 115, net of deferred income taxes
   of $2,333 ..................................              $  3,650      3,650

  Change in unrealized gains on mortgage-
   related securities available-for-sale,
   net of deferred income taxes of $945 .......                 1,268      1,268
                                                  --------   --------   --------

BALANCE, September 30, 1996 ...................    542,504      4,918    547,422

  Net income ..................................     52,704                52,704

  Change in unrealized gains on
   mortgage-related securities
   available-for-sale, net of
   deferred income taxes of $3,107 ............                 4,660      4,660
                                                  --------   --------   --------

BALANCE, September 30, 1997 ...................    595,208      9,578    604,786

  Net income ..................................     53,991                53,991

  Change in unrealized gains on
   mortgage-related securities
   available-for-sale, net of
   deferred income taxes of $2,370 ............                 3,555      3,555
                                                  --------   --------   --------

BALANCE, September 30, 1998 ...................   $649,199   $ 13,133   $662,332
                                                  ========   ========   ========


See notes to consolidated financial statements.

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (in thousands)
--------------------------------------------------------------------------------

                                                                                 1998            1997            1996
                                                                                 ----            ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ..........................................................   $     53,991    $     52,704    $     26,622
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Federal Home Loan Bank stock dividends ............................         (3,186)         (2,646)         (2,337)
    Amortization of net deferred loan origination fees ................         (8,115)         (7,048)         (6,239)
    Provision for loan losses .........................................          3,362              56             865
    Provision for losses on real estate owned .........................            216             424             415
    Net loan origination fees capitalized .............................          8,849           7,266           7,120
    Gain on sales of real estate owned, net ...........................           (382)           (438)           (766)
    Gain on sale of loans .............................................           (172)           (253)           (292)
    Originations of loans held for sale ...............................        (23,760)         (3,560)         (3,062)
    Proceeds from sales of loans held for sale ........................         18,782           4,251          15,588
    Amortization and accretion of premiums and discounts on
      mortgage-related securities and investment securities ...........          1,039          (1,770)         (2,100)
    Depreciation and amortization on premises and equipment ...........          2,960           2,816           2,769
    Provision (benefit) for deferred income taxes .....................            (33)         10,637          (5,131)
    Changes in:
      Accrued interest receivable .....................................          3,916             334          (4,742)
      Other assets ....................................................            990            (297)          1,003
      Income taxes payable ............................................         (3,151)          1,972          (1,377)
      Accounts payable and accrued expenses ...........................          2,913         (24,682)         22,673
                                                                          ------------    ------------    ------------

            Net cash provided by operating activities .................         58,219          39,766          51,009
                                                                          ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities ...................        850,060         196,992         267,860
  Purchases of investment securities ..................................       (425,000)        (64,992)       (313,672)
  Purchases of securities under agreement to resell ...................       (235,000)
  Principal collected on mortgage-related securities available-for-sale        255,352         112,900         171,916
  Purchases of mortgage-related securities available-for-sale .........       (244,027)       (249,850)        (26,519)
  Principal collected on mortgage-related securities held-to-maturity .        138,934          10,115          11,259
  Purchases of mortgage-related securities held-to-maturity ...........       (339,792)       (113,117)
  Loan originations net of principal collected on loans receivable ....       (273,624)       (266,024)       (164,083)
  Purchases of loans receivable .......................................       (124,724)       (117,425)        (38,085)
  Purchases of premises and equipment, net ............................         (5,632)         (4,504)         (1,926)
  Proceeds from sales of real estate owned ............................          6,901           7,364           5,138
                                                                          ------------    ------------    ------------

            Net cash used in investing activities .....................       (396,552)       (488,541)        (88,112)
                                                                          ------------    ------------    ------------

                                                                                                           (Continued)

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (in thousands)
--------------------------------------------------------------------------------

                                                   1998          1997           1996
                                                   ----          ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Deposits, net of payments ................   $   107,057   $    46,405    $    67,088
  Proceeds from advances from Federal
   Home Loan Bank ..........................       255,000       337,000        116,000
  Repayments on advances from Federal
   Home Loan Bank ..........................       (30,000)      (62,000)      (116,000)
  Proceeds from securities sold under
   agreement to repurchase .................                     175,000
  Repayments of securities sold under
   agreement to repurchase .................                     (75,000)
  Advance payments by borrowers for
   taxes and insurance .....................          (458)          182        (14,692)
                                               -----------   -----------    -----------

           Net cash provided by
            financing activities ...........       331,599       421,587         52,396
                                               -----------   -----------    -----------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS ..........................        (6,734)      (27,188)        15,293

CASH AND CASH EQUIVALENTS:
  Beginning of year ........................        31,188        58,376         43,083
                                               -----------   -----------    -----------

  End of year ..............................   $    24,454   $    31,188    $    58,376
                                               ===========   ===========    ===========

SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:

  Income tax payments, net of refunds of
   $24 and $6 in 1997 and 1996,
    respectively ...........................   $    37,910   $    39,987    $    24,901
                                               ===========   ===========    ===========

  Interest payments, net of interest
   credited to deposits of $176,588,
    $175,242 and $168,111 ..................   $    58,280   $    31,510    $    31,334
                                               ===========   ===========    ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:

  Loans transferred to real estate owned ...   $     5,664   $     6,425    $     7,442
                                               ===========   ===========    ===========

  Loans made upon the sale of
   real estate owned .......................   $       600   $       193    $       419
                                               ===========   ===========    ===========

  Mortgage-related securities transferred
   from held to maturity to available-
   for-sale ................................   $             $              $   720,804
                                               ===========   ===========    ===========

                                                                            (Concluded)



See notes to consolidated financial statements.

CAPITOL FEDERAL SAVINGS AND LOAN ASSOCIATION
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996 (Amounts in thousands)
--------------------------------------------------------------------------------


1.    ACCOUNTING POLICIES AND PROCEDURES

      Nature of Operations - Capitol Federal Savings and Loan Association (the "Bank") is a federally chartered mutually-held thrift. The Bank has over twenty branches throughout the State of Kansas. The Bank principally engages in the origination of single family mortgages and attracting consumer deposits in the State of Kansas.

      Principles of Consolidation - The consolidated financial statements include the accounts of the Bank, and its wholly owned subsidiary, Capitol Funds, Inc. Capitol Funds, Inc. has one loan outstanding for the acquisition and development of land for the construction of single-family residential homes. Significant intercompany accounts and transactions have been eliminated.

      Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts due from banks and interest bearing deposits with an original maturity of three months or less. The Bank has acknowledged informal agreements with banks where they maintain deposits. Under these agreements, service fees charged to the Bank are waived provided certain average compensating balances are maintained throughout each month.

      The Bank is required by regulation to maintain liquid assets in the form of cash and securities approved by federal regulations, at a quarterly average of not less than 4% of customer deposits and short-term borrowings.

      Investment Securities, Securities Purchased Under Agreement to Resell and Mortgage-Related Securities, Held-to-Maturity - Investment securities, securities purchased under agreement to resell and mortgage-related securities are held-to-maturity and are stated at cost, adjusted for amortization of premium and discounts which are recognized as adjustments to interest income over the life of the securities using the level-yield method.

      To the extent management determines a decline in value in an investment or mortgage-related security held-to-maturity to be other than temporary, the Bank will adjust the carrying value and include such expense in the consolidated statements of income.

      Capital Stock of Federal Home Loan Bank - Capital Stock of Federal Home Loan Bank is carried at cost. Dividends received on such stock are reflected as interest and dividend income in the consolidated statements of income.

      Mortgage-Related Securities, Available-for-Sale - Mortgage-related securities available-for-sale are recorded at their current fair value. Unrealized gains or losses on mortgage-related securities available-for-sale are included as a separate component of equity, net of deferred income taxes. Gains or losses on the disposition of mortgage-related securities available-for-sale, are recognized using the specific identification method.

      During 1995, the Financial Accounting Standards Board ("FASB") issued a report entitled "A Guide to Implementation of Statement No. 115, on Accounting for Certain Investments in Debt and Equity Securities" (the "Guide"). The Guide allows a Company a one time reclassification of securities from held-to-maturity to available-for-sale without adverse accounting consequences for the remainder of the portfolio. On November 30, 1995, the Bank elected to reclassify mortgage-related securities held-to-maturity with a carrying value of approximately $720,804 and a market value of approximately $726,787 to available-for-sale. As a result of the transfer, equity increased by approximately $3,650 to reflect the net unrealized gain on the securities.

      Loans Held for Sale - The Bank's management designates certain loans as held for sale as management does not intend to hold such loans to maturity. Accordingly, such loans are carried at the lower of amortized cost (outstanding principal adjusted for deferred loan fees) or market value. Market values for such loans are determined based on sales commitments or dealer quotations. Gains or losses on such sales are recognized utilizing the specific identification method. Interest, including amortization and accretion of deferred loan fees, is included in interest income on loans receivable.

      Loans Receivable, net - Loans are stated at the amount of unpaid principal less an allowance for loan losses, undisbursed loan funds and unearned discounts and loan fees, net of certain direct loan origination costs. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal or interest payments become doubtful. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is reversed against current income. Subsequent collections of cash may be applied as reductions to the principal balance, interest in arrears or recorded as income, depending on management's assessment of the ultimate collectibility of the loan. Nonaccrual loans may be restored to accrual status when principal and interest become current and full payment of principal and interest is expected.

      Net loan origination and commitment fees are amortized as a yield adjustment to interest income using the level-yield method over the contractual lives of the related loans.

      Provision for Loan Losses - The Bank considers a loan to be impaired when management believes it is probable that it will be unable to collect all principal and interest due according to the contractual terms of the loan. If a loan is impaired, the Bank records a loss valuation equal to the excess of the loan's carrying value over the present value of the estimated future cash flows discounted at the loan's effective rate based on the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. One-to-four family residential loans and consumer loans are collectively evaluated for impairment. Loans on residential properties with greater than four units and loans on construction and development and commercial properties are evaluated for impairment on a loan by loan basis. The allowance for loan losses in increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

      Assessing the adequacy of the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance when taken as a whole, is adequate to absorb reasonable estimated loan losses inherent in the Bank's loan portfolios.

      Premises and Equipment - Land is carried at cost. Buildings and improvements, furniture, fixtures and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line or accelerated methods over the estimated useful lives of the related assets. The estimated useful lives of the assets are as follows:

               Buildings and improvements                     20-40 years

               Furniture, fixtures and equipment               5-10 years


      Real Estate Owned - Real estate owned represents foreclosed assets held for sale and is recorded at fair value as of the date of foreclosure less estimated disposal costs (the new basis) and is subsequently carried at the lower of the new basis or fair value less selling costs on the current measurement date. Adjustments for estimated losses are charged to operations when any significant decline reduces the fair value to less than carrying value. Costs and expenses related to major additions and improvements are capitalized while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Gains on the sale of real estate owned are recognized upon disposition of the property to the extent allowable considering the adequacy of the down payment and other requirements.

      Income Taxes - The Bank files a consolidated income tax return using the accrual basis of accounting.

      The Bank provides for income taxes using the asset/liability method of accounting for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

      In years prior to September 30, 1997, thrift institutions were permitted under the Internal Revenue Code to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. This addition differs from the bad debt experience used for financial accounting purposes. Bad debt deductions for income tax purposes are included in taxable income of later years only if the bad debt reserve is used subsequently for purposes other than to absorb bad debt losses. A deferred tax liability is provided only to the extent the tax bad debt reserve exceeds the base year reserve. The base year reserve is the tax bad debt reserve as of September 30, 1988. Retained earnings as of September 30, 1998 includes approximately $97,108 representing such bad debt reserve as of the base year for which no deferred income taxes have been provided.

      The Small Business Job Protection Act of 1996 (the "Act") repealed the special bad debt reserve method for thrift institutions. The Act requires thrifts to recapture any reserves accumulated after 1987 but forgives taxes owed on reserves accumulated prior to 1988. Thrift institutions will be given six years to account for the recaptured excess reserves. The Bank must recapture excess reserves beginning with the year ended September 30, 1997. Thrift institutions will be permitted to delay the timing of this recapture for up to two years depending upon whether they meet certain residential loan tests. A deferred tax liability has been provided on the amount of bad debt reserve that exceeds the base year reserve.

      Revenue Recognition - Interest income, loan fees, checking account transaction fees, insurance commissions, automated teller and debit card transaction fees, and other ancillary income related to the Bank's deposits and lending activities are accrued as earned.

      Estimates - The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include the loan loss reserve and fair values of financial instruments. Actual results could differ from those estimates.

      New Statements of Financial Accounting Standards - In February 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share". The Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. The Statement is effective for the Bank's financial statements as of September 30, 1999. The Bank will compute earnings per share under the new standard upon completion of its proposed stock offering (Note 20).

      In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure". The Statement establishes standards for disclosing information about an entity's capital structure. The Statement is effective for the Bank's financial statements as of September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income". The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement requires that the Bank (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The Statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      In February 1998, the FASB issued SFAS No. 132, "Employers" Disclosures about Pensions and Other Postretirement Benefits'. The Statement revises employers' disclosures about pensions and other post-retirement benefit plans. The Statement does not change the measurement or recognition of those plans. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 1999. The Bank is prepared to comply with the additional reporting requirements of this Statement and does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement establishes accounting and reporting standards for derivative instruments including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities. The Statement requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for the Bank's financial statements for the fiscal year ending September 30, 2000. The adoption of this Statement is not expected to have a material impact on the Bank's consolidated financial statements.

      In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". The Statement changes the way mortgage banking firms account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. The Statement is effective for the Bank's financial statements as of January 1, 1999. The Bank does not anticipate that the implementation of this Statement will have a material impact on the consolidated financial statements.

      Reclassifications - Certain reclassifications have been made to the 1996 and 1997 consolidated financial statements in order to conform with the 1998 presentation.

2.    INVESTMENT SECURITIES HELD-TO-MATURITY

                                                September 30, 1998
                                   ---------------------------------------------
                                                   Gross     Gross     Estimated
                                    Amortized   Unrealized  Unrealized   Market
                                      Cost         Gains     Losses      Value
                                      ----         -----     ------      -----
Certificate of deposit ........... $    100     $            $          $    100
Federal Home Loan Bank notes .....   55,000           45                  55,045
U.S. Government agencies:
Federal Home Loan Mortgage
 Corporation notes ...............    9,999            9                  10,008
Federal National Mortgage
Association notes ................   95,470           89                  95,559
                                   --------     --------     --------   --------
    Total ........................ $160,569     $    143     $          $160,712
                                   ========     ========     ========   ========

                                               September 30, 1997
                                  ----------------------------------------------
                                                 Gross       Gross     Estimated
                                   Amortized   Unrealized  Unrealized   Market
                                     Cost        Gains       Losses     Value
                                     ----        -----       ------     -----
Certificate of deposit ........... $    100     $          $          $    100
Federal Home Loan Bank notes .....  230,175        1,402        369    231,208
U.S. Government agencies:
  Federal Home Loan Mortgage
    Corporation notes ............   53,123                      88     53,035
  Federal National Mortgage
    Association notes ............  301,996          167        527    301,636
                                   --------     --------   --------   --------

          Total .................. $585,394     $  1,569   $    984   $585,979
                                   ========     ========   ========   ========


      The amortized cost and estimated fair value of investment securities by contractual maturity are as follows:


                                       September 30, 1998    September 30, 1997
                                       --------------------  -------------------
                                                  Estimated            Estimated
                                       Amortized    Market   Amortized   Market
                                         Cost       Value      Cost      Value
                                         ----       -----      ----      -----
One year or less ...................   $135,469   $135,596   $ 77,372   $ 77,312
One year through five years ........     25,100     25,116    209,440    208,863
Five years through ten years .......                            4,996      5,072
Ten years and thereafter ...........                          293,586    294,732
                                       --------   --------   --------   --------

                                       $160,569   $160,712   $585,394   $585,979
                                       ========   ========   ========   ========


      As of September 30, 1998 and 1997, the Bank held callable notes with aggregate carrying values of $160,469 and $585,294, respectively. As of September 30, 1998, the notes bear interest at rates ranging from 4.98% to 5.93% with stated maturity dates ranging from 1999 to 2001. The bonds are callable on specified dates. The maturities stated above reflect the contractual maturities of the securities and not the call dates.

      During 1996, the Bank sold investment securities with carrying values aggregating $20,000 within three months of maturity. All other dispositions of investment securities during 1998, 1997 and 1996 were the result of maturities or calls.

      As of September 30, 1998, the Bank has pledged securities as collateral with amortized cost of $11,000 and estimated market value of $11,017 to the Federal Reserve for treasury, tax and loan requirements.

3.    MORTGAGE-RELATED SECURITIES, AVAILABLE-FOR-SALE

                                                  September 30, 1998
                                    -------------------------------------------
                                                 Gross      Gross     Estimated
                                    Amortized  Unrealized Unrealized    Market
                                      Cost       Gains      Losses      Value
                                      ----       -----      ------      -----
Pass through certificates:
  Federal National Mortgage
    Association .................   $260,291   $  7,753    $     61    $267,983
  Federal Home Loan Mortgage
    Corporation .................    465,813     14,288          93     480,008
                                    --------   --------    --------    --------
                                    $726,104   $ 22,041    $    154    $747,991
                                    ========   ========    ========    ========


                                               September 30, 1997
                                 ---------------------------------------------
                                               Gross       Gross     Estimated
                                 Amortized   Unrealized  Unrealized    Market
                                    Cost       Gains       Losses      Value
                                    ----       -----       ------      -----
Pass through certificates:
  Federal National Mortgage
    Association ................   $239,445    $  4,048    $           $243,493
  Federal Home Loan Mortgage
    Corporation ................    498,771      12,492         577     510,686
                                   --------    --------    --------    --------
                                   $738,216    $ 16,540    $    577    $754,179
                                   ========    ========    ========    ========


      There were no sales of mortgage-related securities available-for-sale in fiscal years 1998, 1997 and 1996.

      The  amortized  cost  and  estimated  market  value  of   mortgage-related
      securities available-for-sale by contractual maturity are as follows:


                                  September 30, 1998        September 30, 1997
                                ----------------------    ----------------------
                                            Estimated                  Estimated
                                Amortized     Market      Amortized      Market
                                  Cost        Value          Cost        Value
                                  ----        -----          ----        -----
One year or less .............   $ 20,825    $ 20,764      $ 10,715    $ 10,665
One year through five years ..     30,981      31,260        57,418      57,360
Five years through ten years .      3,729       3,874         5,821       6,085
Ten years and thereafter .....    670,569     692,093       664,262     680,069
                                 --------    --------      --------    --------
                                 $726,104    $747,991      $738,216    $754,179
                                 ========    ========      ========    ========


      Actual maturities of the mortgage-related securities may differ from scheduled maturities as borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying obligation.

      As of September 30, 1998, the Bank has pledged securities available for sale as collateral with amortized cost of $145,658 and estimated market value of $148,522 to public unit depositors of the Bank, as security for letters of credit for low income housing projects and as collateral for securities sold under agreement to repurchase (Note 12).

4.    MORTGAGE-RELATED SECURITIES HELD-TO-MATURITY


                                               September 30, 1998
                                   ------------------------------------------
                                                 Gross     Gross    Estimated
                                   Amortized   Unrealize  Unrealized  Market
                                      Cost       Gains     Losses     Value
                                      ----       -----     ------     -----
Collateralized mortgage
 obligations:
  Federal National Mortgage
   Association ..................  $240,242   $    396   $  1,289   $239,349
  Federal Home Loan Mortgage
   Corporation ..................    80,137                   358     79,779
                                   --------   --------   --------   --------

                                   $320,379   $    396   $  1,647   $319,128
                                   ========   ========   ========   ========



                                                    September 30, 1997
                                   ---------------------------------------------
                                                 Gross      Gross      Estimated
                                   Amortized   Unrealized  Unrealized    Market
                                      Cost       Gains      Losses       Value
                                      ----       -----      ------       -----
Collateralized mortgage
 obligations:
  Federal National Mortgage
   Association .................  $113,114    $           $  1,003   $112,111
  Federal Home Loan Mortgage
   Corporation .................     6,893           5          53      6,845
                                  --------    --------    --------   --------
                                  $120,007    $      5    $  1,056   $118,956
                                  ========    ========    ========   ========


      The  amortized  cost  and  estimated  market  value  of   mortgage-related
      securities held-to-maturity by contractual maturity are as follows:


                                    September 30, 1998     September 30, 1997
                                   ---------------------  --------------------
                                               Estimated             Estimated
                                   Amortized     Market   Amortized    Market
                                     Cost        Value      Cost       Value
                                     ----        -----      ----       -----
One year or less ...............   $    192   $    192   $  5,583   $  5,541
One year through five years ....                            1,310      1,304
Ten years and thereafter .......    320,187    318,936    113,114    112,111
                                   --------   --------   --------   --------
                                   $320,379   $319,128   $120,007   $118,956
                                   ========   ========   ========   ========


      Actual maturities of the mortgage-related securities may differ from scheduled maturities as borrowers have the right to call or prepay certain obligations, sometimes without penalties. Maturities of mortgage-related securities depend on the repayment characteristics and experience of the underlying obligation.

      There were no sales of mortgage-related securities held-to-maturity during 1998, 1997 and 1996.

      As of September 30, 1998, the Bank has pledged mortgage-related securities with amortized cost of $44,224 and estimated market value of $45,002 as collateral for securities sold under agreement to repurchase (Note 12).

5.    SECURITIES PURCHASED UNDER AGREEMENT TO RESELL

      The Bank purchases investment securities and mortgage-related securities under agreements to resell substantially identical securities. Securities purchased under an agreement to resell as of September 30, 1998 consist of mortgage-related securities.

      The amount advanced under the agreement represents short-term loans and is reflected as an asset in the consolidated balance sheets. Securities are delivered into the Bank's account maintained at the Federal Reserve Bank under a written custodial agreement that explicitly recognizes the Bank's interest in the securities. As of September 30, 1998, the agreement matured within 90 days and the agreement to resell securities purchased was outstanding with one dealer.

6.    LOANS RECEIVABLE

                                                        1998             1997
                                                        ----             ----

Mortgage loans:
  Residential - one-to-four units ..............      $3,504,799      $3,145,799
  Second mortgages .............................          97,829          80,640
  Residential - five or more units .............          40,361          26,688
  Construction and development .................          52,086          51,157
  Commercial ...................................           9,069           5,924
                                                      ----------      ----------
                                                       3,704,144       3,310,208

Other loans:
  Property improvements, auto and other ........           8,964           7,755
  Student loans ................................          20,120          23,365
  Deposits .....................................          16,446          16,314
                                                      ----------      ----------
                                                          45,530          47,434
                                                      ----------      ----------

Less:
  Undisbursed loan funds .......................          21,690          21,872
  Allowance for loan losses ....................           4,981           1,639
  Unearned loan fees and deferred costs ........          12,751          12,029
                                                      ----------      ----------
                                                      $3,710,252      $3,322,102
                                                      ==========      ==========


      During 1997, the Bank was a participating institution in two commercial real estate loans. As a participating institution, the Bank is not responsible for the servicing of the loan or disbursement of funds. The total unpaid principal balance of these participations as of September 30, 1998 and 1997 was $3,449 and $1,283, respectively. There were no other commercial real estate or business loans purchased or originated during 1998, 1997 or 1996.

      The Bank originates and purchases both adjustable and fixed rate loans. The approximate composition of these loans is as follows:


                        September 30, 1998
--------------------------------------------------------------------------
               Fixed Rate                            Adjustable Rate
--------------------------------------       -----------------------------
    Term to                                    Term to Rate
   Maturity                 Book Value          Adjustment      Book Value
   --------                 ----------          ----------      ----------

1 mo. - 1 yr.                $17,780          1 mo. - 1 yr.       $149,382
1 yr. - 3 yrs.                20,600          1 yr. - 3 yrs.     1,389,109
3 yrs. - 5 yrs.               22,403          3 yrs. - 5 yrs.       37,762
5 yrs. - 10 yrs.             167,658          5 yrs. - 10 yrs.      70,329
10 yrs. - 20 yrs.            625,921
Over 20 yrs.               1,248,730
                          ----------                             ---------
                          $2,103,092                            $1,646,582
                          ==========                            ==========



                            September 30, 1997
-------------------------------------------------------------------------
              Fixed Rate                            Adjustable Rate
-------------------------------------       -----------------------------
  Term to                                   Term to Rate
  Maturity                 Book Value        Adjustment        Book Value
  --------                 ----------        ----------        ----------

1 mo. - 1 yr.               $11,495         1 mo. - 1 yr.        $130,286
1 yr. - 3 yrs.               14,541         1 yr. - 3 yrs.      1,605,717
3 yrs. - 5 yrs.              31,297         3 yrs. - 5 yrs.        53,631
5 yrs. - 10 yrs.            139,680         5 yrs. - 10 yrs.      103,743
10 yrs. - 20 yrs.           387,875
Over 20 yrs.                879,377
                         ----------                             ---------
                         $1,464,265                            $1,893,377
                         ==========                            ==========


      The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the cost of funds for the 11th District of Federal Home Loan Bank or one year constant maturity treasury note.

      The Bank is subject to numerous lending-related regulations. Under FIRREA, the Bank may not make real estate loans to one borrower in excess of the greater of 15% of its unimpaired capital and surplus or $500,000, whichever is greater. As of September 30, 1998, the Bank is in compliance with this limitation.

      A summary of the activity in the allowance for loan losses is as follows:


                                                   1998        1997       1996
                                                   ----        ----       ----
Balance, beginning of year .................     $ 1,639     $ 1,583    $ 1,359

  Provision charged to expense .............       3,362          56        865
  Losses charged against the allowance .....         (20)                  (641)
                                                 -------     -------    -------

Balance, end of year .......................     $ 4,981     $ 1,639    $ 1,583
                                                 =======     =======    =======

      The Bank did not engage in any troubled debt restructurings during the years ended September 30, 1998, 1997 and 1996. No loans were considered impaired during the years ended September 30, 1998, 1997 and 1996.

      Aggregate loans to executive officers, directors and their associates, including companies in which they have partial ownership interest did not exceed 5% of equity as of September 30, 1998 and 1997. Management believes such loans were made under terms and conditions substantially the same as loans made to parties not affiliated with the Bank.

      As of September 30, 1998 and 1997, loans totaling approximately $6,229 and $6,109, respectively, were on nonaccrual status. Gross interest income would have increased by $227 and $223 for the years ended September 30, 1998 and 1997, respectively, for nonaccrual status loans.

      As of September 30, 1998 and 1997, the Bank was servicing loans for others aggregating approximately $520,595 and $640,618, respectively. Such loans are not included in the accompanying consolidated balance sheets. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The Bank held borrowers' escrow balances on loans serviced for others of $8,662 and $10,524 as of September 30, 1998 and 1997, respectively.

7.    LOANS HELD FOR SALE


                                                            1998           1997
                                                            ----           ----
Loans held for sale ..............................        $14,595        $ 9,547
Deferred net discounts, premiums and
  other related costs ............................            (17)            43
                                                          -------        -------
Loans held for sale, net .........................        $14,578        $ 9,590
                                                          =======        =======


      Gross realized gains on sales of loans held for sale were $172, $253 and $292, respectively, for the years ended September 30, 1998, 1997 and 1996. There were no realized losses for the years ended September 30, 1998, 1997 and 1996.

8.    PREMISES AND EQUIPMENT


                                                          1998            1997
                                                          ----            ----
Land ...........................................         $ 6,462         $ 6,060
Building and improvements ......................          24,532          22,458
Furniture, fixtures and equipment ..............          19,210          16,530
                                                         -------         -------
                                                          50,204          45,048
Less accumulated depreciation ..................          27,419          24,935
                                                         -------         -------
                                                         $22,785         $20,113
                                                         =======         =======

      Depreciation and amortization expense for the years ended September 30, 1998, 1997 and 1996 was $2,960, $2,816 and $2,769, respectively.

      Certain Bank facilities and equipment are leased under various operating leases. Rental expense was $329, $219 and $206, respectively, for years ended September 30, 1998, 1997 and 1996.

      Future minimum rental commitments under noncancellable leases are:


           1999                                              $597
           2000                                               517
           2001                                               215
                                                           ------
                                                           $1,329
                                                           ======



9.    REAL ESTATE OWNED


                                                                1998       1997
                                                                ----       ----
Real estate owned (acquired by foreclosure or
  by deed in lieu of foreclosure) ......................      $2,103      $2,601
Less allowance for losses ..............................         139         166
                                                              ------      ------
                                                              $1,964      $2,435
                                                              ======      ======


      A summary of the activity in the allowance for losses on real estate owned is as follows:


                                                   1998        1997       1996
                                                   ----        ----       ----
Balance, beginning of year .................     $   166     $   210    $   110

  Provision charged to expense .............         216         424        415
  Losses charged against the allowance .....        (243)       (468)      (315)
                                                 -------     -------    -------
Balance, end of year .......................     $   139     $   166    $   210
                                                 =======     =======    =======

10.   DEPOSITS


                                        1998                1997
                                 ------------------   -----------------
                                             Average            Average
                                    Amount    Rate     Amount    Rate
                                    ------    ----     ------    ----
Passbook and demand deposits:
  NOW and PS* ...............    $  260,440   1.50%  $ 249,585   1.89%
  Passbook and Passcard .....       129,180   2.22%    131,854   2.22%
  Money Market Select .......       213,181   5.09%     30,405   5.34%
  Cash Fund .................       225,356   3.08%    293,108   3.17%
                                 ----------          ---------
                                    828,157            704,952
Certificates of deposit:
 3.00% to 3.99%..............         5,900   3.88%      7,866  3.92%
 4.00% to 4.99%..............       429,108   4.51%     25,822  4.79%
 5.00% to 5.99%..............     1,684,996   5.63%  2,224,325  5.68%
 6.00% to 6.99%..............       715,234   6.16%    598,005  6.19%
 7.00% to 7.99%..............       227,695   7.68%    220,048  7.68%
 8.00% to 8.99%..............         2,405   8.47%      5,398  8.38%
 9.00% to 9.99%..............           685   9.00%        707  9.06%
                                 ----------          ---------
                                  3,066,023          3,082,171
                                 ----------         ----------
                                 $3,894,180         $3,787,123
                                 ==========         ==========
Weighted average interest
 rate on deposits during year                 5.15%             5.34%
                                              =====             =====


      As of September 30, 1998 and 1997, certificates of deposit mature as follows:


                                                         1998            1997
                                                         ----            ----
Within one year ................................      $1,551,042      $1,560,161
Beyond one year but within two years ...........       1,065,832         730,336
Beyond two years but within three years ........         224,416         646,427
Beyond three years .............................         224,733         145,247
                                                      ----------      ----------
          Total ................................      $3,066,023      $3,082,171
                                                      ==========      ==========


      A summary of interest expense by deposit type is as follows:


                                              1998          1997           1996
                                              ----          ----           ----
Passbook savings deposits ............      $  2,918      $  2,931      $  2,985
NOW accounts and money market
  demand deposits ....................        19,861        15,141        15,879
Certificates of deposit ..............       180,647       184,357       176,901
                                            --------      --------      --------

                                            $203,426      $202,429      $195,765
                                            ========      ========      ========

      The amount of non-interest bearing deposits was $23,168 and $15,690 as of September 30, 1998 and 1997, respectively. The aggregate amount of deposit accounts with a balance of $100 or greater was approximately $402,781 and $351,118 as of September 30, 1998 and 1997, respectively, of which jumbo certificates of deposits with a minimum denomination of $100 was $299,476 and $287,828 as of September 30, 1998 and 1997, respectively. Deposits in excess of $100 are not insured by the Federal Deposit Insurance Corporation.

11.   ADVANCES FROM FEDERAL HOME LOAN BANK


                     1998                                1997
   ------------------------------------    ------------------------------------
    Fiscal                                  Fiscal
     Year                      Interest      Year                      Interest
   Maturity       Amount          Rate     Maturity       Amount         Rate
   --------       ------          ----     --------       ------         ----

     2004        $250,000        5.78%       2004        $250,000      5.78%
     2005          25,000        5.58%       2005          25,000      5.58%
     2008         225,000        5.68%
                 --------                                -------
                 $500,000        5.73%                   $275,000      5.76%
                 ========        ====                    ========      ====


      Actual maturities of the advances may differ from scheduled maturities as the Federal Home Loan Bank has the right to call the advances. The call dates range from years 2000 to 2003. The Bank may refinance or reprice the advance at the two week advance rate at each respective call date. The advances are collateralized by a blanket pledge agreement, including all capital stock of Federal Home Loan Bank and qualifying first mortgage loans.

      The Bank has a line-of-credit agreement with the Federal Home Loan Bank wherein the Bank can borrow up to $300,000. As of September 30, 1998 and 1997, there were no outstanding borrowings on this agreement. The agreement expires December 11, 1998.

12.   SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

      The Bank sells securities under agreements to repurchase ("repurchase agreements"). Fixed-coupon repurchase agreements are treated as financings, and the obligations to repurchase the identical securities sold are reflected as liabilities in the consolidated balance sheets. The dollar amount of securities underlying the agreements remains in the asset accounts. The Bank sold certain mortgage-related securities under agreements to repurchase with book values of $181,024 and $188,796 and market values of $189,265 and $191,746 as of September 30, 1998 and 1997, respectively.

      The securities underlying these agreements are delivered to a designated safekeeping agent at the inception of the agreement.

      The following provides information regarding the repurchase agreements as of and for the years ended September 30, 1998, 1997 and 1996.


                                                1998          1997       1996
                                                ----          ----       ----
Weighted average interest rate during
 and at the end of the period ............         5.73%        5.73%      5.78%
                                              =========    =========    =======
Maximum amount outstanding at any
 month-end during the period .............    $ 175,000    $ 175,000    $75,000
                                              =========    =========    =======
Average amount outstanding during
 the period ..............................    $ 175,000    $  82,692    $75,000
                                              =========    =========    =======


      The repurchase agreements have a scheduled maturity date of 2004. Actual maturities of the repurchase agreements may differ from scheduled maturities due to a call date of 2000. The Bank would refinance at the call date.

13.   INCOME TAXES


                                         1998             1997           1996
                                         ----             ----           ----
Current .....................          $34,814          $25,054         $23,524
Deferred ....................              (33)          10,637          (5,131)
                                       -------          -------         -------
                                       $34,781          $35,691         $18,393
                                       =======          =======         =======


      Income tax expense has been provided at effective rates of 39.2%, 40.4% and 40.9% for the years ended September 30, 1998, 1997 and 1996, respectively. The differences between such effective rates and the statutory Federal income tax rate computed on income before income tax expense result from the following:


                                      1998             1997           1996
                                 --------------   --------------  -------------
                                  Amount    %     Amount     %    Amount    %
                                  ------   ----   ------    ----  ------  ----
Federal income tax expense
  computed at statutory rate     $31,070   35.0%  $30,938   35.0% $15,755 35.0%
Increases (decreases) in
  taxes resulting from:
  State taxes, net of Federal
    income tax benefit             3,849    4.4     4,705    5.3    1,617  3.6
  Other                             (138)  (0.2)       48    0.1    1,021  2.3
                                 -------  -----   -------   ----  -------  ----
                                 $34,781   39.2%  $35,691   40.4% $18,393 40.9%
                                 =======  =====   =======   ====  ======= ====

      Deferred tax expense (benefit) results from timing differences in the recognition of revenue and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each were as follows:

                                                  1998        1997        1996
                                                  ----        ----        ----
BIF/SAIF Premium ...........................                $ 9,421     $(9,421)
Deferred loan fees and costs ...............    $   342         270         246
Accrued interest on savings ................        352         352         373
Increase in allowance for loan losses ......     (1,310)                   (337)
Salaries and employee benefits .............        (99)        (84)       (221)
Federal Home Loan Bank stock dividends .....      1,242       1,032         911
Bad debts reserve ..........................                    (27)      1,830
Other ......................................       (560)       (327)      1,488
                                                -------     -------     -------
                                                $   (33)    $10,637     $(5,131)
                                                =======     =======     =======


      The components of net deferred tax liabilities as of September 30, 1998 and 1997 are as follows:


                                                          1998            1997
                                                          ----            ----
Deferred tax assets:
  Deferred loan fees and costs ...................      $    495       $    736
  Accrued interest on savings ....................         1,405          1,757
  Allowance for loan losses ......................         1,950            868
  Salaries and employee benefits .................         1,305          1,273
  Allowance for losses on real
   estate owned ..................................             5            213
  Other ..........................................           314            169
                                                        --------       --------
                                                        $  5,474       $  5,016
                                                        ========       ========
Deferred tax liabilities:
  Unrealized gain on mortgage-related
   securities available-for-sale .................      $ (8,755)      $ (6,385)
  Federal Home Loan Bank stock dividends .........        (8,906)        (7,664)
  Bad debt reserves ..............................       (13,203)       (13,203)
  Prepaid expenses ...............................          (291)          (335)
  Fixed assets - depreciation ....................          (263)          (326)
  Pension fund ...................................          (328)          (327)
  Other ..........................................        (2,723)        (3,434)
                                                        --------       --------
                                                         (34,469)       (31,674)
                                                        --------       --------
Net deferred tax liabilities .....................      ($28,995)      ($26,658)
                                                        ========       ========

14.   EMPLOYEE BENEFITS

      The Bank sponsors a defined benefit pension plan (the "Plan") covering substantially all employees completing one year of employment (1,000 hours of service) and attainment of age 21. Normal retirement benefits are calculated under the Plan using various formulas based upon years of service and compensation. The Bank's funding policy is to contribute annually an amount intended to at least meet the minimum funding requirements of applicable regulations.

      The  following  table sets forth the Plan's  funded status as of September
      30:


                                                              1998       1997
                                                              ----       ----
Actuarial present value of benefit obligations -
  Accumulated benefit obligation, including
   vested benefits of $7,888 and $8,074 ................     $ 8,074    $ 8,238
                                                             =======    =======
Plan assets at fair value ..............................      10,523     10,367
Less projected benefit obligation for service
 rendered to date ......................................      10,290     11,023
                                                             -------    -------
Projected benefit obligation deficiency in
 (excess of) plan assets ...............................         233       (656)
Unrecognized net loss from past experience
 different from that assumed and effects
 of changes in assumptions .............................       1,685      2,283
Unrecognized prior service cost ........................          92        130
Unrecognized net obligation at October 1,
 1987 being recognized over 15 years ...................         460        575
                                                             -------    -------
Prepaid pension expense ................................     $ 2,470    $ 2,332
                                                             =======    =======


      As of September 30, 1998 and 1997, plan assets consist of debt and equity securities and life insurance policies.

      Net periodic pension costs for the years ended September 30:

                                                1998        1997          1996
                                                ----        ----          ----
Service cost benefits earned
 during the period ......................     $   516      $   454      $   687
Interest cost on projected
 benefit obligation .....................         666          644          654
Actual return on plan assets ............        (748)      (1,192)        (785)
Net amortization ........................         247          856          589
                                              -------      -------      -------

Net periodic pension cost ...............     $   681      $   762      $ 1,145
                                              =======      =======      =======


      The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 5.9%, 6.5% and 6.5% for the years ended September 30, 1998, 1997 and 1996. The weighted average increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.0% for the years ended September 30, 1998, 1997 and 1996. The expected long-term rate of return on assets was 7.8% for the years ended September 30, 1998, 1997 and 1996.

      The Bank intends to terminate the Plan effective May 31, 1999 and to cease the accrual of any further benefits and the contribution of any further amounts under the Plan. Following the approval of the Plan's termination by the IRS and the Pension Benefit Guaranty Corporation, the Bank intends to distribute the Plan's assets to participants in accordance with their accrued benefits and the requirements of applicable law.

      The Bank has a profit sharing trust which covers all employees with a minimum of two years of service. This plan allows discretionary employer contributions between 1% and 15% and requires employee contributions equal to 50% of the Bank's contributions, not to exceed 5% of the employee's annual compensation, and permits additional contributions, per formula, up to an additional 10% of the employee's annual compensation. Total profit sharing expense amounted to $669, $571 and $288 for the years ended September 30, 1998, 1997 and 1996, respectively.

15.   DEFERRED COMPENSATION

      The Bank has deferred compensation agreements with certain officers and retired officers whereby stipulated amounts will be paid to them over a period of 20 years upon their retirement or termination. Amounts accrued under these agreements aggregate $1,299 and $1,361 as of September 30, 1998 and 1997, respectively, and are accrued over the period of active employment and will be funded by life insurance contracts.

16.   COMMITMENTS AND CONTINGENCIES

      The Bank had approximate commitments outstanding to originate first mortgage loans as of September 30, 1998 and 1997 as follows:


                                                              1998        1997
                                                              ----        ----
      Fixed rate (interest rates ranging from
       4.25% to 9.5% and 4.25% to 8.625%, respectibely,
       at September 30, 1998 and 1997) ..................  $ 76,800     $ 87,800
      Variable rate .....................................    63,900       65,900
                                                           --------     --------
                                                           $140,700     $153,700
                                                           ========     ========


      As of September 30, 1998, the Bank had commitments to originate non-mortgage loans approximating $8,750 of which approximately $418 were fixed-rate (interest ranging from 8.75% to 10.50%) and $8,332 were floating rate commitments. As of September 30, 1997, the Bank had commitments to originate non-mortgage loans approximating $8,500 of which approximately $520 were fixed rate (interest ranging from 8.25% to 10.50%) and $7,980 were floating rate commitments.

      The commitments to originate mortgage and non-mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Certain of the commitments are expected to expire without being fully drawn upon. The total commitments amount disclosed above does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank, upon extension of credit is based on management's credit evaluation of the counterparty.

      The Bank has approved, but unused, home equity lines of credit of approximately $123,000 at September 30, 1998. Approval of lines of credit is based upon underwriting standards that generally do not allow total borrowings, including existing mortgages and lines of credit, to exceed 100% of the estimated market value of the customer's home. The Bank has outstanding letters of credit of $4,000 at September 30, 1998.

17.   REGULATORY CAPITAL REQUIREMENTS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures that have been established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). The Bank's primary regulatory agency, the Office of Thrift Supervision ("OTS"), requires that the Bank maintain minimum ratios of tangible capital (as defined in the regulations) of 1.5%, core capital (as defined) of 3%, and total risk-based capital (as defined) of 8%. The Bank is also subject to prompt corrective action capital requirement regulations set forth by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC requires the Bank to maintain a minimum of Tier 1 total and core capital (as defined in the regulations) to risk-weighted assets (as defined), and of core capital (as defined) to adjusted tangible assets (as defined). Management believes, as of September 30, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

      As of September 30, 1998 and 1997, the most recent notification from the OTS categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                                       To Be Well
                                                                                                       Capitalized
                                                                                                      Under Prompt
                                                                              For Capital           Corrective Action
                                                           Actual          Adequacy Purposes           Provisions
                                                    ------------------     -----------------     ---------------------
                                                      Amount     Ratio      Amount     Ratio      Amount         Ratio
                                                      ------     -----      ------     -----      ------         -----
    As of September 30, 1998:
      Total capital (to risk weighted assets)       $650,584     27.3%     $191,168     8.0%      $238,960       10.0%
      Core capital (to adjusted tangible assets)     649,199     12.2%      159,447     3.0%       266,865        5.0%
      Tangible capital (to tangible assets)          649,199     12.2%       79,724     1.5%           N/A        N/A
      Tier I capital (to risk weighted assets)       649,199     27.2%          N/A     N/A        143,376        6.0%


    As of September 30, 1997:
      Total capital (to risk weighted assets)        594,794     27.1%      174,760     8.0%       218,450       10.0%
      Core capital (to adjusted tangible assets)     595,208     12.0%      147,710     3.0%       247,415        5.0%
      Tangible capital (to tangible assets)          595,208     12.0%       73,855     1.5%           N/A        N/A
      Tier I capital (to risk weighted assets)       595,208     27.3%          N/A     N/A        131,070        6.0%


18.   FAIR VALUE OF FINANCIAL INSTRUMENTS

      Estimated fair value amounts have been determined by the Bank using available market information and a selection from a variety of valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Bank could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

      The estimated fair value of the Bank's financial instruments as of September 30, 1998 and 1997 are as follows:

                                                                            1998                                 1997
                                                            --------------------------------        ------------------------------
                                                                                  Estimated                              Estimated
                                                              Carrying              Fair              Carrying              Fair
                                                               Amount              Value               Amount              Value
                                                               ------              -----               ------              -----
    Assets:
      Cash and cash equivalents ........................    $   24,454          $   24,454          $   31,188          $   31,188
      Investment securities ............................       160,569             160,712             585,394             585,979
      Securities purchased under
        agreement to resell ............................       235,000             235,000
      Capital Stock of Federal Home
        Loan Bank ......................................        43,584              43,584              40,398              40,398
      Mortgage-related securities:
        Available-for-sale .............................       747,991             747,991             754,179             754,179
        Held-to-maturity ...............................       320,379             319,128             120,007             118,956
      Loans held for sale ..............................        14,578              14,901               9,590               9,590
      Loans receivable .................................     3,710,252           3,953,942           3,322,102           3,927,775

    Liabilities:
      Deposits .........................................     3,894,180           3,917,423           3,787,123           3,738,861
      Advances from Federal Home
        Loan Bank ......................................       500,000             529,217             275,000             278,129
      Securities sold under agreement
        to repurchase ..................................       175,000             186,954             175,000             173,582


                                               1998                 1997
                                        -------------------  -------------------
                                        Contract  Estimated  Contract  Estimated
                                           or    Unrealized     or    Unrealized
                                        Notional    Gain      Notional    Gain
                                         Amount    (Loss)      Amount    (Loss)
                                         ------    ------      ------    ------
    Off-balance sheet financial
     instruments:
      Commitments to originate
       mortgage loans ..............   $140,700   $ (2,867)   $153,700   $ 177
      Commitments to originate
        non-mortgage loans .........      8,750       (402)      8,500     (68)


      The following methods and assumptions were used to estimate the fair value of the financial instruments:

      Cash and Cash Equivalents - The carrying amounts of cash and cash equivalents are reasonable estimates of their fair value.

      Investment Securities, Mortgage-Related Securities, Securities Purchased Under Agreement to Resell and Loans Held for Sale - Estimated fair values of investment securities, mortgage-related securities, securities purchased under agreement to resell and loans held for sale are based on quoted market prices where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar instruments.

      Capital Stock of Federal Home Loan Bank - The carrying value of capital stock of Federal Home Loan Bank approximates its fair value.

      Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics. Loans are segregated by type, such as single family residential mortgages, multi-family residential mortgages, nonresidential and installment loans. Each loan category is further segmented into fixed and variable interest rate categories. Future cash flows of these loans are discounted using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

      Deposits - The estimated fair value of demand deposits and savings accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

      Advances from Federal Home Loan Bank - The estimated fair value of advances from Federal Home Loan Bank is determined by discounting the future cash flows of existing advances using rates currently available on advances from Federal Home Loan Bank having similar characteristics.

      Securities Sold Under Agreement to Repurchase - The estimated fair value of securities sold under agreement to repurchase is estimated by discounting the future cash flows based on rates currently offered for contracts of similar terms.

      Off-Balance Sheet Items - The estimated fair value of commitments to originate, purchase or sell loans is based on the fees currently charged to enter into similar agreements and the difference between current levels of interest rates and the committed rates.

      The fair value estimates presented herein are based on pertinent information available to management as of September 30, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date. Therefore, current estimates of fair value may differ significantly from the amounts presented herein.

19.   FEDERAL LEGISLATION

      In September 1996, legislation was enacted which included a comprehensive reform of the banking and thrift industries. The legislation imposed a one-time assessment on qualifying thrift deposits to recapitalize the Savings Bank Insurance Fund ("SAIF"), the fund which insures thrift deposits, and ultimately merged the Bank Insurance Fund ("BIF") and the SAIF, at which time banks and thrifts now pay the same deposit insurance premiums. The amount of the one-time assessment was .657% on qualifying thrift deposits as of March 31, 1995. This one-time assessment of $24,158 was expensed during 1996.

20.   PLAN OF REORGANIZATION AND STOCK ISSUANCE

      On August 25, 1998, the Board of Directors of the Bank adopted the Amended Plan of Reorganization and Stock Issuance (the "Plan") whereby the Bank would convert from the mutual to stock form and offer shares of common stock in a subscription and community offering. As part of the conversion, newly authorized shares of the new stock holding company (the "Stock Holding Company"), will be offered to the Bank's depositors and employee benefit plans in accordance with applicable state and federal regulations. The amount and pricing of the proposed stock offering will be based upon an independent appraisal of the Bank. The Plan must be approved by certain depositors of the Bank and the OTS. In connection with the conversion, the costs of issuing the common stock will be deferred and deducted from the sale proceeds. As of September 30, 1998, $77 of conversion costs had been recorded. In the event that consummation of the conversion does not occur, any recorded costs will be expensed.

      At the time of conversion, the Bank will establish a liquidation account in an amount equal to its capital as of the date of the latest consolidated statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their deposit accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder will be entitled to receive balances for accounts then held.

      Pursuant to the Plan, the Bank intends to establish a private charitable foundation (the "Foundation"), in connection with the conversion. The Plan provides that the Bank and the Stock Holding Company will create the Foundation immediately following the conversion by contributing cash and Stock Holding Company common stock in an amount equal to 8% of the total value of common stock shares to be sold in the conversion. The Foundation is being formed as a complement to the Bank's existing community activities and will be dedicated to community activities and the promotion of charitable causes.

      The Foundation will submit a request to the Internal Revenue Service to be recognized as a tax-exempt organization. A contribution of common stock to the Foundation by the Stock Holding Company would be tax deductible, subject to certain limitations. The Stock Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Foundation, the Stock Holding Company will recognize an expense in the full amount of the contribution, offset in part by the corresponding tax benefits, during the quarter in which the contribution is made.

      The Stock Holding Company plans to set up an employee stock ownership plan ("ESOP"), a tax-qualified benefit plan for officers and employees of the Stock Holding Company and the Bank. It is assumed that 8% of the shares of common stock sold in the conversion will be purchased by the ESOP with funds loaned by the Stock Holding Company. The Stock Holding Company and the Bank intend to make annual contributions to the ESOP in an amount equal to the principal and interest requirement of the debt.

      Following consummation of the conversion, the Stock Holding Company intends to adopt a Stock Option Plan and a Recognition and Award Plan, pursuant to which the Stock Holding Company intends to reserve a number of shares of common stock equal to an aggregate of 10% and 4%, respectively, of the common stock issued in the conversion for issuance pursuant to stock options and stock grants.


                                     ******

No person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Stock Holding Company, the Bank or Webb. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Stock Holding Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                                 --------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
Summary.........................................................               3
Glossary........................................................              10
Selected Financial and Other Data...............................              14
Risk Factors....................................................              16
Capitol Federal Financial.......................................              26
Capitol Federal Savings Bank....................................              27
Capital Federal Savings Bank MHC................................              28
Use of Proceeds.................................................              28
Dividends Policy................................................              30
Waiver of Dividends by the MHC..................................              31
MHC Conversion to Stock Form....................................              32
Market for the Common Stock.....................................              34
Regulatory Capital..............................................              34
Capitalization..................................................              36
Pro Forma Data..................................................              37
Comparison of Valuation and Pro Forma Information
   with no Foundation...........................................              42
Management's Discussion and Analysis of Financial
   Condition and Results of Operations..........................              45
Business of Holding Company.....................................              61
Business of the Bank............................................              61
Regulation......................................................              86
Taxation........................................................              95
Management .....................................................              97
Proposed Management Purchases...................................             105
The Reorganization and Stock Issuance ..........................             106
Certain Restrictions and Acquisitions of the
   Stock Holding Company and the Bank...........................             133
Description of Capital Stock of the
   Stock Holding Company........................................             135
Transfer Agent and Registrar....................................             137
Experts.........................................................             137
Legal and Tax Opinions .........................................             137
Additional Information..........................................             137
Index to Consolidated Financial Statements......................             F-1



     Until __________, 1999 (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                      UP TO

                                50,000,000 SHARES







                                 CAPITOL FEDERAL
                                    FINANCIAL
                          (Proposed Holding Company for
                          Capitol Federal Savings Bank)








                                  COMMON STOCK





                                 --------------
                                   PROSPECTUS
                                 --------------






                            CHARLES WEBB & COMPANY, a
                          Division of Keefe, Bruyette &
                                   Woods, Inc.


                               ____________, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution1

         SEC filing fees..........................................$   144,560
         OTS filing fees..........................................     14,400
         Printing, postage and mailing............................    125,000
         Legal fees...............................................    950,000
         Blue Sky filing fees and expenses........................      5,000
         Accounting fees..........................................    450,000
         Appraiser's fees.........................................    100,000
         Miscellaneous............................................      6,102
         Total....................................................$ 1,795,062

-----------------------------

Item 14.  Indemnification of Directors and Officers

         Federal Regulations define areas for indemnity coverage by Capitol Federal Savings Bank (the "Bank") as follows:

         (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the Bank shall be indemnified by the Bank, as the case may be, for:

                  (i) Any amount for which such person becomes liable under a judgment in such action; and

                  (ii) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in defending or settling such action, or in enforcing his or her rights to indemnification if the person attains a favorable judgment in such enforcement action.



         (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director

--------
         1 In addition to the foregoing expenses, Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. will receive fees based on the number of shares of Common Stock sold in the Reorganization and Stock Issuance, plus expenses. Based upon the assumptions and the information set forth under "Pro Forma Data" and "The Reorganization and Stock Issuance - Marketing Arrangements" in the Prospectus, it is estimated that such fees will amount to $3,650,590, $4,302,764, $4,954,938 and $5,704,938 in the event that 32,136,106 shares,
37,807,183 shares, 43,478,261 shares and 50,000,000 shares of Common Stock are sold in the Reorganization and Stock Issuance, respectively.

only if the requirements of this subparagraph are met:

                  (i) The Bank shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

                  (ii) The Bank shall make the indemnification provided by subparagraph (a) in case of (1) settlement of such action, (2) final judgment against such director or officer or (3) final judgment in favor of such director or officer other than on the merits, if a majority of the disinterested directors of the Bank determines that such a director or officer was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose which he or she could reasonably have believed under the circumstances was in the best interest of the Bank or its members.

         (c) As used in this Item 14:

                  (i) "action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

                  (ii) "final judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

                  (iii) "settlement" includes the entry of a judgment by consent or by confession or a plea of guilty or nolo contendere.

         The Bank has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of the Bank while serving in their capacities as such.

Item 15. Recent Sales of Unregistered Securities

         Not applicable.

Item 16. Exhibits and Financial Statements Schedules

         (a) See the Exhibit Index filed as part of this Registration Statement.

         (b)  Financial Statement Schedules.

         All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings

         The undersigned Registrant hereby undertakes:

         (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas on December 2, 1998.


                                CAPITOL FEDERAL FINANCIAL
                                (In organization)

                                By: /s/ John C. Dicus
                                   -----------------------
                                    JOHN C. DICUS
                                    Chairman and Chief Executive Officer
                                    (Duly Authorized Representative)


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby makes, constitutes and appoints John C. Dicus his true and lawful attorney, with full power to sign for each person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Name                        Title                            Date
      ----                        -----                            ----

/s/ John C. Dicus         Chairman and                       December 2, 1998
-----------------         Chief Executive Officer
JOHN C. DICUS             (Principal Executive Officer)



/s/ John B. Dicus         President, Chief Operating         December 2, 1998
-----------------         Officer and Director
JOHN B. DICUS


/s/ Neil F.M. McKay       Executive Vice President           December 2, 1998
-------------------       and Chief Financial Officer
NEIL F.M. MCKAY           (Principal Financial Officer)

       Name                         Title                            Date
       ----                         -----                            ----

/s/ Kent G. Townsend         First Vice President             December 2, 1998
--------------------         and Controller
KENT G. TOWNSEND             (Principal Accounting Officer)



/s/ B.B. Andersen            Director                         December 2, 1998
-----------------
B.B. ANDERSEN


/s/ Robert B. Maupin         Director                         December 2, 1998
--------------------
ROBERT B. MAUPIN


/s/ Frederick P. Reynolds    Director                         December 2, 1998
-------------------------
FREDERICK P. REYNOLDS


/s/ Carl W. Quarnstrom       Director                         December 2, 1998
----------------------
CARL W. QUARNSTROM


/s/ Marilyn S. Ward          Director                         December 2, 1998
-------------------
MARILYN S. WARD

                                  EXHIBIT INDEX


Exhibits:

1.1 Engagement Letter with Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc.
1.2 Form of Agency Agreement with Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc.
2.0      Amended Plan of Reorganization and Stock Issuance Plan
3.1      Federal MHC  Subsidiary  Holding  Company  Charter for Capitol  Federal
         Financial
3.2      Bylaws of Capitol Federal Financial
4.0      Form of Stock Certificate of Capitol Federal Financial
5.0      Opinion of Silver, Freedman & Taff L.L.P. Re: Legality
8.1      *Opinion of Silver, Freedman & Taff L.L.P. Re: Federal Tax Matters
8.2      *Opinion of Deloitte & Touche L.L.P.
8.3      Letter of RP Financial, LC. Re: Subscription Rights
10.1     Letter Agreement regarding Appraisal Services
10.2     Letter Agreement regarding Business Plan
10.3     Letter Agreement regarding the Charitable Foundation
21.0     Subsidiaries of the Registrant
23.1     Consent of Silver, Freedman & Taff L.L.P. (included in Exhibit 5.0)
23.2     Consent of Deloitte & Touche L.L.P.
23.3     Consent of RP Financial, LC.
24.0     Power of Attorney, included in signature pages.
27.0     Financial Data Schedule
99.1     Appraisal Report of RP Financial, LC. (P)
99.2     Subscription Order Form and Instructions
99.3     Additional Solicitation Material
-----------------------------
* To be filed by amendment.
(P) Filed in paper format pursuant to continuing hardship exemption.